UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Hersha Hospitality Trust
(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2019 PROXY STATEMENT

Dear Fellow Shareholders:
I hope you will join me and our Board of Trustees at our 2019 Annual Meeting of Shareholders on May 30, 2019 at the St. Gregory Hotel, 2033 M Street, N.W., Washington, DC 20036. The following pages contain the Notice of Annual Meeting and the Proxy Statement, which describes the business to be conducted at the meeting.
2018 was a transformative year for our Company. We completed our 24-month capital recycling campaign and executed on the last stages of our five-year strategic plan. In 2018, we started to reap significant benefit from the newly acquired hotels in our portfolio from the capital recycling campaign. The 7.3% total return on our common shares in 2018 was the highest and the only positive total return among our peers, who averaged a negative 19.3% total return. Our eight new hotels, which we believe will account for 24% of our earnings in 2019, outperformed the stabilized hotels in our portfolio by 750 basis points in 2018 and we expect them to continue to grow ahead of our stabilized hotels and the market as they ramp up. In addition to honing our portfolio’s exposure to urban gateway markets and coastal destinations, these new hotels in Boston, Philadelphia, Miami and the West Coast produced 7.6% RevPar growth and 12.0% EBITDA growth in 2018.
We also completed a significant number of large renovations and capital enhancements during the past year. In 2018 we spent approximately $90 million to enhance and reposition many of our existing assets to bring their product offering up to the preferences and expectations of today’s traveler. Despite interruption to our portfolio from these renovation enhancements and hotel closures in South Florida from Hurricane Irma, we were able to achieve our earnings targets, growing our comparable portfolio RevPAR 1.7% to $187.35, the highest year-end RevPAR figure in our history and amongst the highest in the entire lodging REIT sector. We outperformed the median RevPAR growth for our peer group in 2018 by 70 basis points and have outperformed the peer group by 310 basis points over the past 3 years.
In addition to driving core operating results, we capitalized on dislocation in the markets by repurchasing $10.8 million of our common shares further enhancing capital returned to our shareholders. Since 2014, we have repurchased over $241 million of our common shares, representing approximately 23% of our public float.
Following several years of well-timed dispositions, calculated acquisitions, and ROI-generating renovations, our collection of hotels is uniquely in tune with the tastes and preferences of today’s traveler. We remain confident in the value of our portfolio, the markets where we are focused, and the overall EBITDA growth profile of our assets.
Thank you for your continued support of our Company. Your vote is important to us and our business and you will find instructions on how to vote on page 11.
Sincerely,

/s/ Jay H. Shah

Jay H. Shah
Chief Executive Officer and Trustee
April 18, 2019

HERSHA HOSPITALITY TRUST
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, MAY 30, 2019
9:00 A.M. (EDT)
THE ST. GREGORY HOTEL
2033 M STREET, N.W.
WASHINGTON, DC 20036

Items of Business

1.	To elect four Class II Trustees to the Board of Trustees.

2.	To approve on an advisory basis the compensation of the Company’s named executive officers.

3.	To approve an amendment to the Hersha Hospitality Trust 2012 Equity Incentive Plan.

4.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2019.

5.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.
Record Date
You can vote if you were a holder of record of our Priority Class A common shares (“common shares”), at the close of business on March 29, 2019.
Proxy Materials
We are pleased to take advantage of the Securities and Exchange Commission (the “SEC”) rule allowing companies to furnish proxy materials to shareholders over the Internet. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials, while setting a great precedent for our Company by keeping the costs down and reducing the environmental impact of our Annual Meeting. On or about April 18, 2019, we will begin mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2018, how to vote over the Internet or how to request and return a proxy card by mail. Shareholders may request to receive a paper copy of the proxy materials and will subsequently be mailed the Proxy Statement, our annual report to shareholders accompanying our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, or the 2018 Annual Report, and a proxy card.

Your Vote is Important
It is important that your common shares are represented and voted at the annual meeting. You may authorize your proxy over the Internet or by telephone as described in the Notice of Internet Availability of Proxy Materials. Alternatively, if you received a printed copy of the proxy materials by mail, you may authorize your proxy by signing and returning the proxy card in the enclosed envelope. You may revoke your proxy and vote in person at the annual meeting by (1) executing and submitting a later dated proxy card that is received at the Company’s principal executive office prior to May 30, 2019, (2) subsequently authorizing a proxy over the Internet or by telephone, (3) sending a written revocation of your proxy to the Company’s Corporate Secretary at its principal executive office or (4) attending the annual meeting and voting in person.
BY ORDER OF THE BOARD OF TRUSTEES,

/s/ David L. Desfor

David L. Desfor
Corporate Secretary

44 Hersha Drive
Harrisburg, Pennsylvania 17102
April 18, 2019

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 30, 2019:
The Notice of Annual Meeting of Shareholders, this proxy statement and the 2018 annual report to shareholders are available on Hersha Hospitality Trust’s website, www.hersha.com, and at www.proxyvote.com. Information on or connected to these websites is not deemed to be a part of this proxy statement.

PROXY SUMMARY
This proxy summary highlights information that may be contained elsewhere in this proxy statement. This proxy summary does not contain all of the information that you should consider before authorizing your proxy, and you should read the entire proxy statement carefully before authorizing your proxy. Page references are supplied to help you find further information in this proxy statement. Unless the context otherwise indicates or requires, all references in this proxy statement to the terms “Hersha,” “we,” “us,” “our,” “our company” and “the Company” mean Hersha Hospitality Trust and its subsidiaries. Please refer to our website, www.hersha.com, for additional information about the Company.
Eligibility to Vote (page 11)
You can vote if you are a holder of record of our common shares as of the close of business on March 29, 2019.
How to Cast Your Vote (page 11)
You can vote by any of the following methods:

•	Internet: www.proxyvote.com until 11:59 P.M. EDT on May 29, 2019;

•	Telephone: 1-800-690-6903 until 11:59 P.M. EDT on May 29, 2019; or

•	Mail: If you received a printed copy of the proxy materials by mail, completing, signing and returning your proxy or voting instruction card.
To decrease both printing costs to the Company and the environmental impact of our annual proxy solicitation process, pursuant to rules adopted by the SEC, we have elected to furnish our proxy materials over the Internet to our shareholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. Unless requested, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review the Proxy Statement and our 2018 Annual Report over the Internet at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet, or how you can request a full set of proxy materials, including a proxy card to return by mail. If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.
Corporate Governance of the Company (page 13)
We strive to observe and continue to implement best practices in Corporate Governance and we are committed to high ethical standards. The efficacy of our corporate governance begins with the Board of Trustees which sets the tone for our organization. The composition of our Board of Trustees is an important component of our Corporate Governance. When evaluating the composition of our Board of Trustees, board diversity and independence are considered along with each trustee’s experience with corporate strategy initiatives and as a senior executive either at our company or at other public companies and their expertise in hospitality and real estate and with public companies.

The following highlights our board composition:
Corporate Governance highlights:

Board Independence
-6 out of 8 of our trustees and trustee nominees are independent
-Our Chairman and CEO are the only management trustees
-Independent Lead Trustee (selected by the trustees) regularly convenes executive sessions of independent trustees to discuss certain matters without management trustees or management present

Board Composition and Committees
-The Nominating and Corporate Governance Committee leads the full Board in considering Board competencies and the identification and evaluation of trustee candidates
-We have four Board committees and one sub-committee - Acquisition, Audit (including Risk-Sub-Committee), Nominating and Corporate Governance, and Compensation
-All committees are composed entirely of independent trustees
-The Board and its committees and sub-committees conduct an annual self-assessment to review effectiveness

Board Diversity	-4 out of 8 of our trustees are women and minority board members
Leadership Structure	-Chairman of the Board separate from CEO -Independent Lead Trustee, among other duties, convenes and chairs executive sessions of the independent trustees
Risk Oversight
-Our full Board is responsible for risk oversight, and has designated committees to have particular oversight of certain key risks
-Risk Sub-Committee established to promote active and focused discussion of risk and risk oversight, including risks related to cyber security
-Our Board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks

Corporate Governance highlights (continued):

Open Communication	-We encourage open communication and strong working relationships among the Independent Lead Trustee, Chairman, CEO and other trustees -Our trustees have access to management and employees
Trustee Stock Ownership
-Our independent trustees are required to own our common shares in an amount equal to five times the annual cash base retainer
-Our management trustees (CEO and Chairman) are required to own common stock in an amount equal to six times and four times their annual salary, respectively
-Comprehensive insider trading policy and prohibitions on hedging transactions

Accountability to Stockholders
-We use majority voting in uncontested director elections
-Shareholders have the power to amend the Bylaws
-We do not have a shareholder rights plan
-We have an annual advisory vote on executive compensation as opposed to every two or three years

Environmental Social and Governance - EarthView Sustainable Hospitality (page 17)
We believe that the financial success of our shareholders and the positive growth of our company is fueled by an unwavering commitment to highly ethical and moral business practices. We are proud that fair dealing is at the foundation of all that we do. It is our goal to constantly reinforce the promotion of good citizenship and community involvement in the activities of our Company.
We embrace environmental and community stewardship as an integral part of maintaining and building a successful business. To put this vision into practice, in 2010 we conceptualized and developed a proprietary corporate program, EarthView®, that encompasses a triple‐bottom‐line approach to sustainability. Comprehensively, the program delivers environmental and conservation initiatives that positively impact a hotel operation's bottom line while simultaneously improving the well‐being of our guests, our employees, our communities, and our planet.
Our sustainability commitment has been recognized by the National Association of Real Estate Investment Trusts (“Nareit”). EarthView has repeatedly been awarded the prestigious “Leader in the Light” award amongst Lodging & Resort companies for superior portfolio‐wide energy use practices and sustainability initiatives. In 2018, Hersha also participated in the Global Real Estate Sustainability Benchmark (GRESB) for the seventh consecutive year and ranked in the top 10% of GRESB participants globally.
Hersha has been recognized for our approach to driving positive environmental and community impact, both on a local and global scale. Highlighted are a few of the accolades we have earned.

Board of Trustees (page 19)
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Name	Age	Occupation	Committee Memberships	Other Public Company Boards

Class II Trustee Nominees
Hasu P. Shah	74	Chairman of the Board of the Company	None	None
Jackson Hsieh	58	President and Chief Executive Officer, Spirit Realty Capital, Inc.	Acquisition Audit Compensation	Spirit Realty Capital, Inc.
Dianna F. Morgan	67	Former Senior Vice President, Walt Disney World Company	Risk Sub-Committee (Chair) Audit Compensation Nominating & Corporate Governance	Chesapeake Utilities Corp., Marriott Vacations Worldwide Corp.
John M. Sabin	64	Executive Vice President and Chief Financial Officer, Revolution, LLC, Case Family Office, and The Case Foundation	Audit (Chair) Acquisition Compensation Nominating & Corporate Governance	Condor Hospitality Trust, Inc.

໿

Class I Trustees
Jay H. Shah	50	Chief Executive Officer of the Company	None	None
Thomas J. Hutchison III	77	Former CEO, CNL Hotel & Resorts and CNL Retirement Properties, Inc.	Compensation (Chair) Acquisition Audit Risk Sub-Committee	Marriott Vacations Worldwide Corp.
Donald J. Landry	70	Lead Independent Trustee of the Company Former CEO and President, Sunburst Hospitality, Inc.	Acquisition (Chair) Audit Risk Sub-Committee Nominating & Corporate Governance	Condor Hospitality Trust, Inc.
Michael A. Leven	81	Former President and Chief Operating Officer, Las Vegas Sands Corp.	Nominating & Corporate Governance (Chair) Acquisition Compensation	None

Executive Officers (page 27)

Name	Age	Title

Hasu P. Shah*	74	Chairman of the Board
Jay H. Shah*	50	Chief Executive Officer
Neil H. Shah*	45	President and Chief Operating Officer
Ashish R. Parikh*	49	Chief Financial Officer and Assistant Secretary
Michael R. Gillespie*	46	Chief Accounting Officer and Assistant Secretary
David L. Desfor	58	Treasurer and Corporate Secretary
* Indicates the executive is a named executive officer ("NEO" or, collectively, "NEOs") of the Company.

Compensation Discussion and Analysis (page 38)

Changes to the Executive Compensation Program
At the Company’s 2018 Annual Meeting of Shareholders, approximately 61% of the votes cast were in favor of the advisory vote to approve the Company’s executive compensation. While the vote reflected continued support of the Company’s executive compensation program, this level of support was a decline from the prior year (97.9% of votes cast in favor) and in the years before that. The 2018 results occurred even though the design of our incentive programs remained consistent year-over-year.
The Compensation Committee Chair and other members of the Compensation Committee directly engaged in shareholder outreach, reaching out to holders of more than 75% of our common shares. We held individual discussions with a majority of those we reached out to and we received feedback from shareholders who collectively owned approximately 40% of our outstanding common shares. The Compensation Committee carefully considered this feedback and implemented changes to our executive compensation program that are responsive to the views that we heard.
The table below details shareholders’ feedback we received and the actions the Committee took to address investors’ perspectives on our executive compensation program.

WHAT WE HEARD		HOW WE RESPONDED

The amount of pay tied to annual performance goals should have a smaller degree of emphasis, and consequently, the multi-year component of the LTIP should have a higher degree of emphasis.	à
We decreased the amount of compensation tied to the annual LTIP (eliminated this component) and made a larger portion of each executive’s overall compensation opportunity (9% of CEO's and 6% of all other NEO's) tied to longer-term performance within the Multi-Year LTIP. 32% of CEO and 23% of all other NEO compensation is determined over a three year performance period.

Having duplicative metrics that are used to evaluate multiple components of pay should be avoided.	à	We eliminated any overlap of metrics across our annual incentive and multi-year incentive programs.

Individual/subjective performance goals should be limited in usage.	à	We eliminated individual/subjective goals.

More clarity is desired around individual performance achievements and performance targets that represent a decline between years.	à
We enhanced our disclosure around individual accomplishments, and where applicable going forward, will also provide additional context around the setting of performance targets to the extent such reflects a decline between years (none for 2018).

The Committee is confident that these changes reflect our Board’s ongoing commitment to shareholder engagement and responsiveness.
2018 Performance Highlights
Over the past several years, the Company has been focused on transforming its portfolio through strategic acquisitions and dispositions, improving its balance sheet and strategically accessing capital markets. These initiatives were all focused on creating long-term shareholder value. In 2018, our shareholders reaped the benefits of these initiatives, enjoying a 7.3% total return which outperformed the average total return of our peers (which was negative 19.3%) by more than 2,600 basis points:

Our outstanding total return was created by the impressive operating performance of our purpose-built, transformed portfolio. A few of our performance highlights for 2018 are summarized in the following table:

2018 Performance Highlights

RevPAR Growth Outpaces Peer Median
Median RevPAR growth for the peer group in 2018 was 1.0% versus 1.7% for Hersha’s comparable portfolio of hotels. Looking back 3 years, Hersha’s annualized RevPAR growth was 4.8%, 310 basis points higher than the peer median of 1.7%. We have been able to achieve our above-average RevPAR basis despite allocating approximately $160M to renovations during this timeframe.

Portfolio Cluster Strategy Outperforms Competitor Landscape
In 2018, our strategy of clustering our portfolio led to notable outperformance in a majority of our core markets on an ADR and Occupancy-driven basis. Additionally, over 17 of the past 20 quarters, our Manhattan portfolio has outperformed the market in RevPAR growth.

24-Month Capital Recycling Campaign Complete
In 2018, Hersha completed its 24-month capital recycling campaign, during which, the Company sold approximately $925 million of mature, stabilized hotels and successfully deferred $270 million of taxable gains with $857 million of accretive acquisitions. The sales were executed efficiently for an average 14.6x EBITDA multiple or 6.2% cap rate and we were able to achieve an unlevered 13.7% internal rate of return on these assets during our hold period.

Refinancing of New York City Joint Venture with Cindat Capital Management
The Company lowered its weighted average cost of borrowing within our existing joint venture with Cindat Capital Management, refinancing the debt on seven assets in Manhattan and recovering our initial $43.2 million in preferred interest investment in the venture. We initially sold this portfolio for $571 million in April 2016, generating a 16.8% unlevered IRR on our investment. In total we recouped approximately $485 million from the sale and subsequent financings and still retain a 30% interest in our seven-asset joint venture.

Our long-term transformation into a lodging REIT focused on an urban transient customer has resulted in one of the highest exposures to coastal gateway markets in the United States amongst our hotel REIT peers.

The following table highlights the historical transformation of the Company since its IPO in 1999:

Since the start of this lodging cycle, Hersha Hospitality Trust has been a leader in RevPAR growth. The following table highlights the Company’s compound annual growth rate in RevPAR compared to peers in the lodging REIT sector for the period beginning January 1, 2009 through December 31, 2018:
(Table excludes certain hospitality REITs that the Company considers to be peers for executive compensation purposes that completed IPOs after January 1, 2009. Source: Publicly available information and SEC filings.)

Executive Compensation (page 64)
The objectives of the Company’s executive compensation program are to attract, retain and motivate experienced and talented executives who can maximize shareholder value, and is designed to closely align compensation paid to executives, including the Company’s named executive officers (“NEOs”), with the Company’s performance on both a short-term and long-term basis.

To further promote alignment with our shareholders, our program allows executives to elect awards earned under the Annual Cash Incentive program to be received in the form of equity. In 2018, our CEO and all other NEOs elected 100% of amounts earned under the Annual Cash Incentive program to be received in equity.

Our program consists of rigorous goals, is targeted towards outperformance, and aligns management with investors.

Say on Pay (page 74)
Our shareholders have supported our NEO compensation program each year it has been presented for approval. We responded to feedback from our shareholders with significant enhancements to the design of our 2019 compensation program. We are asking our shareholders to approve, on an advisory basis, the compensation of our NEOs.

Amendment to 2012 Equity Incentive Plan (Page 77)
We are asking our shareholders to approve an amendment to increase the number of shares available for issuance for awards made pursuant to our Amended and Restated 2012 Equity Incentive Plan (“2012 Equity Incentive Plan”).
Ratification of Auditors (page 85)
We are asking our shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2019.
Voting Proposals Summary

Proposal Number	Page Number	Proposal	Unanimous Board Recommendation
PROPOSAL 1	19	To elect four Class II Trustees to the Board of Trustees.	FOR - All Nominees
PROPOSAL 2	74	To approve on an advisory basis the compensation of the Company’s named executive officers.	FOR
PROPOSAL 3	77	To approve an amendment to the Hersha Hospitality Trust 2012 Equity Incentive Plan	FOR
PROPOSAL 4	85	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2019	FOR

PLEASE VOTE
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND THIS PROXY STATEMENT
THE PROXY SOLICITATION
This proxy statement is provided in connection with the solicitation of proxies by the Board of Trustees of Hersha Hospitality Trust for use at the 2019 annual meeting of shareholders to be held at the St. Gregory Hotel, 2033 M Street, N.W., Washington, DC 20036 at 9:00 a.m. (EDT) on May 30, 2019 and at any adjournment or postponement thereof. The mailing address of the Company’s principal executive office is 44 Hersha Drive, Harrisburg, Pennsylvania 17102. The Notice of Internet Availability of Proxy Materials is first being mailed, and the Company’s proxy materials, including the notice of the annual meeting, this proxy statement, the proxy card and the 2018 annual report to shareholders, are first being made available to the Company’s shareholders, on or about April 18, 2019.
Solicitation of Proxies
The cost of preparing and mailing this proxy statement and accompanying proxy materials, and the cost of any supplementary proxy solicitations, which may be made by mail, telephone or personally by the Company’s trustees, executive officers and employees, will be borne by the Company. Although no proxy solicitor has been engaged at this time, we may determine it is necessary to employ an outside firm to assist in the solicitation process. If so, we will pay the proxy solicitor reasonable and customary fees. No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. This proxy statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such solicitation in such jurisdiction. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.
How To Vote; Revocability of Proxy
You may authorize your proxy over the Internet (at www.proxyvote.com), by telephone (at 1-800-690-6903) or, if you receive a printed copy of the proxy materials by mail, by executing and returning the proxy card accompanying this proxy statement. Once you authorize a proxy, you may revoke that proxy by (1) executing and submitting a later-dated proxy card prior to May 30, 2019, (2) subsequently authorizing a proxy over the Internet or by telephone, (3) sending a written revocation of your proxy to the Company’s Corporate Secretary at its principal executive offices, or (4) attending the annual meeting and voting in person.
Attending the annual meeting without submitting a new proxy or voting in person will not automatically revoke the prior authorization of your proxy. Only the last vote of a shareholder will be counted.
If you hold the Company’s common shares in “street” name (i.e., through a bank, broker or other nominee), you will receive instructions from your bank, broker or nominee that you must follow in order to give them your voting instructions, or you may contact your nominee directly to request these instructions.
Shareholders Entitled To Vote
Only holders of record of the Company’s common shares at the close of business on the record date, March 29, 2019, and their legal proxy holders, are entitled to notice of, and to vote at, the annual meeting. On the record date, there were 39,213,269 common shares outstanding. Each shareholder of record is entitled to one vote per common share. Cumulative voting is not permitted in the election of Class II Trustees.

Attending the Annual Meeting In Person
If you would like to attend the annual meeting in person, you will need to bring an account statement or other evidence acceptable to the Company of ownership of your common shares as of the close of business on the record date. If you hold common shares in “street” name and wish to vote in person at the annual meeting, you will need to contact your broker, bank or nominee and obtain a written proxy from them and bring it to the annual meeting.
Quorum
The Company’s Bylaws provide that the holders of a majority of the votes entitled to be cast at the annual meeting as of the close of business on the record date present in person or by proxy constitutes a quorum for the transaction of business at the annual meeting. As of March 29, 2019, there were 39,213,269 common shares outstanding.
Vote Required
The Company’s Bylaws provide for the election of trustees in uncontested elections by a majority of the votes cast. Under this standard, a majority of the votes cast means the number of votes cast “for” a trustee’s election exceeds the number of votes cast “against” that trustee’s election. The Bylaws provide for the election of trustees by a plurality of the votes cast if the number of nominees exceeds the number of trustees to be elected (a contested election). The election of Class II Trustees at the annual meeting is uncontested. Therefore, in accordance with the Bylaws, Class II Trustee nominees will be elected at the annual meeting by a majority of the votes cast.
The affirmative vote of a majority of all of the votes cast at the annual meeting, if a quorum is present, is required for the proposal to approve, on an advisory basis, the compensation of the Company’s NEOs.
The affirmative vote of a majority of all of the votes cast at the annual meeting, if a quorum is present, is required for the proposal to approve an amendment to the Hersha Hospitality Trust 2012 Equity Incentive Plan.
The affirmative vote of a majority of all of the votes cast at the annual meeting, if a quorum is present, is required to ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent auditors for the fiscal year ending December 31, 2019.
How Votes Will Be Counted
In the election of Class II Trustees, you may vote “for,” “against” or “abstain” with respect to each Class II Trustee nominee. For the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers, the proposal to approve an amendment to the Hersha Hospitality Trust 2012 Equity Incentive Plan and for the proposal to ratify the appointment of KPMG as the Company’s independent auditors for the fiscal year ending December 31, 2019, you may vote “for,” “against” or “abstain.” For purposes of these advisory votes, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
If you hold your common shares in street name through a brokerage firm and you do not submit voting instructions to your broker, your broker may generally vote your common shares in its discretion on routine matters. However, a broker cannot vote common shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 is considered routine under applicable rules, while each of the other items to be submitted for a vote of shareholders at the annual meeting is considered non-routine. Accordingly, if you hold your common shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your common shares on the proposal to ratify the appointment of KPMG but will not be permitted to vote your common shares on any of the other items at the annual meeting. If your broker exercises this discretion, your common shares will be counted as present for the purpose of determining the presence of a quorum at the annual meeting and will be voted on the proposal to ratify the appointment of KPMG in the manner directed by your broker, but your common shares will constitute “broker non-votes” on each of the other items at the annual meeting, including the election of Class II Trustees and the amendment to our 2012 Equity Incentive Plan. Broker non-votes will not be counted as a vote cast with respect to these other items and therefore will not be counted in determining the outcome of the items.
Householding
We are sending only a single Notice of Internet Availability of Proxy Materials to any household at which two or more shareholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any shareholders at that address. This practice is known as “householding” and is permitted by rules adopted by the SEC. This practice reduces the volume of duplicate information received at your household and helps us to reduce costs and the environmental impact of our annual proxy solicitation process. We will deliver promptly, upon written request or oral request, a copy of the proxy materials, as applicable, to holders of our common shares as of the record date for the annual meeting, March 29, 2019. If you prefer to receive printed copies of our proxy materials, you may direct requests to the following address: Hersha Hospitality Trust, Attention: Corporate Secretary, 44 Hersha Drive, Harrisburg, Pennsylvania 17102. If you are a shareholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

CORPORATE GOVERNANCE
We are committed to pursuing best corporate governance practices. We undertake initiatives to structure our corporate governance in a manner we believe closely aligns our interests with those of our shareholders.
Board Leadership Structure
Lead Independent Trustee - The Board of Trustees designates an independent, non-employee trustee to serve as the Lead Independent Trustee that presides over the regularly conducted executive sessions of the independent trustees. In addition to chairing all executive sessions of the independent trustees, the Lead Independent Trustee has the authority to call meetings of the independent trustees, presides at all meetings of the Board of Trustees at which the Chairman of the Board, the Chief Executive Officer and the President and Chief Operating Officer are not present, and has such other duties as the Board of Trustees may determine from time to time. The Board of Trustees has currently designated Mr. Landry as the Lead Independent Trustee.
Mr. Landry has been honored by New York Stock Exchange Governance Services, a subsidiary of the New York Stock Exchange (“NYSE”), as the Independent Lead Director of the Year, in connection with its Governance, Risk and Compliance Leadership Awards. The Independent Lead Director of the Year Award is presented to an exemplary leader in governance, risk and compliance that has clearly demonstrated an unwavering commitment to independence, integrity, and leadership in governance at the board level. The Governance, Risk, and Compliance Leadership Awards underscore the role that corporate governance plays in shaping a company's success and a board's contribution to long-term value.
Mr. Landry is expected to continue serving in this capacity following the annual meeting. All interested parties may communicate with the Lead Independent Trustee by following the procedure described below under “-Communications with the Board of Trustees.”
Chairman of the Board and Chief Executive Officer Separated - The Board of Trustees believes that it is in the best interests of the Company that the roles of Chief Executive Officer and Chairman of the Board of Trustees be separated in order for the individuals to focus on their primary roles. The Company’s Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Company’s Chairman of the Board of Trustees provides guidance to the Company’s Chief Executive Officer, presides over meetings of the full Board of Trustees and, together with the Lead Independent Trustee, sets the agenda for Board of Trustees meetings.
Board’s Role in Risk Oversight
While the Board of Trustees believes it is the job of the Company’s senior management to assess and manage the Company’s exposure to risk, the Board of Trustees and its committees play an important role in the risk oversight of the Company. The Board of Trustees and its committees are involved in risk oversight through its direct decision-making authority with respect to significant matters and the oversight of management. The Board of Trustees (or the appropriate committee in the case of risks that are under the purview of a particular committee) administers its risk oversight function by receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks, and from the chairs of the Audit Committee and the Compensation Committee. In addition, the Board of Trustees administers its risk oversight function through the required approval by the Board of Trustees (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, new borrowings, significant capital expenditures, refinancing of existing indebtedness and the appointment and retention of the Company’s senior management. The Board of Trustees met five times in 2018.
The Audit Committee has a Risk Sub-Committee to assist the Audit Committee and the Board of Trustees in developing guidelines and policies related to risk assessment and management which govern the process by which risk assessment and management is handled by the Company’s senior management. The Risk Sub-Committee, which is chaired by Ms. Morgan, met four times in 2018. Senior management attended each meeting. Messrs. Hutchison and Landry, both of whom serve on the Audit Committee, also serve on the Risk Sub-Committee. Ms. Morgan reports to the full Audit Committee on the discussions and findings of the Risk Sub-Committee and makes recommendations to the Audit Committee regarding steps the Company’s senior management has taken to monitor and control major financial and other risk exposures. In addition, as discussed under “Compensation Discussion and Analysis-Compensation-Related Risk” below, the Compensation Committee meets with senior management to discuss compensation-related risks.
Trustee Independence
A majority of the Board of Trustees is independent. The Board of Trustees has determined that the following trustees and trustee nominees are independent in accordance with the corporate governance standards of the NYSE: Ms. Morgan and Messrs. Hutchison, Hsieh, Landry, Leven and Sabin.

Code of Ethics, Code of Conduct, and Policies on Corporate Governance
The Board of Trustees has adopted a Code of Ethics that applies to all of the Company’s trustees, executive officers and employees. In addition, our Code of Conduct provides our associates with guidance on our values and acceptable conduct. The Company makes available on its website, www.hersha.com, current copies of its corporate governance documents, including charters of the Audit (including the Risk Sub-Committee), Compensation, Nominating and Corporate Governance (“NCG”) and Acquisition Committees, its Corporate Governance Guidelines, its Code of Ethics, and its Code of Conduct. The Company will post any future changes to these corporate governance documents on its website and may not otherwise publicly file such changes. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from the Code of Ethics granted to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and other executive officers by posting such information on the Company’s website.
Majority Voting For Trustees Elections
The Company’s Bylaws provide for the election of trustees in uncontested elections by a majority of the votes cast. Under this standard, a majority of the votes cast means the number of votes cast “for” a trustee’s election exceeds the number of votes cast “against” that trustee’s election. The Bylaws provide for the election of trustees by a plurality of the votes cast if the number of nominees exceeds the number of trustees to be elected (a contested election).
The Company’s Bylaws include a trustee resignation policy, establishing procedures under which any incumbent trustee who fails to receive a majority of the votes cast in an uncontested election will be required to tender his or her resignation to the Board of Trustees for consideration. As provided in the Bylaws, the Board of Trustees will act on any such resignation, taking into account the NCG Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the uncontested election results.
Trustee Nominating Process
The NCG Committee performs the functions of a nominating committee and will actively seek, screen and recommend trustee candidates for nomination by the Board of Trustees, consistent with criteria approved by the Board of Trustees, including, without limitation, strength of character, maturity of judgment, independence, expertise in the hospitality industry, experience as a senior executive or with corporate strategy initiatives generally, diversity and the extent to which the candidate would fill a present need on the Board of Trustees. The NCG Committee Charter describes the Committee’s responsibilities, including seeking, screening and recommending trustee candidates for nomination by the Board of Trustees.
The charter of the NCG Committee provides that the NCG Committee will consider shareholder recommendations for trustee candidates. Shareholders should submit any such recommendations for consideration by the NCG Committee through the method described under “-Communications with the Board of Trustees” below. In addition, in accordance with the Company’s Bylaws, any shareholder of record entitled to vote for the election of trustees at the applicable meeting of shareholders may nominate persons for election to the Board of Trustees if such shareholder complies with the notice procedures set forth in the Bylaws and summarized in “-Shareholder Proposals and Nominations for the 2020 Annual Meeting” below. Trustee candidates submitted by our shareholders will be evaluated by the NCG Committee on the same basis as any other trustee.
The NCG Committee does not have a formal policy with respect to diversity; however, the Board of Trustees and the NCG Committee believe that it is important that the trustee candidates represent key and diverse skill sets.

The NCG Committee considers diversity of race, ethnicity, gender, age, cultural background, professional experiences and expertise and education in evaluating trustee candidates for Board membership. We believe that considerations of diversity are, and will continue to be, an important component relating to the Board’s composition as multiple and varied points of view contribute to a more effective decision-making process. Half of our trustees are women or minorities, placing us in the upper echelons of our industry in the area of board diversity. The NCG Committee evaluates each candidate’s qualifications to serve as a member of the Board of Trustees based on his or her skills and characteristics, as well as the composition of the board as a whole. In addition, the NCG Committee will evaluate a candidate’s independence and diversity, age, skills and experience in the context of the board’s needs. In addition to considering incumbent trustees, the NCG Committee identifies trustee candidates based on recommendations from the trustees, shareholders, management and others. The NCG Committee may in the future engage the services of third-party search firms to assist in identifying or evaluating trustee candidates. No such firm was engaged in 2018.
Board Evaluation Process
The Board of Trustees and all of the Committees conduct a thorough self-assessment of their roles and responsibilities on an annual basis and utilize independent consultants from time to time to assist in this process. In 2018, the Board of Trustees utilized the Center for Board Excellence (“CBE”) to help conduct a thorough evaluation of Board and Committee responsibilities and helped formulate an action plan to maximize the potential and efficacy of Board and Committee meetings. CBE designed and administered a questionnaire and performed one-on-one interviews and follow up with each Trustee. The information gathered by this process was aggregated, preserving anonymity of the respondents, and analyzed by CBE. CBE presented their analysis to the Board of Trustees and management.
Communications with the Board of Trustees
Shareholders and other interested parties who wish to communicate with the Board of Trustees or any of its committees may do so by writing to the Lead Independent Trustee, Board of Trustees of Hersha Hospitality Trust, c/o Corporate Secretary, 44 Hersha Drive, Harrisburg, Pennsylvania 17102. The Corporate Secretary will review all communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board of Trustees and its committees are to be forwarded to the Lead Independent Trustee. Communications that relate to matters that are within the scope of responsibility of one of the Board committees are also to be forwarded to the Chairperson of the appropriate committee. Solicitations, junk mail and frivolous or inappropriate communications are not to be forwarded but will be made available to any non-management trustee who wishes to review them.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s trustees, executive officers and persons who own more than 10% of any registered class of the Company’s equity securities (“10% Holders”) to report their ownership of common shares and any changes in ownership to the SEC. These persons are also required by SEC regulations to furnish the Company with copies of these reports. Based solely on a review of the copies of such reports received by the Company and on written representations from certain reporting persons that no reports were required, or if required, such reports were filed on a timely basis for those persons, the Company believes that all reports were filed on a timely basis.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE -
EARTHVIEW SUSTAINABLE HOSPITALITY
The Company embraces environmental and community stewardship as an integral part of maintaining and building a successful business. To best put this vision into practice, in 2010 the Company conceptualized and developed a proprietary corporate program, EarthView®, that encompasses a triple‐bottom‐line approach to sustainability. EarthView, the Company’s formalized Environmental Management System, is wholly integrated into the Company’s business and business strategy, and delivers initiatives that positively impact a hotel operation's bottom line while simultaneously improving the well‐being of guests, employees, communities, and the planet.
Financial Impact and Governance
In regards to financial impact and governance, the Company has:

•	Formalized the Company’s Environmental Management System, which reports directly to the CEO and CFO.

•	Integrated the Environmental Management System into the Company’s business and business strategy

•	Reviewed prevalence of environmental and climate-related risks as part of the Company’s enterprise risk assessment, which is reviewed by executives and Board members

•	Created policies and trainings to guide associates on how to assert the protection of human rights, including but not limited to discrimination, harassment, forced labor, and human trafficking

•	Proactively communicated our comprehensive whistleblower program and procedure for processing whistleblower reports - applicable to associates, suppliers, guests, and other third parties

•	Proactively communicated our non-retaliation policy
Over the years, the Company has demonstrated that being active stewards of our environment and our communities makes good business sense. Through EarthView, the Company has been able to drive reductions in operating expenses and increase the value of its real-estate.
The Company’s sustainability commitment has been recognized by Nareit. EarthView has repeatedly won the prestigious “Leader in the Light” award amongst Lodging & Resort companies for superior portfolio‐wide sustainability initiatives. For the seventh consecutive year, the Company has participated in GRESB and ranked in the top 10% of GRESB participants globally. Furthermore, EarthView was awarded the 2018 Adrian Award for Corporate Responsibility by the Hospitality Sales & Marketing Association International for the Company’s environmental impact, employee relations, and community support. EarthView focuses on:
Driving Value & Experiences Through Innovation: EarthView capitalizes on innovative opportunities that create both operational savings and long-term value. Additionally, EarthView enhances guest experience offerings and demonstrates that hotels that participate in EarthView take a holistic approach to all aspects of the hotel experience.
Mitigating Risk: The impact of climate phenomenon including potential hurricanes, flooding, wildfires, and water stress are real climate risks that may have an impact on the Company’s portfolio. To mitigate against the most material risks of climate change on the Company’s portfolio, the Company regularly reviews the prevalence of environmental risks as part of the Company’s enterprise risk assessment, reviewed by executives and Board members. Risk mitigation strategies include continuing to increase energy and water efficiency, reduce reliance on natural resources, and ensure all properties meet or exceed their region’s building code. The Company also recognizes its role in further protecting human rights. As a result, the Company has policies and trainings in place to guide associates on how to assert the protection of human rights, including but not limited to discrimination, harassment, forced labor, and human trafficking.
Governance: Governance is conducted in a transparent, responsible manner, with full integrity, a constant commitment to ethical business practices, and reinforcement of good citizenship and community involvement. The Company’s strong corporate governance foundation is key for continuing to perform at the highest level and drive growth - today and for years to come. The Company makes information regarding the performance of the EarthView program available to investors on the Company’s website, www.hersha.com, including the Company’s Corporate Governance Compendium, Code of Ethics, and Code of Conduct.

Environmental Impact
In regards to environmental impact, the Company’s focus, as approved by senior management or the Board of Directors, is to:

•	Remain committed to environmental protection, environmental awareness, reduction of greenhouse gas emissions through commitment to a science-based target, and reduction of waste

•
Remain committed to the efficient use of natural resources and energy by ensuring its buildings operate efficiently, and striving for building certifications as the opportunity arises, such as LEED or EnergyStar

•	Monitor the Company’s environmental performance and have data reviewed by third-party verifiers

•	Regularly report on environmental issues and environmental management to our stakeholders, and consult with stakeholders on these environmental issues

•	Comply with environmental regulation

•	Train and raise employee awareness for the Company’s sustainability program and practices

•	Conduct internal audits to ensure properties are adhering to standards of the Company’s sustainability program

•	Expand the Company’s renewable energy mix to include additional on-site installations and explore off-site options to increase the Company’s mix of renewable energy.
Our environmental impact metrics and accomplishments can be found in Hersha’s EarthView Sustainability Report on our website www.hersha.com
The Company does not have any environmental controversies or incidents of non-compliance with any water quality or water quantity permits or standards. The use of conflict minerals is not material to the Company’s industry and business.
Reducing Environmental Impact: Responsible stewardship of resources through our supply chain is not only essential for the continuing growth of our business, but also imperative for the long-term health, safety, and prosperity of the planet. The Company will report 2018 environmental metrics aligned with the Green House Gas Protocol. Additionally, the Company has also committed to developing a science-based target for carbon emissions reduction within the next year.
Efficient Buildings & Operations: The Company has continued to implement projects that have reduced its environmental footprint. The Company remains committed to ensuring its buildings operate efficiently, and will strive to certify them as the opportunity arises.
Renewable Energy Strategy: The Company has installed on-site renewable energy in the form of a solar PV array at the Residence Inn Coconut Grove hotel. In coming years, the Company plans to expand its renewable energy mix to include additional on-site installations and explore off-site options to increase the Company’s mix of renewable energy.
Social Impact
In regards to social impact, the Company’s focus is to:

•
Remain committed to our human rights, labor policies, anti-discrimination policy, anti-harassment policy, whistleblower program, non-retaliation policy, code of ethics (includes anti-bribery and anti-corruption), and other policies outlined in the Company’s Code of Conduct - available on our website www.hersha.com

•	Provide policies and trainings to guide associates on how to assert the protection of human rights, including but not limited to discrimination, harassment, forced labor, and human trafficking

•	Encourage and monitor the diversity of the Company’s workforce

•	Collaborate with vendors and suppliers to uphold the Company’s Supplier Code of Conduct

•	Provide associates with non-salary benefits to maintain a healthy work-life balance

•	Regularly monitor employee satisfaction through engagement surveys and other feedback

•	Regularly monitor and develop strategies for addressing occupational health and safety in the workplace
The Company has not suffered any major controversies linked to human rights, corruption, wages, or labor standards.
The Company strives to ensure its hotels are a positive force in their communities. The Company’s associates proactively serve their communities through charity walks, collecting donations for food drives, and mentoring students interested in the hospitality industry.
Our social impact metrics and accomplishments can be found in Hersha’s EarthView Sustainability Report on our website www.hersha.com
Supporting Our Employees: The Company strives to facilitate a welcoming and inclusive environment, provide development opportunities, as well as actively demonstrate our genuine appreciation for associates.

Embracing Health & Wellness: The Company promotes the health and wellness of associates and guests. For associates, the Company strives to foster opportunities for social interaction and connection. For guests, the Company provides programs that enable them to maintain their daily wellness routines even while travelling through offerings including healthy locally-sourced food items and complimentary bike rentals at select locations.
PROPOSAL ONE: ELECTION OF CLASS II TRUSTEES
The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, nominated Hasu P. Shah, Jackson Hsieh, Dianna F. Morgan, and John M. Sabin for election at the annual meeting as Class II Trustees. Each of these nominees currently is serving as a Class II Trustee. If elected, these individuals will serve as Class II Trustees until the 2021 annual meeting of shareholders and until their successors are duly elected and qualified.
Unless you direct otherwise in the proxy card accompanying this proxy statement, the persons named as proxies will vote your proxy for all of the nominees named above. If any nominee becomes unavailable or unwilling to serve as a Class II Trustee, the persons named as proxies in the accompanying proxy card will vote your proxy for an alternate nominee that has been nominated by the Board of Trustees. Alternatively, the Board of Trustees may reduce the size of the Board of Trustees and the number of nominees standing for election as Class II Trustees at the annual meeting. Proxies will only be voted for the nominees named above or their alternates. Each nominee for election to the Board of Trustees as a Class II Trustee has indicated that he or she is willing to serve if elected. The Board of Trustees has no reason to doubt that any nominee for election will be unable or unwilling to serve if elected.
The Board of Trustees unanimously recommends a vote “FOR” each of the nominees for election as a Class II Trustee.

BOARD OF TRUSTEES AND EXECUTIVE OFFICERS
The Board of Trustees consists of nine trusteeships with eight currently serving trustees and one vacancy. At this time, the Board of Trustees has elected not to fill one of these openings and will continue to evaluate the composition of the Board. Shareholders are not being asked for proxies to fill this vacancy and proxies may only be voted for the nominees below. The Company’s Declaration of Trust divides the Board of Trustees into two classes, as nearly equal in number as possible. At the annual meeting, shareholders are voting to elect four persons as Class II Trustees. Each Class II Trustee nominee currently is serving a two-year term expiring at the annual meeting. Each Class I trustee was elected at the 2018 annual meeting and is serving a two-year term expiring at the 2020 annual meeting of shareholders. Generally, one full class of trustees is elected by the shareholders of the Company at each annual meeting.
The following pages include biographical information for each of our Class II Trustee Nominees and Class I Trustees, including their qualifications to serve on our board of trustees.
Class II Trustee Nominees

Hasu P. Shah Chairman of the Board and Class II Trustee Nominee Age: 74 Trustee since May 1998 Committees Served: None Other Public Company Boards: None
Mr. Hasu Shah has been the Chairman of the Board and a Class II Trustee since the Company’s inception in May 1998 and was the Company’s Chief Executive Officer until his retirement in 2005. Mr. Hasu Shah began his career in lodging with the purchase of a single hotel in Harrisburg, Pennsylvania in 1984. In the last 30 years, he has developed, owned, or managed over 50 hotels across the Eastern United States and started real estate related businesses in general construction, purchasing, and hotel management. He has been recognized for both his business accomplishments and his philanthropic endeavors, including the Entrepreneur of the Year award given by Ernst & Young LLP and the Central Penn Business Journal Hall of Fame award for lifetime achievements in both business and philanthropy. Mr. Hasu Shah and his wife, Hersha, are active members of the local community and remain involved with charitable initiatives in India. In 2010, he was honorably bestowed with the National United Way Tocqueville Society award, the highest honor given for philanthropic work across the country. Mr. Hasu Shah has been an active Rotarian for nearly 25 years and continues to serve as a trustee of several community service and spiritual organizations including Vraj Hindu Temple and the India Heritage Research Foundation. He also received an honorary Doctorate of Public Service (DPS) Degree from Harrisburg Area Community College. Mr. Hasu Shah received a Bachelor’s of Science degree in chemical engineering from Tennessee Technical University and obtained a Master’s degree in public administration from Pennsylvania State University, which named him as a Fellow. He is an alumnus of the Owner and President’s Management program at Harvard Business School. Mr. Hasu Shah is the father of Jay H. Shah, the Company’s Chief Executive Officer and Class I Trustee, and Neil H. Shah, the Company’s President and Chief Operating Officer.
The Board of Trustees has determined that Mr. Hasu Shah’s qualifications to serve on the Board of Trustees include his extensive experience in the lodging industry, including his role as our former Chief Executive Officer and his decades of experience building the Company, which he took public in 1999. Over the past 35 years he has developed, owned or managed over 50 hotels across the Eastern United States. With over three decades of lodging industry experience, Mr. Hasu Shah has developed a broad network of hotel industry contacts and relationships, including relationships with hotel owners, operators, project managers, contractors, franchisors, lenders, and other key industry participants.

Jackson Hsieh Class II Trustee Nominee Age: 58 Trustee since June 2017 Committees Served: Acquisition Audit Compensation NCG Other Public Company Boards: Spirit Realty Capital, Inc.
Mr. Hsieh has served as President and Chief Executive Officer of Spirit Realty Capital, Inc. since May of 2017. Mr. Hsieh joined Spirit Realty Capital in September of 2016, serving as its President and Chief Operating Officer. Prior to joining Spirit, Mr. Hsieh worked for Morgan Stanley, where he served as Managing Director and a Vice Chairman of Investment Banking, primarily focusing on the firm’s real estate clients. Prior to rejoining Morgan Stanley, Jackson was Vice Chairman and Sole/Co-Global Head of UBS’s Real Estate Investment Banking Group, managing a team of over 70 professionals in six offices worldwide. During his career, including a prior period at Morgan Stanley and tenures at Bankers Trust Company and Salomon Brothers, Inc., he served as senior lead banker on over $285 billion of real estate and lodging transactions. Mr. Hsieh is a graduate of the University of California at Berkeley and earned a Master’s degree from Harvard University.
The Board of Trustees has determined that Ms. Hsieh’s qualifications to serve on the Board of Trustees include his substantial experience in investment banking and the real estate and lodging industries.

Dianna F. Morgan
Class II Trustee Nominee
Age: 67
Trustee since April 2010
Committees Served:
   Risk Sub-Committee (Chair)
   Audit
   Compensation
   NCG
Other Public Company Boards:
   Chesapeake Utilities Corp.
   Marriott Vacations
      Worldwide Corp.

Ms. Morgan retired in 2001 from a long career with the Walt Disney World Company, where she served as Senior Vice President of Public Affairs and Human Resources. She also oversaw the Disney Institute - a recognized leader in experiential training, leadership development, benchmarking and cultural change for business professionals around the world. Ms. Morgan currently serves on the Board of Directors of Chesapeake Utilities Corp., where she chairs the Compensation Committee, the Board of Directors of Marriott Vacations Worldwide Corporation, where she serves on the Compensation and Nominating and Governance Committees, and the Board of Directors of CNL Healthcare Properties II. She previously served on the Board of Directors and the Compensation and Audit Committees of CNL Hotels & Resorts, Inc. and the Board of Directors of CNL Bancshares, Inc. In addition, Ms. Morgan is the past Chair and is a former member of the Board of Trustees for the University of Florida. Ms. Morgan is a former member of the Board of Directors and past Chairman of Orlando Health and previously served as Chairman of the national board for the Children’s Miracle Network. Ms. Morgan received her Bachelor’s of Arts degree in organizational communications from Rollins College.
The Board of Trustees has determined that Ms. Morgan’s experience serving as a board member of both private and public companies, her previous experience overseeing the Disney Institute and her prior service as a senior manager at Walt Disney World Company provide her with extensive knowledge of innovation and customer service, a solid foundation in media relations, risk management, and government relations and “best practice” expertise in human capital and the customer experience.

John M. Sabin Class II Trustee Nominee Age: 64 Trustee since June 2003 Committees Served: Audit (Chair) Acquisition Compensation NCG Other Public Company Boards: Condor Hospitality Trust, Inc.
Mr. Sabin is the Executive Vice President and Chief Financial Officer of Revolution LLC as well as the Chief Financial Officer of The Stephen Case Foundation and the Case Family Office. Prior to joining Revolution, he was the Chief Financial Officer and General Counsel of Phoenix Health Systems, Inc., a private healthcare information technology outsourcing and consulting firm. Mr. Sabin has also served as a finance executive with Hudson Hotels Corporation, Vistana, Inc., Choice Hotels International, Inc., Manor Care, Inc. and Marriott International, Inc., all of which were public companies at the time of his service. Mr. Sabin has had experience in commercial leasing with a national law firm, real estate transactions with national hospitality and health care firms, commercial real estate financing, IPOs, as well as experience as an audit committee and board member of several other public companies (including Condor Hospitality Trust, Inc. from 2012 to the present). Mr. Sabin has received a Bachelors of Science degree in Accounting and in University Studies; a Master of Accountancy and a Master of Business Administration from Brigham Young University, and he also received a Juris Doctor from the J. Reuben Clark Law School at Brigham Young University. Mr. Sabin is a licensed CPA and is admitted to the bar in several states.
Mr. Sabin’s qualifications to serve on the Board of Trustees include his substantial hospitality industry experience, as well as his substantial legal, finance and accounting experience. His service as both General Counsel and Chief Financial Officer of various companies provides the Board of Trustees with valuable insights with respect to finance, accounting, legal and corporate governance matters. He also has prior public company experience as a Chief Financial Officer and finance executive, as well as a director or trustee.

Class I Trustees

Jay H. Shah Chief Executive Officer and Class I Trustee Age: 50 Trustee since January 2006 Committees Served: None Other Public Company Boards: None
Mr. Jay Shah has been Chief Executive Officer and a trustee since 2006. Prior thereto, he had served as the Company’s President and Chief Operating Officer. Mr. Jay Shah was a principal in the law firm of Shah & Byler, LLP, which he founded in 1997. Previously he was a consultant with Coopers & Lybrand LLP, served the late Senator John Heinz on Capitol Hill, and was employed by the Philadelphia District Attorney’s office and two Philadelphia-based law firms. Mr. Jay Shah received a Bachelor’s of Science degree from the Cornell University School of Hotel Administration, a Master’s degree from the Temple University School of Business Management and a law degree from Temple University School of Law. Mr. Jay Shah serves on the Board of Temple University and on the Urban Land Institute’s Hospitality Development Council. Mr. Jay Shah is the son of Hasu P. Shah, the Company’s Chairman of the Board and Class II Trustee Nominee, and the brother of Neil H. Shah, the Company’s President and Chief Operating Officer.
The Board of Trustees has determined that Mr. Jay Shah’s qualifications to serve on the Board of Trustees include his extensive experience in the lodging and real estate industry and his experience negotiating and structuring real estate transactions and real estate-related joint ventures, including in his role as a former practicing real estate attorney. Mr. Jay Shah has more than 25 years of lodging and real estate experience and has developed a broad network of hotel industry contacts at leadership levels, including institutional investors, lenders, developers, brokers, franchisors and operators. His experience includes serving as the Company’s President and Chief Operating Officer.

Thomas J. Hutchison III
Class I Trustee
Age: 77
Trustee since September 2008
Committees Served:
   Compensation (Chair)
   Acquisition
   Audit
   Risk Sub-Committee
Other Public Company Boards:
   Marriott Vacations
      Worldwide Corp.

Mr. Hutchison was the Chief Executive Officer of CNL Hotels & Resorts, Inc. (“CNL Hotels”), a real estate investment trust that owned hotels and resort properties. Mr. Hutchison also held various other executive officer positions with companies affiliated with CNL Hotels, including but not limited to President and Chief Executive Officer of CNL Hotel Investors, Inc. and Chief Executive Officer of CNL Income Properties, Inc. Mr. Hutchison serves as a consultant with Hutchison Advisors, Inc., a real estate services company, and he has served as Chairman of Legacy Healthcare Advisors, LLC, a specialized real estate services group. Mr. Hutchison serves on the Board of Directors of Marriott Vacations Worldwide Corporation, where he is a member of that board’s Audit and Nominating and Corporate Governance committees and serves as Chair of that board’s Compensation Committee. Mr. Hutchison also serves on the Board of Directors of Target Healthcare REIT Ltd., a company traded on the London Stock Exchange. Mr. Hutchison is currently a director for KSL Capital Partners LLC, U.S. Chamber of Commerce, and The Trinity Forum Europe. Mr. Hutchison was formerly a director for ING DIRECT USA and ClubCorp, Inc. He is a member of The Real Estate Roundtable, Leadership Council for Communities in Schools, Advisory Council of the Erickson School of Aging Studies and serves on the Advisory Editorial Board of GlobalHotelNetwork.com. Additionally, he serves as a senior advisor to various service industry public companies. Mr. Hutchison attended Purdue University and the University of Maryland Business School.
Mr. Hutchison’s qualifications to serve on the Board of Trustees include his substantial experience in the real estate and lodging industries combined with his extensive leadership experience as a Chief Executive Officer of several SEC reporting REITs, including CNL Hotels.

Donald J. Landry
Lead Independent Trustee and
   Class I Trustee
Age: 70
Trustee since April 2001
Committees Served:
   Acquisition (Chair)
   Audit
   Risk Sub-Committee
   NCG
Other Public Company Boards:
   Condor Hospitality Trust, Inc.

Mr. Landry is president and owner of Top Ten, an independent hospitality industry consulting company, a position he has held since 2002. Mr. Landry has over 45 years of lodging and hospitality experience in a variety of leadership positions. Mr. Landry was the Chief Executive Officer, President and Vice Chairman of Sunburst Hospitality Inc. and has served as President of Choice Hotels International, Inc., Manor Care Hotel Division and Richfield Hotel Management. Mr. Landry serves on the Board of Directors of Condor Hospitality Trust, Inc., where he is Chair of the Investment Committee and Nominating Committee. Mr. Landry currently serves on the corporate advisory boards of Unifocus, Campo Architects, First Hospitality Group, Windsor Capital Group and numerous nonprofit boards. NYSE Governance Services honored Mr. Landry as the 2015 Independent Lead Director of the Year, for his exemplary leadership in governance, risk and compliance in serving as the Company’s Lead Independent Trustee. The honor recognizes his unwavering commitment to independence, integrity, and leadership in governance at the board level. Mr. Landry is a frequent guest lecturer and serves on the board of the University of New Orleans’ School of Hospitality, Restaurant and Tourism. Mr. Landry holds a Bachelor’s of Science degree from the University of New Orleans. Mr. Landry is a Certified Hotel Administrator.
The Board of Trustees has determined that Mr. Landry’s qualifications to serve on the Board of Trustees include his 40 years of experience in the lodging and real estate industries, including his roles as Chief Executive Officer, President and Vice Chairman of Sunburst Hospitality Inc. and President of Choice Hotels International, Inc., Manor Care Hotel Division and Richfield Hotel Management.

Michael A. Leven Class I Trustee Age: 81 Trustee since May 2012 Committees Served: NCG (Chair) Acquisition Compensation Other Public Company Boards: None

Until his retirement in December of 2014, Mr. Leven was the President and Chief Operating Officer of the Las Vegas Sands Corp., a position he held since March 2009, and Secretary, a position held since June 2010. Mr. Leven had been a director of the Las Vegas Sands Corp. and a member of the Board of Directors of Sands China Ltd., a subsidiary of Las Vegas Sands Corp, until he retired from those boards in April of 2017. Mr. Leven is currently the Chairman and Chief Executive Officer at Georgia Aquarium, Inc. a position held since January 1, 2016. Mr. Leven’s celebrated career in the lodging industry includes his role as the president and chief operating officer of Holiday Inn Worldwide, president of Days Inn of America, and president of Americana Hotels. Mr. Leven was also the Chairman, Chief Executive Officer and President of U.S. Franchise Systems, Inc., the company he founded in 1995 that developed and franchised the Microtel Inns & Suites and Hawthorn Suites hotel brands. Mr. Leven has served as the Vice Chairman of the Marcus Foundation, Inc., a non-profit foundation and serves on many other non-profit boards. Mr. Leven served the Company as a Class II Trustee from May 2001 through March 2010 and as a trustee emeritus from March 2010 through May 2012, at which time he was reelected as a Class I trustee by the Company’s shareholders.
The Board of Trustees has determined that Mr. Leven’s qualifications to serve on the Board of Trustees include his extensive experience in the hospitality industry, including as an executive officer and director of the Las Vegas Sands Corp. and his past employment in leadership positions with various other hospitality companies.

Executive Officers
In addition to Hasu P. Shah, the Company’s executive Chairman of the Board and a nominee for election as a Class II Trustee, and Jay H. Shah, the Company’s Chief Executive Officer and a Class I Trustee, whose biographical information appears above, the Company’s executive officers include:

Neil H. Shah President and Chief Operating Officer Age: 45
Mr. Neil H. Shah has served as the Company’s President and Chief Operating Officer since 2006. Mr. Shah has led the Company’s hotel acquisitions, development, and asset management platforms since 2000. Prior to Hersha, Mr. Shah served as a Director and Consultant with The Advisory Board Company and the Corporate Executive Board, strategy research firms based in Washington D.C. Mr. Shah has also worked with the Phipps Foundation contributing to urban renewal projects in New York City. Mr. Shah earned a Bachelor of Arts in Political Science and a Bachelor of Science in Management both with honors from the University of Pennsylvania and the Wharton School. He earned his Masters in Business Administration from the Harvard Business School. He serves on the Board of Trustees for the National Constitution Center, the Corporate Council of the Barnes Foundation, and is a research sponsor at the Wharton Real Estate Center in Philadelphia. He is also a member of the Board of Directors of the Educational Foundation Institute and the Institutional Real Estate Finance Advisory Council (IREFAC) of the American Hotel & Lodging Association. Mr. Shah is an active supporter of the United Way Worldwide and a Tocqueville Society member. Mr. Shah is the son of Hasu P. Shah, the Company’s Chairman of the Board and Class II Trustee Nominee, and brother of Jay H. Shah, the Company’s Chief Executive Officer and Class I Trustee.

Ashish R. Parikh Chief Financial Officer and Assistant Secretary Age: 49
Mr. Parikh has been the Company’s Chief Financial Officer since 1999. Prior to joining the Company, Mr. Parikh was an Assistant Vice President in the Mergers and Acquisition Group for Fleet Financial Group where he developed valuable expertise in numerous forms of capital raising activities including leveraged buyouts, bank syndications and venture financing. Mr. Parikh has also been employed by Tyco International, Ltd. and practiced as a Certified Public Accountant with Ernst & Young LLP. Mr. Parikh received his Masters in Business Administration from The Stern School of Business at New York University (NYU) and a Bachelors in Business Administration from the University of Massachusetts at Amherst. Mr. Parikh is currently a board member of the Center for Real Estate Finance at NYU’s Stern School of Business, The Tisch Center at NYU, The Committee of Seventy, Philadelphia Real Estate Council, and a member of the Real Estate Capital Policy Advisory Committee of the Real Estate Roundtable.

Michael R. Gillespie Chief Accounting Officer and Assistant Secretary Age: 46
Mr. Gillespie has served as the Company’s Chief Accounting Officer since 2005. Prior to joining Hersha Hospitality Trust, Mr. Gillespie was Manager of Financial Policy & Controls for Tyco Electronics Corporation, a publicly traded global manufacturer of electronic components where he played a key role in developing the company’s Sarbanes-Oxley compliance program. He has also been a Senior Manager in the Audit and Assurance Practice at KPMG LLP and Experienced Manager in the Audit and Business Advisory Practice at Arthur Andersen LLP. Mr. Gillespie received his Business Administration Bachelor’s degree in accounting from Bloomsburg University of Pennsylvania. Mr. Gillespie is a licensed Certified Public Accountant. Mr. Gillespie is currently a board member and serves as an executive committee member of the Bloomsburg University Foundation. Mr. Gillespie a member of the Tax Policy Advisory Committee of the Real Estate Roundtable.

David L. Desfor Treasurer and Corporate Secretary Age: 58
Mr. Desfor has served as the Company’s Treasurer since December 2002 and as Corporate Secretary since April 2007. Previously, Mr. Desfor gained lodging experience as a principal and comptroller of lodging organizations. Mr. Desfor previously co-founded and served as President of a hotel management company focused on conference centers and full service hotels. Mr. Desfor earned his undergraduate degree from East Stroudsburg University in Hotel Administration.

MEETINGS OF THE BOARD OF TRUSTEES
The Company’s business is managed under the general direction of the Board of Trustees as provided by the Company’s Bylaws and Maryland law. The Board of Trustees holds regular quarterly meetings during the Company’s fiscal year and holds additional meetings as needed in the ordinary course of business. The Board of Trustees held a total of five meetings during 2018. Each of the trustees attended at least 75% of the aggregate of (i) the total number of the meetings of the Board of Trustees and (ii) the total number of meetings of all committees of the Board on which the trustee then served.
Executive Sessions
The Company believes that it is important to promote open discussion among the independent trustees, and it schedules regular executive sessions in which those trustees meet without management and non-independent trustee participation. In 2018, the independent trustees met in executive session four times. Mr. Landry, who has been designated by the Board of Trustees as Lead Independent Trustee, chairs these executive sessions of the independent trustees.
Trustee Attendance at the Annual Meeting
The Board of Trustees has adopted a policy regarding trustee attendance at the annual meeting which specifies that all trustees should attend the annual meeting. All of the trustees that served on the Board of Trustees at the time of the 2018 annual meeting of shareholders were in attendance.

Committees of the Board of Trustees
The Board of Trustees presently has an Audit Committee, Compensation Committee, Acquisition Committee and a Nominating and Corporate Governance (“NCG”) Committee. In addition, the Audit Committee established the Risk Sub-Committee to focus on oversight of the Company’s risk management processes. The Board of Trustees may, from time to time, form other committees as circumstances warrant. These committees have authority and responsibility as delegated by the Board of Trustees.
Audit Committee

Members: John M. Sabin (Chair) Jackson Hsieh Thomas J. Hutchison III Donald J. Landry Dianna F. Morgan Meetings in 2018: 8
The Audit Committee is responsible for engaging the Company’s independent auditors, reviewing with the independent auditors the plans and results of the audit engagement, approving professional services provided by the independent auditors, reviewing the independence and qualifications of the independent auditors, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s internal accounting controls.
In 2010, the Audit Committee established a Risk Sub-Committee, composed of members of the Audit Committee, to focus on oversight of the Company’s enterprise risk management processes. Ms. Morgan is the chair of the Risk Sub-Committee and Messrs. Hutchison and Landry are members. The Risk Sub-Committee monitors the Company’s assessment of enterprise risk, including risks related to cyber security and climate change, and regularly meets with members of management that oversee those risks to remain apprised of the Company’s risk profile. The Risk Sub-Committee meet regularly to discuss planning, incident response and the Company’s notification procedures. The Risk Sub-Committee met 4 times in 2018.
The Board of Trustees established the Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act and has adopted a written charter for the Audit Committee, a current copy of which is available on the Company’s website, www.hersha.com. The current members of the Audit Committee all meet the NYSE’s and the SEC’s standards of independence as currently in effect. The Board of Trustees has determined that Mr. Sabin is an “audit committee financial expert” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Trustees has also determined that each of the members of the Audit Committee is financially literate, as such term is interpreted by the Board of Trustees. For more information, please see “The Audit Committee Report” below.

Compensation Committee

Members: Thomas J. Hutchison III (Chair) Jackson Hsieh Michael A. Leven Dianna F. Morgan John M. Sabin Meetings in 2018: 5
The Compensation Committee makes recommendations to the Board of Trustees with regard to compensation for the Company’s executive officers and administers the Company’s equity incentive plan. Subject to applicable law, the Compensation Committee may form and delegate its authority to subcommittees or executive officers when appropriate. At its meetings, the Compensation Committee discussed relevant topics regarding executive compensation and established a formal compensation plan for all officers and trustees.
The Board of Trustees has adopted a written charter for the Compensation Committee, a current copy of which is available on the Company’s website, www.hersha.com. The current members of the Compensation Committee all meet the NYSE’s standards of independence as currently in effect. All of the members of the Compensation Committee are “non-employee” trustees within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable rules of the SEC and are “non-employee” trustees for the purposes of Rule 16b-3 under the Exchange Act. For more information about the Compensation Committee, please see the “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance (“NCG”) Committee

Members: Michael A. Leven (Chair) Jackson Hsieh Donald J. Landry Dianna F. Morgan John M. Sabin Meetings in 2018: 4
The NCG Committee is responsible for, among other things, assisting the Board in identifying individuals qualified to become Board members, recommending to the Board the trustee nominees to stand for election by our shareholders, recommending to the Board the trustees to serve on each of the Board’s committees, and, in some cases, makes recommendations regarding the election of officers. The NCG Committee also develops and recommends to the Board of Trustees a set of corporate governance guidelines and annually reviews these guidelines, considers questions of possible conflicts of interest of trustees and executive officers and remains informed about existing and new corporate governance standards mandated by the SEC and the NYSE. The NCG Committee also evaluates the performance of the Board of Trustees and all of the Committees on an annual basis.
The Board of Trustees has adopted a written charter for the NCG Committee, a current copy of which is available on the Company’s website, www.hersha.com. The current members of the NCG Committee all meet the NYSE’s standards of independence as currently in effect.

Acquisition Committee

Members: Donald J. Landry (Chair) Jackson Hsieh Thomas J. Hutchison III Michael A. Leven John M. Sabin Meetings in 2018: 4
The Acquisition Committee establishes guidelines for acquisitions and dispositions to be presented to the Board of Trustees and leads the Board in its review of potential acquisitions and dispositions presented by management. The Acquisition Committee makes recommendations to the Board and senior management regarding potential acquisitions and dispositions and reviews due diligence reports prepared by management conducted on all potential acquisitions.
The Board of Trustees has adopted a written charter for the Acquisition Committee, a current copy of which is available on the Company’s website, www.hersha.com. The current members of the Acquisition Committee all meet the NYSE’s standards of independence as currently in effect.

TRUSTEE COMPENSATION
Compensation of Non-Employee Trustees
The Board of Trustees believes that competitive compensation arrangements are necessary to attract and retain qualified non-employee trustees. The Compensation Committee has determined that any executive officer who serves on the Board of Trustees will not receive any fees for service on the Board of Trustees. The key components of our current trustee compensation program are annual retainer, fees for committee membership, annual share grants and restricted share grants, and additional compensation to committee chairs and the Lead Independent Trustee.
As discussed in “Compensation Discussion and Analysis- Independent Compensation Consultant” below, the Compensation Committee engaged FPL Associates L.P. (“FPL”) as its compensation consultant to assist it in reviewing and determining, among other things, the compensation paid to non-employee trustees in 2018. The Compensation Committee, based on the recommendations of FPL, approved the Company’s 2018 compensation program for non-employee trustees, effective as of January 1, 2018.

For 2018, the compensation program included:

•	Annual Retainer - Non-employee trustees received an annual retainer of $65,000.

•	Lead Trustee and Committee Chair Fees - For service in the capacity of Lead Trustee or committee chairperson, non-employee trustees received an annual fee in the following amounts:

Lead Trustee	$20,000
Audit Committee Chair	$20,000
Risk Sub-Committee Chair	$15,000
Compensation Committee Chair	$20,000
Nominating & Corporate Governance Chair	$15,000
Acquisition Committee Chair	$15,000

•

•	Committee Membership Fees – For service as a member of the Board’s committees, non-employee trustees, including committee chairpersons, received a fee in the following annual amounts:
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Audit Committee	$10,000
Risk Sub-Committee	$7,500
Compensation Committee	$10,000
Nominating & Corporate Governance	$7,500
Acquisition Committee	$10,000

•
Annual Share Based Compensation - Each of the Company’s non-employee trustees received a semi-annual grant of common shares, each equal to a value of approximately $45,000. The number of shares issued for each fully vested grant was determined based on the per share volume weighted average trading price (“VWAP”) of the Company’s common shares on the NYSE for the 20 trading days prior to the grant date.

•
2018 Multi-Year Share Based Compensation - On December 29, 2017, each non-employee trustee received 1,500 restricted common shares, 33% of which vested on December 31, 2018, 33% of which will vest on December 31, 2019, and the remainder of which will vest on December 31, 2020 (subject to continued service on the vesting date).

Non-employee trustees may make a voluntary election to receive any portion of the annual retainer in the form of common equity valued at a 25% premium to the cash that would have been received. The number of common shares issued in lieu of cash payments for the annual retainer was determined based on the per share VWAP of the Company’s common shares on the NYSE for the 20 trading days prior to December 29, 2017, or $17.53 per share. An aggregate of 11,587 restricted common shares were issued on December 29, 2017 and vested during the year ended December 31, 2018.
Non-employee trustees may also make a voluntary election to receive any portion of the fees received for committee membership, and service as Lead Independent Trustee or a committee or sub-committee chair in the form of common equity valued at a 25% premium to the cash that would have been received. The number of common shares issued in lieu of cash payments was determined based on the per share VWAP of the Company’s common shares on the NYSE for the 20 trading days prior to June 1, 2018, or $20.03 per share. An aggregate of 6,552 common shares were issued on June 5, 2018 pursuant to the trustees’ elections.

On June 5, 2018 and December 31, 2018, the Company’s non-employee trustees received semi-annual grants of fully vested common shares that were issued under the Company’s 2012 Equity Incentive Plan. Each grant had a value equal to approximately $45,000. To determine the number of common shares subject to each grant, the dollar amount of the grant was divided by the VWAP for the Company’s common shares for a 20-trading day period prior to June 1, 2018 and December 31, 2018 and then rounded to the nearest 100 common shares. The 20-day VWAP used for the grant on June 5, 2018 was $20.03, resulting in a grant of 2,200 fully vested common shares with a grant date fair value of $46,728 to Messrs. Hsieh, Hutchison, Landry, Leven and Sabin and Ms. Morgan. The 20-day VWAP used for the grant on December 31, 2018 was $17.95, resulting in a grant of 2,500 fully vested common shares with a grant date fair value of $43.850 to Messrs. Hsieh, Hutchison, Landry, Leven and Sabin and Ms. Morgan.
With a substantial component of Trustee compensation paid in the Company’s equity, these programs promote Trustee alignment with shareholders. These programs and the elections made by our Trustees to receive equity in lieu of cash resulted in more than two thirds of all Trustee compensation in 2018 to be paid in equity.

The Company reimburses all trustees for their reasonable out-of-pocket expenses incurred in connection with their service on the Board of Trustees.

The following table presents information relating to compensation of the non-employee trustees for the fiscal year ended December 31, 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Jackson Hsieh	6,871	237,298	244,169
Thomas J. Hutchison III	7,803	273,746	281,549
Donald J. Landry	90,207	180,398	270,605
Michael A. Leven	110,112	116,888	227,000
Dianna F. Morgan	117,612	116,888	234,500
John M. Sabin	125,112	116,888	242,000

(1)	See table below for additional disclosure of stock awards issued to non-employee trustees.

The following table presents information relating to stock awards included in the compensation of the non-management trustees for the fiscal year ended December 31, 2018:

			Shares Elected in Lieu of Cash Board Fees
Name	Semi-Annual Share Grants (1) ($)	Multi-Year Share Award Grant (2) ($)	Annual Retainer(3) ($)	Lead Trustee, Committee Chair, and Committee Membership(4) ($)	Total ($)

Jackson Hsieh	90,578	26,310	80,649	39,761	237,298
Thomas J. Hutchison III	90,578	26,310	80,649	76,209	273,746
Donald J. Landry	90,578	26,310	40,316	23,194	180,398
Michael A. Leven	90,578	26,310	—	—	116,888
Dianna F. Morgan	90,578	26,310	—	—	116,888
John M. Sabin	90,578	26,310	—	—	116,888

(1)
Represents the aggregate grant date fair value of semi-annual share grants computed in accordance with FASB ASC 718. Common shares granted pursuant to these awards are fully vested on the grant date. The grant date fair value of the common shares granted on June 5, 2018 equals the number of common shares granted (2,200 common shares) multiplied by the closing common share price of $21.24 on the NYSE on the date of the grant. The grant date fair value of the common shares granted on December 31, 2018 equals the number of common shares granted (2,500 common shares) multiplied by the closing common share price of $17.54 on the NYSE on the date of the grant.

(2)
Represents the aggregate grant date fair value of multi-year share awards computed in accordance with FASB ASC 718. The grant date fair value of the restricted common shares granted on December 31, 2018 equals the number of common shares granted (1,500 restricted common shares) multiplied by the closing common share price of $17.54 on the NYSE on the date of the grant.

(3)
Represents the aggregate grant date fair value of shares elected to be received in lieu of all or a portion of a trustee’s annual cash retainer, otherwise payable in cash, computed in accordance with FASB ASC 718. The grant date fair value of the restricted common shares granted on December 29, 2017 equals the number of common shares granted multiplied by the closing common share price of $17.40 on the NYSE on the date of the grant. The following trustees received shares by making this election: Mr. Hsieh (4,635), Mr. Hutchison (4,635 shares) and Mr. Landry (2,317 shares).

(4)
Represents the aggregate grant date fair value of shares elected to be received in lieu of all or a portion of a trustee’s Lead Trustee, Committee Chair and Committee Membership fees, otherwise payable in cash, computed in accordance with FASB ASC 718. The grant date fair value of the common shares granted on June 5, 2018 equals the number of common shares granted multiplied by the closing common share price of $21.24 on the NYSE on the date of the grant. The following trustees received shares by making this election: Mr. Hsieh (1,872 shares), Mr. Hutchison (3,588 shares) and Mr. Landry (1,092 shares).

Trustee Ownership Guidelines
Non-employee trustees are required to maintain share ownership of at least five times their annual retainer and have three years from the date they are appointed to comply with share ownership guidelines. For the purpose of these guidelines, a person shall be deemed to own all Company shares beneficially owned by such person within the meaning of the United States federal securities laws, including for these purposes preferred shares of the Company, common shares of the Company, operating partnership units (including LTIP Units) in Hersha Hospitality Limited Partnership and other securities issued by the Company or its subsidiaries that are exercisable for, convertible into or exchangeable for common shares of the Company.
2019 Compensation of Non-Employee Trustees
To establish the Company’s 2019 compensation program for non-employee trustees, FPL undertook a comprehensive evaluation of the Company’s board compensation, comparing the Company’s trustee compensation to the same peer group used to evaluate the Company’s compensation of its NEOs. This evaluation took into account individual trustee compensation as well as the aggregate fees paid to all non-employee trustees. The Compensation Committee, based on the recommendations of FPL, approved the Company’s 2019 compensation program for non-employee trustees, effective as of January 1, 2019. For 2019, there is no change to any compensation component from amounts payable under the 2018 compensation program.

SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth certain information, known by the Company as of March 29, 2019, regarding the beneficial ownership of the Company’s common shares by (i) each of the Company’s trustees and trustee nominees, (ii) each of the Company’s named executive officers and (iii) the Company’s trustees and executive officers as a group.
At March 29, 2019, there were 39,213,269 common shares outstanding. Except as set forth in the footnotes to the table below, each of the individuals identified in the table has sole voting and investment power over the common shares. The address for each of the Company’s trustees, trustee nominees and named executive officers is c/o Hersha Hospitality Trust, 44 Hersha Drive, Harrisburg, Pennsylvania 17102.

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	Class A Common Shares
Name of Beneficial Owner	Number of Shares/Units Beneficially Owned(1)		Percentage of Class Beneficially Owned(2)
Hasu P. Shah	484,980	(3)	1.2%
Jay H. Shah	1,610,296	(4)	4.0%
Neil H. Shah	1,540,790	(5)	3.8%
Ashish R. Parikh	429,277		1.1%
Michael R. Gillespie	183,174		*
David L. Desfor	54,676	(6)	*
Jackson Hsieh	21,333		*
Thomas J. Hutchison	84,036		*
Donald J. Landry	78,619		*
Michael A. Leven	55,196		*
Dianna F. Morgan	35,645		*
John M. Sabin	43,662	(7)	*
All executives officers, trustees, and trustee nominees as a group (12 persons)	4,621,684		11.8%

*	Represents less than one percent of the outstanding shares of the Class A common shares.

(1)
Includes the total number of common shares issuable upon redemption of partnership units and LTIP Units in Hersha Hospitality Limited Partnership, the Company’s operating partnership subsidiary (the “Operating Partnership” or “HHLP”). Subject to certain restrictions, LTIP Units are convertible into an equivalent number of partnership units. Partnership units are redeemable by the holder for cash, or, at the Company’s option, an equivalent number of common shares.

(2)
The total number of common shares outstanding used in calculating the percentage ownership of each person assumes that the partnership units and LTIP Units held by such person, directly or indirectly, are redeemed for common shares and none of the partnership units and LTIP Units held by other persons are redeemed for common shares, notwithstanding that not all of the LTIP Units have vested to date.

(3)
Includes: (i) 113,874 common shares issuable upon redemption of partnership units that are currently redeemable; and (ii) 198,284 common shares, all of which are held by Shree Associates, a family limited partnership that is controlled by Mr. Hasu Shah. Excludes: (i) 132,917 common shares issuable upon the redemption of partnership units that are currently redeemable and held by the Jay and Susie Shah 2008 Family Trust, in which Mr. Hasu Shah is the trustee; and (ii) 114,334 common shares issuable upon the redemption of partnership units that are currently redeemable and held by the Neil and Juhi Shah 2008 Family Trust, in which Mr. Hasu Shah is the trustee. Mr. Hasu Shah disclaims beneficial ownership of the common shares issuable upon the redemption of partnership units and the partnership units held by the two family trusts for which he is the trustee, and this disclosure shall not be deemed an admission that Mr. Hasu Shah is the beneficial owner of these common shares or partnership units for purposes of Section 16 or for any other purpose.

(4)
Includes: (i) 89,889 common shares issuable upon redemption of partnership units that are currently redeemable; (ii) 75,000 common shares and 132,917 common shares issuable upon redemption of partnership units that are currently redeemable and which are held by the Jay and Susie Shah 2008 Family Trust, in which Mr. Hasu Shah is the trustee; and (iii) 182,574 common shares issuable upon redemption of partnership units that are currently redeemable and held by the Hasu and Hersha Shah 2004 Trust FBO Jay H. Shah, in which the trustee is an unaffiliated third party. The partnership units held by the Hasu and Hersha Shah 2004 Trust FBO Jay H. Shah have been pledged as security to a third party.

(5)
Includes: (i) 78,736 common shares issuable upon redemption of partnership units that are currently redeemable; (ii) 75,000 common shares and 114,334 common shares issuable upon redemption of partnership units that are currently redeemable and which are held by the Neil and Juhi Shah 2008 Family Trust, in which Mr. Hasu Shah is the trustee; and (iii) 208,054 common shares issuable upon redemption of partnership units that are currently redeemable and held by the Hasu and Hersha Shah 2004 Trust FBO Neil H. Shah, in which the trustee is an unaffiliated third party. The partnership units held by the Hasu and Hersha Shah 2004 Trust FBO Neil H. Shah have been pledged as security to a third party.

(6)	Includes 52,976 common shares issuable upon redemption of partnership units held by Mr. Desfor.

(7)	Includes 287 common shares that are held indirectly by Mr. Sabin’s wife and with respect to which he shares voting and investment power.

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY
The following table sets forth certain information as of March 29, 2019, with respect to each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who is known to the Company to be the beneficial owner of five percent or more of the Company’s common shares.

	Common shares
Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Class(1)

BlackRock Inc.(2) 55 East 52nd Street New York, NY 10055	6,739,682	17.2%
Jennison Associates LLC(3) 466 Lexington Avenue New York, NY 10017	3,399,335	8.7%
Prudential Financial, Inc.(4) 751 Broad Street Newark, New Jersey, 07102-3777	4,007,250	10.2%
The Vanguard Group, Inc.(5) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	5,792,461	14.8%
Vanguard Specialized Funds - Vanguard REIT Index Fund(6) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,786,885	4.6%

(1)	Percentages are based on 39,213,269 common shares outstanding as of March 29, 2019.

(2)
Information based solely on Amendment No.10 to a Schedule 13G filed with the SEC on January 30, 2019 by Blackrock, Inc. which has reported sole voting power over 6,533,242 common shares and sole dispositive power over 6,739,682 common shares.

(3)
Information based solely on Amendment No.3 to a Schedule 13G filed with the SEC on February 1, 2019 by Jennison Associates LLC, which has reported sole voting power and shared dispositive power over 3,399,335.

(4)
Information based solely on Amendment No. 5 to a Schedule 13G filed with the SEC on January 31, 2019 by Prudential Financial, Inc., which has reported sole voting and dispositive power over 56,225 common shares and shared voting and dispositive power over 4,007,250 common shares.

(5)
Information based solely on Amendment No. 11 to a Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group, Inc. The Vanguard Group Inc. has disclosed that is has sole voting power over 65,086 common shares, sole dispositive power over 5,706,617 common shares, shared voting power over 54,268 and shared dispositive power over 85,844 common shares. The Vanguard Group, Inc. has reported that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 31,576 common shares and that Vanguard Investment Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 87,778 common shares.

(6)
Information based solely on Amendment No. 7 to a Schedule 13G filed with the SEC on January 31, 2019 by Vanguard Specialized Funds - Vanguard REIT Index Fund which has reported sole voting power over 1,786,885 common shares.

COMPENSATION COMMITTEE REPORT
Review of Compensation Discussion and Analysis
The Compensation Committee has reviewed and discussed the CD&A contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Trustees that it be included in this proxy statement.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee were an officer or employee of the Company or any of its subsidiaries during 2018 or any prior period. No executive officer of the Company served as a member of the compensation committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a trustee of the Company.
The Company’s regular filings with the SEC and its trustees’ and executive officers’ filings under Section 16(a) of the Exchange Act are also available on the Company’s website.

COMPENSATION COMMITTEE,

Thomas J. Hutchison III (Chair)
Jackson Hsieh
Michael A. Leven
Dianna F. Morgan
April 18, 2019	John M. Sabin

COMPENSATION DISCUSSION AND ANALYSIS
This section of the proxy statement explains the type and amount of compensation provided to the Company’s NEOs in 2018, as well as the principles and processes that the Compensation Committee of the Board of Trustees follows in determining such compensation. The NEOs consist of the Company’s Chief Executive Officer, the Company’s Chief Financial Officer and the Company’s three other most highly paid executive officers as of December 31, 2018.
The NEOs for 2018 are as follows:

•	Hasu P. Shah, the Company’s Chairman of the Board;

•	Jay H. Shah, the Company’s Chief Executive Officer;

•	Neil H. Shah, the Company’s President and Chief Operating Officer;

•	Ashish R. Parikh, the Company’s Chief Financial Officer and Assistant Secretary; and

•	Michael R. Gillespie, the Company’s Chief Accounting Officer and Assistant Secretary.
The NEOs named above were also NEOs in 2016 and 2017.

Investor Outreach and Changes to the 2019 Executive Compensation Program
At the Company’s 2018 Annual Meeting of Shareholders, approximately 61% of the votes cast were in favor of the advisory vote to approve the Company’s executive compensation. While the vote reflected continued support of the Company’s executive compensation program, this level of support was a decline from results experienced in previous years. Even though the design of our incentive programs remained consistent year-over-year, the support we received in 2018 decreased when compared to the very high level of support we received in the past.

Annual Meeting	Say on Pay Votes in Favor Executive Compensation
2017	97.9%
2016	99.4%
2015	95.1%
2014	94.3%
In order to better understand our investors’ views regarding our executive compensation programs, the Compensation Committee Chair and other members of the Compensation Committee, engaged in stockholder outreach. They reached out to holders of more than 75% of our common shares. In connection with this outreach, our Compensation Committee Chairman held individual discussions with a majority of those we reached out to and we received feedback from shareholders who collectively owned approximately 40% of our outstanding common shares. The Chairman of our Compensation Committee directly connected with these investors to discuss our executive pay and its alignment with performance, and to solicit feedback on our compensation program and practices.
The feedback we received in these meetings was shared with the entire Board. The Compensation Committee carefully considered this feedback and implemented changes to our executive compensation program that are responsive to the views that we heard.

The table below details shareholders’ feedback we received during our engagements with them and the actions the Compensation Committee took to address investors’ perspectives on our executive compensation program. The Compensation Committee is confident that these changes reflect our Board’s ongoing commitment to shareholder engagement and responsiveness.

WHAT WE HEARD		HOW WE RESPONDED

The amount of pay tied to annual performance goals should have a smaller degree of emphasis, and consequently, the multi-year component of the LTIP should have a higher degree of emphasis.	à
We decreased the amount of compensation tied to the annual LTIP (eliminated this component) and made a larger portion of each executive’s overall compensation opportunity (9% of CEO's and 6% of all other NEO's) tied to longer-term performance within the Multi-Year LTIP. 32% of CEO and 23% of all other NEO compensation is determined over a three year performance period.

Having duplicative metrics that are used to evaluate multiple components of pay should be avoided.	à	We eliminated any overlap of metrics across our annual incentive and multi-year incentive programs.

Individual/subjective performance goals should be limited in usage.	à	We eliminated individual/subjective goals.

More clarity is desired around individual performance achievements and performance targets that represent a decline between years.	à
We enhanced our disclosure around individual accomplishments, and where applicable going forward, will also provide additional context around the setting of performance targets to the extent such reflects a decline between years (none for 2018).

The following table summarizes the modifications made to enhance our executive compensation program and further promote alignment with our shareholders.

SUMMARY OF MODIFICATIONS

ANNUAL CASH INCENTIVE PROGRAM (ANNUAL CIP) - CASH/EQUITY MIX AND METRICS
Objective:
To eliminate the subjective, individual-specific performance metrics and simplify the overall structure of Hersha's compensation program, while continuing to align executive pay with shareholders by maintaining an equity component.

	HISTORICALLY…(Annual CIP)	GOING FORWARD…(STIP)

AWARD COMPOSITION	100% Cash	50% Cash*/50% Equity

METRICS AND WEIGHTINGS	30% AFFO per share	25% AFFO per share
	30% Absolute EBITDA	25% Absolute EBITDA
	20% Fixed charge coverage ratio	25% Fixed charge coverage ratio
25% Absolute RevPAR growth
	20% Individual-specific performance objectives	Eliminated ALL subjective, individual-specific performance objectives

*Executives may elect to receive the cash portion of the annual incentive award in equity, and will receive a 25% premium if such election is made

ANNUAL LONG-TERM EQUITY INCENTIVES (ANNUAL EIP) - ELIMINATED
Objective:
To eliminate the overlap in metrics with the multi-year long-term incentive program, simplify the overall structure of Hersha's compensation program, decrease the emphasis on annual performance and consequently increase the amount of pay tied to multi-year performance, and eliminate the subjective, individual-specific performance metrics.

	HISTORICALLY…	GOING FORWARD…

AWARD COMPOSITION	100% Equity	Eliminated (shifted to multi-year)

METRICS AND WEIGHTINGS	40% Absolute RevPAR growth	Eliminated (Included in STIP)
	40% Relative RevPAR growth vs. Peer Group median	Eliminated (Included in multi-year; measured over 3 year period)
	20% Individual-specific performance objectives	Eliminated

Going forward, and in order to simplify our compensation framework and more closely align with peers, our executive compensation structure will contain only three compensation elements (as opposed to previously containing four) which are: 1) Base Salary, 2) Short-Term Incentive Program (“STIP”), and 3) Long Term Incentive Program (“LTIP”).

2019 COMPENSATION COMPONENTS

	Element	Objective	Key Features
Fixed Compensation	Base Salary	Provides the NEOs with a basic level of financial security and promotes the Compensation Committee’s objectives by attracting and retaining top talent	Assessed based on NEO's responsibilities and performance
Variable Compensation	Short-Term Incentive Program	Rewards achievement of annual goals and objectives and provides at-risk, comprehensive opportunities to earn additional compensation linked to company-wide performance
• Awarded 50% in cash and 50% in equity
• 100% of our short-term incentive program award is based on corporate performance (25% AFFO per share, 25% Absolute EBITDA, 25% Fixed Charge Coverage Ratio, and 25% Absolute RevPAR Growth)

	Long-Term Incentive Program	Encourage actions for long-term shareholder value by incentivizing long-term performance and aligning the interests of the NEOs and the shareholders
• 75% of our long-term incentive (LTIP) awards are based on three-year absolute total return to shareholders and total return relative to peers.
• We must outperform our peers to earn at a target level. • If we do not deliver at least 10% total return over a three-year period, 37.5% of the award is forfeited
• 25% of our LTIP awards are based on three-year RevPAR growth relative to peers

Amounts earned under the STIP are awarded 50% in cash and 50% in equity. The STIP is measured on an annual basis and includes the objective metrics used in our former Annual CIP but eliminates individual-specific performance objectives. Executives may elect to receive the cash portion of the STIP in equity, which will be restricted and subject forfeiture during a vesting period subsequent to issuance of the award. Elections to receive the cash portion in equity must be made by the end of the first quarter of the program year, at least nine months before the end of the performance period. Executive will receive a 25% premium for amounts elected in equity, if any.
Our former Annual EIP component has been eliminated going forward to both simplify our compensation program and avoid any duplication in annual incentives. The Absolute RevPAR growth metric is now included in the STIP and RevPAR growth relative to our peers measured on an annual basis, along with individual-specific performance objectives, have been eliminated.
We continue to utilize a robust LTIP (formerly our Multi-Year Equity Incentive Program or “MYEIP”) which is measured over a three-year period and amounts earned are awarded 100% in equity. Consistent with our former MYEIP, the LTIP includes relative and absolute metrics based on total return to shareholders. We must outperform our peers to earn at a target level, and if we do not at least deliver an 10% total return for investors over a three-year period, 37.5% of the award is forfeited.
In addition to restructuring the elements of our executive compensation program, an effort was made to increase the portion of compensation potential from short-term to long-term and metrics that are primarily focused on total return to shareholders. Going forward, 32% (compared to 23% under our previous program) of the CEO’s target compensation potential is dependent upon long-term metrics primarily focused on total return to shareholders. For the other NEOs, 23% (compared to 17% under our previous program) of target compensation potential is dependent upon long-term metrics primarily focused on total return to shareholders.
The redesigned 2019 compensation program simplifies our incentive compensation structure, eliminates individual-specific performance metrics, and places greater emphasis on long-term total return to shareholders. The redesigned 2019 compensation program retains an emphasis on performance-based at-risk compensation, with 83% of CEO target compensation potential and 77% of all other NEOs target compensation potential dependent on the Company’s performance.

Executive Summary
The objectives of the Company’s executive compensation program are to attract, retain and motivate experienced and talented executives who can help maximize shareholder value. The Company believes that a significant portion of the compensation paid to executive officers should be closely aligned with the Company’s performance on both a short-term and long-term basis. In addition, a significant portion of compensation should be in the form of the Company’s common shares to more fully align the interests of the Company’s executives and its shareholders and to mitigate any risks associated with pay-for-performance components of our compensation program.

Our program consists of rigorous goals, is targeted towards outperformance, and aligns management with investors. Our short term and long-term incentives are tied 100% to performance.
The following table summarizes certain aspects of our pay practices:

☑ WHAT WE DO	☒ WHAT WE DO NOT DO
The Company ties NEO pay to performance. For 2018, 83% of the CEOs’ and 78% of the other NEOs’ target pay potential was performance-based and at-risk. The Company sets clear goals for company performance and differentiates certain elements of compensation based on individual NEO achievement.

The Company has no contractual arrangements for minimum or guaranteed payouts (other than base salary which is only 17% of the CEO’s and 22% of the other NEOs’ target pay potential). There are no guarantees in place for any potential changes to our NEOs’ base salaries, cash incentive payments or equity awards.

The Company sets clear goals for company performance and differentiates certain elements of compensation based on individual NEO achievement. 100% of at-risk compensation is payable only upon the achievement of specific performance metrics and individual achievement.

The Company does not issue equity compensation that is at-risk merely due to time-based vesting. Rather 100% of at-risk compensation is dependent upon specific performance metrics and individual achievement. Once earned, equity awards are subject to time-vesting requirements to promote retention.

The Company mitigates undue risk, including retention provisions, multiple performance targets, and robust Board and management processes to identify risk. The Company will clawback bonuses and other incentive-based and equity-based compensation when misconduct results in a financial restatement.
The Compensation Committee does not believe the executive compensation program creates risks that are reasonably likely to pose a material adverse impact to the Company.

☑ WHAT WE DO	☒ WHAT WE DO NOT DO
The Company has reasonable post-employment and change in control provisions. The employment agreements with the NEOs generally provide for cash payments after a change in control only if the NEO is also terminated without cause or voluntarily resigns for good reason within one year of the change in control (a double-trigger).

The Company does not have any tax gross-up provisions for any of the NEOs and maintains that it will not enter into an agreement with a new executive officer that includes a tax gross-up provision with respect to payments contingent upon a change in control.

The Compensation Committee benefits from its utilization of an independent compensation consulting firm. The reports prepared by the compensation consulting firm are used by the Compensation Committee to set executive compensation at levels that are intended to be competitive with the Company’s industry peers.
The Company’s compensation consulting firm does not provide any other services to the Company or management.
The Company has adopted share ownership guidelines for the NEOs. In addition, the Company implemented requirements for the NEOs to hold shares granted for two years beyond vesting.
The Company has not used options or share appreciation rights. If used, the Company would not reprice these securities if they were underwater. The Company does not pay dividends on unvested performance shares.

Only customary perquisites, such as health and insurance benefits, are provided. Perquisites represent only a small portion of the total NEO compensation.	The Company does not have deferred compensation or pension plans and does not provide perquisites to the NEOs that would be considered significant or extraordinary.
The Compensation Committee establishes rigorous metrics for the NEOs and attempts to tie pay for performance on various company specific metrics and total shareholder returns.

Pay-for-Performance
While we have made substantial enhancements to our compensation programs for 2019 in response to investor outreach and feedback we received, the following is a description of our legacy program that was put in place prior to last year’s shareholder vote and our subsequent outreach. Pay-for-performance has always been and continues to be an important cornerstone of the Company’s compensation philosophy. Consistent with this focus, the Company’s legacy executive compensation program included annual cash incentives (“Annual CIP”), annual equity incentives (“Annual EIP”) and multi-year equity incentives (“Multi-Year EIP”).
The design of our legacy compensation program resulted in almost 83% of our CEO compensation and 79% of the compensation of all other NEOs being performance based (at risk):

ANNUAL CIP - For 2018, all of the NEOs other than the Company’s Chairman, Mr. Hasu Shah, participated in the Annual CIP program. Eighty percent (80%) of the potential cash incentive was based on the achievement of company-wide operational and financial goals, including the achievement of adjusted funds from operations (“AFFO”) targets, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) targets and fixed charge coverage ratio targets. The remaining 20% of the potential cash incentive was based on the achievement by each NEO of individual-specific operational and strategic goals. These individual-specific operational and strategic goals were eliminated from the design of the 2019 program.
ANNUAL EIP AND MULTI-YEAR EIP - For 2018, annual and multi-year equity incentives were provided under the Annual EIP and the Multi-Year EIPs. If earned, the awards are settled in the form of common shares issued by the Company or LTIP Units issued by the Company’s operating partnership. The Annual EIP was eliminated from the design of 2019 program as described above.
Under the Annual EIP, performance was measured based on the Company’s achievement of absolute and relative RevPAR growth. In addition, the Compensation Committee had discretion under the Annual EIP to grant equity awards to the NEOs based on how the NEOs individually and as a group effected transactions that continued the transformation of the Company’s portfolio and continued to strengthen the Company’s financial position. These discretionary awards were eliminated from the design of the 2019 program.
Under the 2016, 2017 and 2018 Multi-Year EIPs, performance was measured based on the Company’s achievement of absolute total shareholder return and total shareholder return relative to a predetermined peer group, as well as RevPAR growth relative to a predetermined peer group, over a three-year period.
STIP and Legacy Annual CIP Equity Election
The Compensation Committee has adopted a policy that allows the NEOs to elect to receive cash awards, if any, under the STIP and the legacy 2018 Annual CIP in LTIP Units or cash. For payments elected in LTIP Units, the NEO received a 25% premium. LTIP Units issued are subject to a two-year vesting period from the end of the performance period and are subject to forfeiture. For 2018, each NEO had elected to receive 100% of any payouts earned under the Annual CIP in LTIP Units. For the second straight year, the only cash compensation received by the NEOs was base salary. As a result, 84% of CEO potential compensation and 80% of all other NEO potential compensation is paid in equity:

TOTAL COMPENSATION
BEFORE Annual CIP Equity election	AFTER Annual CIP Equity election

Shareholder Interest Alignment
We believe that our STIP and LTIP under our redesigned 2019 compensation program (as well as the legacy Annual EIP, Multi-Year EIPs, and Annual CIP payouts elected to be paid in equity under the 2018 program), further enhance long-term shareholder value by incentivizing long-term performance and aligning the interests of the NEOs and the shareholders. In addition, paying a significant portion of an NEO’s compensation in the form of restricted equity awards mitigates potential risks associated with pay-for-performance elements of compensation and is a helpful tool in retaining senior executives. Therefore, equity is a key component of the Company’s executive compensation program, with equity award potential (including Annual CIP awards elected in equity) accounting for almost 84% of the total compensation program for our CEO and 80% of the total compensation program of our other NEOs. All equity awards granted to the NEOs in 2018 were in the form of restricted equity that, once earned based on prior performance, subsequently vest over time and are required to be owned for a minimum of one year after the vesting date and therefore have a significant retention element. Before these awards are earned, as described above, significant value is at risk for the NEOs.
As described under “-Stock Ownership Guidelines” below, the Company has formal stock ownership guidelines that require:

•	the Company’s non-employee trustees, within three years of becoming a trustee, to own Company shares equal in value to at least five times the annual cash retainer paid to non-employee trustees;

•
the Company’s executive officers to own Company shares equal in value to a multiple of such executive’s base salary as follows: Chairman of the Board (4 times); Chief Executive Officer (6 times); President and Chief Operating Officer (6 times); Chief Financial Officer (3 times); and Chief Accounting Officer and all other executive officers (1 times); and

•	the Company’s executive officers to own Company shares received from vesting of share awards for a minimum of one year after the vesting date.
For purposes of these guidelines, units of limited partnership interest issued by the Company’s operating partnership are considered “Company Shares.”
Compensation and Corporate Governance
The Compensation Committee believes that solid corporate governance should be reinforced through the Company’s executive compensation programs and has adopted the following policies with regard to share ownership and compensation that are intended to promote good corporate governance:

•	hedging of Company shares is prohibited;

•
if the Company is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting under federal securities law, the Company will “clawback” any bonus or other incentive-based or equity-based compensation received by the NEOs from the Company during the twelve month period following the first issuance or filing of the financial statements that are required to be restated and any profits realized from the sale of the Company’s securities during such twelve month period; and

•	additional pledges of Company shares by Trustees and NEOs are prohibited.

2018 Performance Highlights
Over the past several years, the Company has been focused on transforming its portfolio through strategic acquisitions and dispositions, improving its balance sheet and strategically accessing capital markets. Beginning in 2016, we embarked on a capital recycling campaign to enhance the quality and growth profile of our assets. This purpose-driven asset recycling strategy focused on selling older, slower growth assets requiring substantial near-term capital expenditures and purchasing younger, higher growth hotels with significantly greater RevPAR and EBITDA per Key in the country’s most notable MSA’s and resort markets.

	Acquisitions	Dispositions	Variance
RevPAR	$195	$154	27%
RevPAR Growth	5.5%	1.7%	3.1x
EBITDA Growth	8.0%	2.3%	3.4x
EBITDA Per Key	$31,900	$23,100	38%
Wtd. Avg. Cap Rate	6.0-8.0%	6.2%	Ramping EBITDA
Age	3	12	75% Younger
In 2018, the Courtyard by Marriott and Parrot Key Hotel were taken offline for the majority of the year to fully reposition and renovate the assets following damage from Hurricane Irma. The Courtyard was converted to the Cadillac Hotel & Beach Club an Autograph Collection Hotel following a holistic renovation including all guest rooms, food & beverage outlets and meetings spaces, the lobby, both pools and all landscaping. At the Parrot Key, in addition to remediation work, the Company accelerated planned renovations to fully upgrade all guest rooms and villas, the lobby, all four pools and the implementation of a full-service restaurant and bar. The Company also took measures to strengthen the hotel in preparation for any future potential weather events including the renovation and reinforcement of the retaining seawall.

From 2016 to 2018, the Company also invested approximately $100 million on capital projects, significantly enhancing the remainder of our stabilized portfolio in highly valued real estate markets catering to the preferences and expectations of the modern global and domestic traveler.
These initiatives were all focused on creating long-term shareholder value. In 2018, our shareholders reaped the benefits of these initiatives, enjoying a 7.3% total return which outperformed the average total return of our peers (which was negative 19.3%) by more than 2,600 basis points:

The following table provides a summary of key performance highlights for 2018:

2018 Performance Highlights

RevPAR Growth Outpaces Peer Median
Median RevPAR growth for the peer group in 2018 was 1.0% versus 1.7% for Hersha’s comparable portfolio of hotels. Looking back 3 years, Hersha’s annualized RevPAR growth was 4.8%, 310 basis points higher than the peer median of 1.7%. We have been able to achieve our above-average RevPAR basis despite allocating approximately $160M to renovations during this timeframe.

Portfolio Cluster Strategy Outperforms Competitor Landscape
In 2018, our strategy of clustering our portfolio led to notable outperformance in a majority of our core markets on an ADR and Occupancy-driven basis. Additionally, over 17 of the past 20 quarters, our Manhattan portfolio has outperformed the market in RevPAR growth.

24-Month Capital Recycling Campaign Complete
In 2018, Hersha completed its 24-month capital recycling campaign, during which, the Company sold approximately $925 million of mature, stabilized hotels and successfully deferred $270 million of taxable gains with $857 million of accretive acquisitions. The sales were executed efficiently for an average 14.6x EBITDA multiple or 6.2% cap rate and we were able to achieve an unlevered 13.7% internal rate of return on these assets during our hold period.

Refinancing of New York City Joint Venture with Cindat Capital Management
The Company lowered its weighted average cost of borrowing within our existing joint venture with Cindat Capital Management, refinancing the debt on seven assets in Manhattan and recovering our initial $43.2 million in preferred interest investment in the venture. We initially sold this portfolio for $571 million in April 2016, generating a 16.8% unlevered IRR on our investment. In total we recouped approximately $485 million from the sale and subsequent financings and still retain a 30% interest in our seven-asset joint venture.

Compensation Principles
The Compensation Committee designs and oversees the Company’s compensation policies and approves compensation for the NEOs. Each year, the Compensation Committee’s goal is to create an executive compensation program for the NEOs that is linked to the creation of shareholder value. To accomplish this goal, the executive compensation program for the NEOs is designed to:

•
Support the Company’s business strategy-The Compensation Committee seeks to align executive compensation programs for the NEOs with business strategies focused on long-term growth and sustained shareholder value. The programs are designed to motivate the NEOs to overcome challenges and exceed company goals.

•
Pay for performance-The Compensation Committee places a large portion of the NEOs’ pay “at risk” and dependent upon the achievement of specific corporate and individual performance goals. The Company pays higher compensation when goals are exceeded and lower compensation when goals are not met.

•
Pay competitively-The Compensation Committee sets target compensation to be competitive with its peer group. We set “maximum” objectives that if achieved may place the compensation paid to the NEOs above the median compared to the peer group.

Compensation Objectives
In designing the executive compensation programs for the NEOs, the objectives are to:

•	drive superior business and financial performance by designing programs that motivate the NEOs to achieve or exceed goals within their control;

•	attract, retain and motivate the right people in the right job by rewarding NEOs that perform at a high level;

•	align the long-term interests of the NEOs and the shareholders by building significant ownership of common shares into our annual and multi-year equity incentive programs;

•	focus on long-term results, such as total shareholder return; and

•	create a balanced executive compensation program that utilizes elements that discourage excessive risk taking.
Independent Compensation Consultant
The Compensation Committee engaged FPL during 2018 as its independent compensation consultant. FPL advised the Compensation Committee on the design of the Company’s executive compensation program for 2018 and did extensive work with the Compensation Committee Chairman to create the re-design of the Executive compensation program for 2019. FPL also provided the Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the Company’s executive compensation program. In addition, FPL advised the Compensation Committee on the design of the compensation program for the Company’s non-employee trustees.
FPL does no work for management, receives no compensation from the Company other than for its work in advising the Compensation Committee and maintains no other economic relationships with the Company or any of its affiliates. From time to time, FPL receives input from the Company’s Chief Executive Officer regarding the Company’s strategic goals and the manner in which the executive compensation program should support these goals.
Process for Determining Executive Compensation
The Compensation Committee structures executive compensation for the NEOs so that total targeted annual compensation opportunities are competitive with comparable positions at companies considered to be the Company’s peers. The Compensation Committee intends for the level of compensation for the NEOs to be competitive with the compensation offered by publicly held companies that are comparable to the Company with regard to size (based on total assets and market capitalization) and industry focus (publicly trading lodging companies, including REITs). The Compensation Committee believes this allows the Company to successfully attract and retain the high quality executive talent critical to the Company’s long-term success.

In setting executive compensation for the NEOs in 2018, the Compensation Committee considered levels of compensation paid by the following group of publicly traded lodging REIT companies (“2018 Peer Group”):

Company Name	Total Assets	2018 Total Capitalization	Total Room Count	Number of Properties	Number of Employees
Apple Hospitality REIT, Inc.	$4,928,672	4,606	30,812	241	62
Chatham Lodging Trust	$1,439,709	1,406	18,783	137	7
Chesapeake Lodging Trust	$1,909,077	2,219	6,279	20	13
DiamondRock Hospitality Company	$3,197,580	2,842	10,091	31	31
LaSalle Hotel Properties	$3,814,941	4,585	10,450	41	36
Pebblebrook Hotel Trust	$6,978,348	7,016	14,600	61	50
RLJ Lodging Trust	$6,005,097	5,454	28,766	151	84
Summit Hotel Properties, Inc.	$2,222,297	2,217	11,659	77	57
Sunstone Hotel Investors, Inc.	$3,972,833	4,211	10,780	21	48
Xenia Hotels & Resorts, Inc.	$3,170,087	3,117	11,165	40	51

25th Percentile	$2,459,245	2,375	10,533	33	32
Median	$3,506,261	3,664	11,412	51	49
75th Percentile	$4,689,712	$4,601	17,737	122	56

Hersha Hospitality Trust	$2,138,630	$2,221	7,644	48	54
Source: S&P Global; as of December 31, 2018.
The Compensation Committee, with input from FPL and from management, annually reviews the companies included in the peer group. Accordingly, the Compensation Committee may add or eliminate companies based on factors the Compensation Committee deems relevant. The primary criteria evaluated in the selection of the peer group include similarity of business strategy, scope of operations, total market capitalization and total assets. The Compensation Committee excluded certain lodging-focused, self-managed equity REITs with dissimilar business strategies or that were larger and smaller than the companies named above in terms of scope of operations, total assets and market capitalization, such as Host Hotels & Resorts, Inc., and Condor Hospitality Trust, Inc.
Based on information provided to the Compensation Committee by FPL, the Compensation Committee determined that the total targeted annual compensation opportunity for each of the NEOs was competitive compared to the 2018 Peer Group.
The following table shows each element of the total annual compensation for 2017 for each NEO compared to the same information for the 2018 Peer Group:

Executive	Benchmark	Base Salary	Non-Equity Incentive	Equity Incentive	Total Annual Compensation
Hasu P. Shah	Chairman	3rd of 3	3rd of 3	2nd of 3	2nd of 3
Jay H. Shah	CEO	5th of 11	11th of 11	1st of 11	6th of 11
Neil H. Shah	COO	1st of 9	9th of 9	1st of 9	1st of 9
Ashish R. Parikh	CFO	3rd of 11	11th of 11	1st of 11	2nd of 11
Michael R. Gillespie	CAO	2nd of 3	3rd of 3	1st of 3	2nd of 3

Although the Compensation Committee seeks to provide total targeted annual compensation opportunities that approximate the 50th percentile of the 2018 Peer Group, the Compensation Committee does not rely exclusively on the 2018 Peer Group data in establishing target levels of compensation and does not have a rigid or formulaic process with regard to using peer data to set target levels of compensation (for example, assigning specific weights or values to each member of the 2018 Peer Group). Instead, the Compensation Committee uses the 2018 Peer Group data as one of many tools to assist the Compensation Committee. Survey information provided by FPL to the Compensation Committee assists the Compensation Committee in confirming the validity of the market competitiveness of the Company’s executive compensation program and provides broader context to the 2018 Peer Group data, as well as provide data for positions where data for the 2018 Peer Group is not available from public filings with the SEC. In setting total target annual compensation opportunities for each NEO, the Compensation Committee considers the following factors:

•	the competitive data (2018 Peer Group and survey data), focusing on the median of the data as a starting point;

•	each NEO’s past and continuing performance;

•	each NEO’s scope of responsibility and impact on the Company’s performance and contribution to its long-term success;

•	internal equity (i.e., an NEO’s compensation levels relative to his or her peers, direct reports and supervisors);

•	the Chief Executive Officer’s recommendations for the other NEOs; and

•
the views of the members of the Compensation Committee and the other members of the Board of Trustees on individual contribution based upon routine interaction with the NEOs on corporate and public reporting matters.

In making executive compensation determinations, the Compensation Committee generally considers the results of the most recent shareholder advisory vote on executive compensation. In summary, the Compensation Committee’s process for setting total targeted annual compensation opportunities employs a flexible approach that responds to and adjusts for the evolving business environment. The Compensation Committee believes this approach permits the Company to respond to dynamics in the market for executive talent and provides the Company with flexibility in maintaining and enhancing the NEOs’ engagement, focus, motivation and enthusiasm for the Company’s long-term growth and sustained shareholder value.
Each of the NEOs’ performance is evaluated in light of the Company’s overall performance (as described in greater detail below) and non-financial goals and strategic objectives approved by the Compensation Committee and the Board of Trustees. For 2018, the Compensation Committee believed annual base salary and benefits when added to the potential variability of the annual cash and equity incentive programs and the multi-year equity incentive program provided an appropriate mix of financial security, risk and reward.
Dual Role Structure
Consistent with past practice, the Compensation Committee considers the dual roles that Mr. Neil Shah, President and Chief Operating Officer, serves for the Company in establishing his compensation. Mr. Neil Shah has been and is currently the President and Chief Operating Officer of the Company and continues to serve as the Chief Investment Officer and Head of Asset Management. These roles are typically performed by multiple executive level individuals. The Compensation Committee has worked with FPL, our Compensation Consultant, to put together a pay structure for Mr. Neil Shah that incorporates these additional duties and the leadership role that Mr. Neil Shah serves in these dual roles. The Compensation Committee believes that the overall compensation for Mr. Neil Shah is commensurate for the dual roles that he serves within the Company.
In addition, the Compensation Committee considers the compensation of Mr. Neil Shah as a part of a broader analysis of the aggregate pay level of our NEOs to ensure that, on a total pay basis across our executive team, it is appropriate when compared to our peers.
Interaction with Management
Our Compensation Committee regularly meets in executive sessions without management present. Our Chief Executive Officer, considering each of the performance factors outlined below under “-Components of Executive Compensation,” annually reviews the compensation for each NEO, other than himself, and makes recommendations to the Compensation Committee regarding any proposed adjustments. Recommendations, if any, for interim modifications to salaries are also based on the factors outlined above and are made by the Chief Executive Officer to the Compensation Committee. Final compensation decisions are ultimately made in the sole discretion of the Compensation Committee.

Components of Executive Compensation
In 2018, the components of executive compensation consisted of the following:

•	base salary;

•	annual cash incentives;

•	long-term equity incentives (annual and multi-year); and

•	benefits.
Base Salary
Base salary provides the NEOs with a basic level of financial security and promotes the Compensation Committee’s objectives by attracting and retaining top talent. Base salary increases for the Company’s Chief Executive Officer are determined by the Compensation Committee and approved by the Board of Trustees. Base salary increases for the other NEOs are recommended by the Company’s Chief Executive Officer and are subject to review and approval by the Compensation Committee.
To align with the market data provided for the 2018 Peer Group, the Compensation Committee increased base salaries of the NEOs by 3.0% in the aggregate with individual increases ranging between 2.0% and 3.4%. The Compensation Committee was satisfied that each NEO’s base salary for 2018 was reasonable and appropriate based on each NEO’s responsibilities and performance.
Base salaries for the NEOs for 2017 and 2018 are as follows:

	2017 Base Salary	2018 Base Salary	Increase over 2017
			($)	(%)
Hasu P. Shah	$250,000	$255,000	$5,000	2.0%
Jay H. Shah	$750,000	$770,000	$20,000	2.7%
Neil H. Shah	$725,000	$750,000	$25,000	3.4%
Ashish R. Parikh	$475,000	$490,000	$15,000	3.2%
Michael R. Gillespie	$325,000	$335,000	$10,000	3.1%

Annual Cash Incentive Program (“Annual CIP”)
The purpose of the Annual CIP is to reward achievement of annual goals and objectives and provide at-risk, comprehensive pay opportunities linked primarily to company-wide performance and, to a lesser extent, individual performance. Each year, management proposes and the Compensation Committee evaluates and finalizes the annual goals and objectives, which are subsequently approved by the Board of Trustees. By using goals and objectives thoroughly reviewed by the Board of Trustees, the Compensation Committee rewards participants for achieving performance levels that management has identified and the Board of Trustees are critical to creating and sustaining long-term shareholder value.
The Compensation Committee believes the Annual CIP provides the NEOs other than Mr. Hasu Shah, who has not historically participated in the program, with an incentive to excel at their individual job function and area of expertise in a manner that contributes to overall Company-wide performance, and further aligns the financial interests of the participating NEOs with those of shareholders. The selected performance criteria include Company-wide performance goals and specific performance goals related to the job function of each participating NEO.

Key features of the Annual CIP include the following:

•
a primary emphasis on (1) sustained Company-wide financial growth as measured by such metrics as AFFO per share, an EBITDA multiple, and (2) financial flexibility and balance sheet strength as measured by a fixed charge coverage ratio;

•	a structured approach to determine awards by measuring against pre-established metrics; and

•	the recognition of individual leadership achievements and contributions of participants by making a portion of the award subject to individual-specific performance goals.
The Compensation Committee, in conjunction with the Chief Executive Officer, reviewed the annual cash incentive awards. Annual cash incentive awards were based on an evaluation of the performance, level of responsibility and leadership of the named executive officer in relation to overall corporate results.
For 2018, the Compensation Committee established the following mix of Company performance measures for the Annual CIP:

Pay Element	Weightings	Metrics	Hurdles

2018 Annual CIP	30%	AFFO per share	Threshold:	$2.08
			Target:	$2.15
			Maximum:	$2.25

	30%	Absolute EBITDA	Threshold:	$168m
			Target:	$172m
			Maximum:	$176m

	20%	Fixed charge coverage ratio	Threshold:	2.25x
			Target:	2.35x
			Maximum:	2.50x

	20%	Defined objectives	Threshold:	N/A
			Target:	N/A
			Maximum:	N/A

The Compensation Committee believes AFFO per share, an EBITDA multiple and a fixed charge coverage ratio are appropriate and effective measures of annual Company-wide performance. These performance measures were chosen because they strike a balance between maximizing AFFO per share in the short-term and driving a premium multiple for our shares while maintaining long-term value with a lower risk balance sheet. The threshold level for each performance measure was set based on a level of performance that was believed at the time to be achievable in order to motivate and retain the participating NEOs. The target level for each performance measure was set based on a level of performance that was believed at the time to be aggressive, but obtainable. The maximum level for each performance measure was set based on a level of performance that was believed to be realizable, but only as a result of exceptional performance.
The Compensation Committee chose several of the performance targets described above to align the Annual CIP with the Company’s 2018 goals and objectives as established by management and the Board of Trustees but also changed one of the metrics. In 2018, EBITDA Multiple was replaced by Adjusted EBITDA for the Annual CIP. The Compensation Committee believes that Adjusted EBITDA is a better indicator of profitability for the Company and structured management’s incentives accordingly. The Compensation Committee established rigorous metrics for the Management team in 2018 and none of the target metrics were below the metrics established for 2017 or 2017 actual financial results. The Company recorded 2017 Adjusted EBITDA of $167.4 million and the Compensation Committee established a Target metric of $172.0 million in 2018. In a period of tepid RevPAR growth, rising operating expenses and increased property taxes most of the industry peers and analysts forecasted negative Absolute EBITDA in 2018. The Target Adjusted EBITDA increase of 2.75% was even more difficult to achieve due to the closure of two of the Company’s largest assets in 2017 due to damage from Hurricane Irma. These two assets generated approximately 10% of the Company’s Adjusted EBITDA in 2017 and were forecast to generate less than 1% of the Company’s Adjusted EBITDA in 2018. The Compensation Committee continues to utilize rigorous goals to established proper alignment between pay and performance for the executive management team. The Compensation Committee chose the relative weights of the performance measures based on the Compensation Committee’s desire to emphasize financial results while maintaining a focus on non-financial initiatives.
AFFO per share: The Company achieved AFFO per share of $2.20 in 2018 which was 102% of the target hurdle resulting in target performance.

(1)
AFFO per share is determined by calculating funds from operations (“FFO”) applicable to common shares and partnership units in accordance with the December 2018 Financial Standards White Paper of the National Association of Real Estate Investment Trusts (“NAREIT”), which the Company refers to as the “White Paper.” The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by an entity. Management’s interpretation of the NAREIT definition is that noncontrolling interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Management calculated AFFO, which reflects FFO in accordance with the NAREIT definition further adjusted by: (i) adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties; (ii) adding back amortization of deferred financing costs; (iii) making adjustments for the amortization of original issue discount/premium; (iv) adding back non-cash stock expense; (v) adding back acquisition and terminated transaction expenses, as well as accruals for contingent consideration on acquisitions ; (vi) adding back FFO attributed to the Company’s partners in consolidated joint ventures; (vii) making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment; and (viii) state and local tax expense related to the reassessment of prior period assessments.

EBITDA: The Company achieved absolute EBITDA of $174 million which was 101% of the target performance hurdle resulting in incentive earned at the target level.

(1)
Consolidated adjusted earnings before income tax, depreciation and amortization (“Adjusted EBITDA”). The Company’s interpretation of Adjusted EBITDA is that EBITDA derived from its investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. In addition, Adjusted EBITDA is adjusted to (i) add back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties; (ii) adding back non-cash stock expense; (iii) adding back impairment related expenses; (iv) adding back acquisition and terminated transaction expenses, as well as accruals for contingent consideration on acquisitions; (v) making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment; and (vi) state and local tax expense related to the reassessment of prior period assessments.

Fixed Charge Coverage Ratio: The Company’s Fixed Charge Coverage Ratio for 2018 was 2.40x, 102% of the target performance hurdle resulting in incentive earned at the target level.

(1)
Calculated as (i) consolidated adjusted earnings before income tax, depreciation and amortization (“Adjusted EBITDA”), divided by (i) the sum of (A) interest expense, plus (B) preferred share distributions. The Company’s interpretation of Adjusted EBITDA is that EBITDA derived from its investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. In addition, Adjusted EBITDA is adjusted to (i) add back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties; (ii) adding back non-cash stock expense; (iii) adding back impairment related expenses; (iv) adding back acquisition and terminated transaction expenses, as well as accruals for contingent consideration on acquisitions; (v) making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment; and (vi) state and local tax expense related to the reassessment of prior period assessments.

Individual Specific Performance Objectives: Under the re-design of the 2019 executive compensation program, individual specific performance objectives have been eliminated. For 2018, the Compensation Committee utilized the individual-specific performance objectives which were similar to the objectives used for the 2017 program for purposes of the Annual CIP. The participating NEOs satisfied these individual-specific performance objectives.
Under the 2018 Annual CIP each of the participating NEOs was awarded the target cash payment under the AFFO per share metric, the absolute EBITDA metric, and the fixed charge coverage ratio metric and achieved the maximum cash payment under the individual performance-specific objectives.
The following table indicates the amounts the participating NEOs may earn for threshold, target and maximum performance and the amount of the cash bonuses that were earned:

	Threshold	Target	Maximum	Actual Bonus Earned
	(as a % of 2018 base salary)	(as a % of 2018 base salary)	(as a % of 2018 base salary)	(as a % of 2018 base salary)	(in dollars)
Jay H. Shah	100%	150%	200%	160%	$1,232,000
Neil H. Shah	100%	150%	200%	160%	$1,200,000
Ashish R. Parikh	75%	125%	175%	135%	$661,500
Michael R. Gillespie	50%	100%	125%	105%	$351,750

The Compensation Committee has adopted a policy that allows the NEOs to elect to receive payouts, if any, under the 2018 Annual CIP in LTIP Units or cash. For payments elected in LTIP Units, the NEO receives a 25% premium. LTIP Units issued are subject to a two-year vesting period from the end of the performance period. For 2018, each NEO had elected to receive 100% of any payouts earned under the Annual CIP in LTIP Units. As a result, the Compensation Committee approved the following LTIP Units for the NEOs in March 2019: Mr. Jay H. Shah, 85,793 LTIP Units; Mr. Neil H. Shah, 83,565 LTIP Units; Mr. Parikh; 46,065 LTIP Units; and Mr. Gillespie, 24,495 LTIP Units. The LTIP Units awarded were determined by dividing the sum of the dollar amount of the award under the Annual CIP and the 25% premium by $17.95, the per share volume weighted average trading price of the Company’s common shares on the NYSE for the 20 trading days prior to and including December 31, 2018. The awards issued to the NEOs pursuant to the Annual CIP vest on December 31, 2020.
Long-Term Equity Incentive Programs
The Compensation Committee believes it is important to provide the NEOs with equity incentives to promote retention, incent sustainable growth and long-term value creation, and to further align the interests of the NEOs with those of shareholders by exposing the NEOs to stock price changes during the performance and vesting periods. Awards under the long-term equity incentive programs are both “performance based” and “time based.” Prior to the re-design of the 2019 executive compensation program, the Compensation Committee used a mix of long-term equity incentives that include one and three year performance periods. The multi-year long-term incentive programs (“Multi-Year EIPs”) had a three-year performance period followed by a one-year vesting period for awards issued under the programs. The annual long term equity incentive programs (“Annual EIPs”) had a one-year performance period followed by a three-year vesting period for awards issued under the programs. In 2019, the Long-Term Incentive Program consist of 100% equity awards and will be measured over a three-year performance period followed by a one-year vesting period for awards earned. The long term equity incentive programs measured over a one-year performance period has been eliminated in 2019.
The following illustrates the legacy Multi-Year EIPs and Annual EIPs as well as the re-designed 2019 LTIP program:

(1)
Awards can be earned under the Multi-Year EIP programs and the 2019 LTIP program based on the achievement of determined levels of Absolute Total Shareholder Return (“TSR”) (37.5% of the potential award), TSR relative to the Company’s peers (37.5% of the potential award), and RevPAR growth relative to the Company’s peers (25.0% of the potential award).

(2)
The Annual EIP program was eliminated as part of the re-design of the 2019 executive compensation program. Awards were earned under the Annual EIP programs based on the achievement of determined levels of Absolute RevPAR growth (40% of the potential award), RevPAR growth relative to the Company’s peers (40% of the potential award), and subjective factors determined by the Compensation Committee (20% of the potential award).

Annual Long-Term Equity Incentive Program for 2018 (“Annual EIP”)
The Compensation Committee adopted the Annual EIP for the NEOs, pursuant to which the NEOs were eligible to earn equity awards in the form of stock awards, performance share awards or LTIP Units. The Company had to achieve certain financial performance during the performance period in order for 80% of the award to be earned.

The remaining portion of the award was granted at the discretion of the Compensation Committee based on its assessment of company and individual performance without regard to pre-defined performance criteria. Under the re-design of the 2019 executive compensation program, the Annual EIP, including awards based on individual specific performance objectives, has been eliminated. Equity securities granted for awards earned are subject to vesting over a four-year period that begins on the first day of the performance period. The following table summarizes the threshold, target and maximum levels of performance for the Annual EIP in relation to the RevPAR performance goals:

Pay Element	Weightings	Metrics	Hurdles

2018 Annual EIP	40%	Absolute RevPAR growth	Threshold:	1.0%
			Target:	2.0%
			Maximum:	3.0%

	40%	Relative RevPAR growth vs. Peer Group median	Threshold:	+20 bps
			Target:	+40 bps
			Maximum:	+60 bps

	20%	Individual-specific performance objectives	Threshold:	N/A
			Target:	N/A
			Maximum:	N/A

The Company’s actual 2018 absolute RevPAR growth was 1.7%, exceeding the threshold payout hurdle but below target. The Company’s 2018 RevPAR growth was above the Peer Group median RevPAR growth by 66bps, exceeding the maximum payout hurdle of 60bps. In assessing the individual-specific performance objectives of the Annual EIP, the Compensation Committee considered, in general, how the NEOs individually and as a group effected transactions that continued the transformation of the Company’s portfolio and continued to strengthen the Company’s financial position. The Compensation Committee believes that the NEOs performance in 2018 transformed and positioned the Company for continued growth in 2019.
As a result of these contributions and the performance with respect to the relative RevPAR growth performance measure established under the Annual EIP, the Compensation Committee approved the following awards for the NEOs in March 2019:

NEO	Dollar Value of Possible Equity Awards (Threshold to Maximum)(1)	Dollar Amount of Annual EIP Awards (Actual Performance)(1)	Number of Restricted LTIP Units Awarded(2)
Hasu P. Shah	$382,500 to $510,000	$459,000	25,571
Jay H. Shah	$1,347,500 to $1,732,500	$1,578,500	87,939
Neil H. Shah	$1,312,500 to $1,687,500	$1,537,500	85,655
Ashish R. Parikh	$490,000 to $857,500	$710,500	39,582
Michael R. Gillespie	$251,250 to $418,750	$351,750	19,596

(1)	Threshold amounts presented as an aggregate of the threshold amounts achievable for each component/metric.

(2)
Determined by dividing the dollar amount of the award under the Annual EIP by $17.95, the per share volume weighted average trading price of the Company’s common shares on the NYSE for the 20 trading days prior to and including December 31, 2018. The awards issued to the NEOs pursuant to the Annual EIP vest as follows: 25% on the date of grant and 25% on each of December 31, 2019, 2020 and 2021.

Multi-Year Long-Term Equity Incentive Programs (“Multi-Year EIPs”)
In 2016, 2017 and 2018, the Compensation Committee adopted multi-year long-term incentive programs (“2016 Multi-Year EIP,” “2017 Multi-Year EIP,” and “2018 Multi-Year EIP,” collectively the “Multi-Year EIPs”) and granted awards pursuant to the programs to the NEOs. The awards pursuant to the Multi-Year EIPs consisted of agreements to issue equity awards where the number of awards issued is not determined until the end of a three-year performance period. The 2016 Multi-Year EIP commenced on January 1, 2016 and ended on December 31, 2018. The 2017 Multi-Year EIP commenced on January 1, 2017 and ends on December 31, 2019, and the 2018 Multi-Year EIP commenced January 1, 2018 and ends on December 31, 2020.
Once the Compensation Committee determines the awards have been earned and the equity underlying the awards has been issued, one-half of the equity awards will remain subject to time-based forfeiture provisions. Common shares, LTIP Units or a combination of common shares and LTIP Units may be used to settle awards under the programs, if the awards are earned based on the metrics described below. Any equity awards pursuant to the programs will be made under the Company’s 2012 Equity Incentive Plan or any other equity incentive plan approved by the Company’s shareholders.
The following table summarizes the metrics used to determine awards issued under the Multi-Year EIPs:

Pay Element	Weightings	Metrics	Hurdles

Multi-Year EIPs	37.5%	Absolute TSR	Threshold:	10.0%
			Target:	12.0%
			Maximum:	14.0%

	37.5%	Relative TSR vs. Peer Group(1) median	Threshold:	-150bps
			Target:	+50bps
			Maximum:	+250bps

	25.0%	Relative RevPAR vs. Peer Group(1) median	Threshold:	+25bps
			Target:	+50bps
			Maximum:	+75bps

(1)
Relative TSR and Relative RevPar performance is determined by comparing the performance of the 2016 Peer Group for the 2016 Multi-Year EIP, the 2017 Peer Group for the 2017 Multi-Year EIP, and the 2018 Peer Group for the 2018 Peer Group over the same performance period.

Actual performance for the Absolute TSR and Relative TSR vs. Peer Group median metrics were below threshold performance and, as such, no amounts were paid for those components under the 2016 Multi-Year EIP. Actual performance for the Relative RevPAR vs. Peer Group median was in excess of the maximum hurdle and the Compensation Committee determined the maximum payout was warranted for this component of the 2016 Multi-Year EIP. As a result, the Compensation Committee approved the following awards for the NEOs in March 2019:
໿

NEO	Dollar Value of Possible Equity Awards (Threshold to Maximum)(1)	Dollar Amount of Multi-Year EIP Awarded(1)	Number of Restricted LTIP Units Awarded(2)	Distributions on LTIP Units Awarded(2)
Hasu P. Shah	$225,000 to $375,000	$93,750	4,186	$16,074
Jay H. Shah	$600,000 to $1,000,000	$250,000	11,161	$42,858
Neil H. Shah	$600,000 to $1,000,000	$250,000	11,161	$42,858
Ashish R. Parikh	$225,000 to $375,000	$93,750	4,186	$16,074
Michael R. Gillespie	$71,250 to $118,750	$29,688	1,326	$5,092

(1)
Threshold amounts presented as an aggregate of the threshold amounts achievable for each component/metric. As noted, failure to achieve Absolute and Relative TSR at or above a threshold level resulted in no payout for that component of the Multi-Year EIP awards and the dollar amount of Multi-Year EIP awards earned was less than the aggregate threshold potential.

(2)
Determined by dividing the dollar amount of the award under the Multi-Year EIP by $22.40, the per share volume weighted average trading price of the Company’s common shares on the NYSE for the 20 trading days prior to and including December 31, 2015. The awards issued to the NEOs pursuant to the Multi-Year EIP vest as follows: 50% on the date of issuance and 50% on December 31, 2019.

Performance under the 2016 Multi-Year EIP resulted in payout to the CEO and all other NEOs that equaled 31.25% of the target compensation for the program.
The equity awards issuable pursuant to the 2017 Multi-Year EIP and the 2018 Multi-Year EIP will be determined and issued to the NEOs in the first quarter of 2020 and 2021, respectively, if earned. The number of shares or units awarded pursuant to the programs will be based on a specified dollar amount for each NEO divided by the 20-day volume weighted average closing price of the Company’s common shares on the New York Stock Exchange as of December 31, 2016 and December 31, 2017, respectively.
The following table sets forth the potential equity awards for each of the 2018 Multi-Year EIP and 2017 Multi-Year EIP, in terms of dollar value, that each NEO may earn for each program:

໿

Dollar Value of Possible Equity Awards
NEO	2018 and 2017 Multi-Year EIP
Hasu P. Shah	$300,000 to $450,000
Jay H. Shah	$800,000 to $1,200,000
Neil H. Shah	$800,000 to $1,200,000
Ashish R. Parikh	$300,000 to $450,000
Michael R. Gillespie	$100,000 to $150,000

Benefits
Benefits are established based upon an assessment of competitive market factors and a determination of what is required to attract and retain talent, as well as provide long-term financial security to the Company’s employees and their families. The Compensation Committee periodically considers benefit levels based on competitive influences, as well as the cost of the programs to the Company relative to the value to employees. The Company’s primary benefits for executive officers include participation in the Company’s health, dental and vision plans on the same basis as any other employee. Except as described in this paragraph, the Company does not provide NEOs with other benefits or perquisites.

Contractual Arrangements
The Company has entered into employment agreements with Hasu P. Shah, Jay H. Shah, Neil H. Shah, Ashish R. Parikh and Michael R. Gillespie. The terms of these employment agreements include provisions related to payments to be made to the officers for events related to changes of control of the Company. These employment agreements are described under “Executive Compensation - Agreements with Executive Officers and Potential Payments Upon Termination or Change-in-Control” below. The Compensation Committee believes it is appropriate for the Company to have an employment agreement with the executive officers to support stable and highly competent management on a long-term basis.
The Compensation Committee believes that the employment agreements serve the interests of the Company and its shareholders by ensuring that if a hostile or friendly change of control is ever under consideration, its executives will be able to advise the Board of Trustees about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a result of a change of control. The change of control provisions of the employment agreements include so-called double triggers, which mean that benefits become available to executives under the agreements only upon a change of control followed by termination of the executive without cause or resignation by the executive for good reason. The Compensation Committee believes that a double trigger appropriately protects the legitimate interests in employment security without unduly burdening the Company or shareholder value.
Stock Ownership Guidelines
To further align the interests of the Company’s trustees and executive officers with the interests of our shareholders, the Board has established minimum share ownership guidelines that apply to all non-management trustees and named executive officers. Non-employee trustees are required to own Company shares equal in value to at least five times the annual cash retainer paid to non-management trustees. In addition, the Company’s executive officers are required to own Company shares equal in value to a multiple of such executive’s base salary as follows: Chairman of the Board: 4 times; Chief Executive Officer: 6 times; President and Chief Operating Officer: 6 times; Chief Financial Officer: 3 times; and Chief Accounting Officer and all other named executive officers: 1 times.
All trustees and executives are expected to achieve this minimum ownership within three years of assuming the relevant positions with the Company. For the purpose of these guidelines, a person shall be deemed to own all Company shares beneficially owned by such person within the meaning of the United States federal securities laws, including for these purposes preferred shares of the Company, common shares of the Company, operating partnership units (including LTIP Units) in Hersha Hospitality Limited Partnership and other securities issued by the Company or its subsidiaries that are exercisable for, convertible into or exchangeable for common shares of the Company.
Compensation-Related Risk
The Compensation Committee oversees the compensation policies and plans for all employees. The Company’s senior management, at the request of the Compensation Committee, has assessed the Company’s compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company.
As part of its annual risk assessment, the Company’s senior management, with oversight from Risk Sub-Committee of the Audit Committee, analyzed whether the Company’s compensation policies and practices, including non-executive officer compensation practices, could reasonably have a material adverse effect on the Company. This assessment focused primarily on the design of the Company compensation programs and practices for executive officers and employees as it relates to the business risks that the Company faces. Specifically, management considered the fact that employees, other than the NEOs who participate in the executive compensation program described in this proxy statement, receive only a small percentage of their total compensation in the form of variable, performance-based compensation. Further, performance-based compensation to executive officers is primarily in the form of equity awards, which the Company believes encourages actions for long term shareholder value, rather than short term risk-taking that could materially and adversely affect the Company’s business. The Company’s senior management also considered the active role played by the Compensation Committee and the overall design of the executive compensation program, which the Company’s senior management believes encourages an appropriate level of risk taking, creates long-term shareholder value and avoids unnecessary or excessive levels of enterprise risk.
In addition, the Company’s senior management discussed its assessment of the Company’s compensation practices and programs and whether those practices and programs create risks that could reasonably be expected to have a material adverse effect on the Company. Based on its assessment, the Company’s senior management has concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Upon completion of the risk assessment, the Company’s senior management reported its findings to the Compensation Committee and discussed with the Compensation Committee those findings in light of the disclosure requirements under applicable SEC rules.

EXECUTIVE COMPENSATION
Summary Compensation Table for 2018
The following table presents information relating to total compensation of the NEOs for the fiscal year ended December 31, 2018:

			Stock Awards(1)		Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Name and Principal Position	Year	Salary	Award Amount	Premium for Share Election

Hasu P. Shah	2018	$255,000	$748,596	$—	$—	$4,061	$1,007,657
Chairman of the Board of Trustees	2017	250,000	702,905	—	—	4,061	956,966
	2016	242,000	454,147	—	—	4,040	700,187

Jay H. Shah	2018	$770,000	$3,583,723	$312,274	$—	$5,446	$4,671,443
Chief Executive Officer	2017	750,000	3,616,069	346,866	—	5,446	4,718,381
	2016	732,000	1,389,197	—	1,354,200	5,446	3,480,843

Neil H. Shah	2018	$750,000	$3,510,611	$304,170	$—	$23,462	$4,588,243
President and Chief Operating Officer	2017	725,000	3,513,565	335,302	—	23,462	4,597,329
	2016	706,000	1,360,957	—	1,306,100	23,462	3,396,519

Ashish R. Parikh	2018	$490,000	$1,662,294	$167,670	$—	$23,462	$2,343,426
Chief Financial Officer	2017	475,000	1,794,152	189,986	—	23,462	2,482,600
	2016	460,000	542,572	—	655,500	23,462	1,681,534

Michael R. Gillespie	2018	$335,000	$799,336	$89,160	$—	$23,462	$1,246,958
Chief Accounting Officer	2017	325,000	854,837	95,467	—	23,462	1,298,766
	2016	310,000	232,189	—	286,750	23,462	852,401

(1)
The amounts in the “Stock Awards” columns for 2018 include the aggregate grant date fair value of LTIP Units, some of which are subject to time-based forfeiture restrictions, issued to the named executive officers in March 2019 pursuant to the 2018 Annual CIP and the 2018 Annual EIP following completion of the one-year performance period and pursuant to the 2016 MYEIP following completion of the three-year performance period. The Compensation Committee has adopted a policy that allows the NEOs to elect to receive payouts, if any, under the 2018 Annual CIP in LTIP Units or cash. For payments elected in LTIP Units, the NEO receives a 25% premium. For 2018, each eligible NEO had elected to receive 100% of any payouts earned under the Annual CIP in LTIP Units. The aggregate grant date fair value of these LTIP Units has been computed in accordance with FASB ASC Topic 718. These amounts are based on the performance levels determined to be achieved by the Compensation Committee for each component of the 2018 Annual CIP, 2018 Annual EIP and the relative RevPAR component of the 2016 MYEIP. The performance levels are described in “Compensation Discussion and Analysis- Components of Executive Compensation.” The aggregate grant date fair value of these awards was determined by multiplying the number of LTIP Units granted to the NEO by $18.00, the closing price of the Company’s common shares on the NYSE on March 21, 2019.

The amounts in “Stock Awards” for 2018 also include the aggregate grant date fair value of the right to receive common shares, LTIP Units, or a combination of common shares and LTIP Units following completion of the three-year performance period under Absolute TSR and Relative TSR components of the 2018 Multi-Year EIP. These amounts are based on the probable outcome of the performance conditions established by the Compensation Committee in March of 2018, which are described in “Compensation Discussion and Analysis- Components of Executive Compensation” above. The aggregate grant date fair value of these awards has been computed in accordance with FASB ASC Topic 718. For additional information relating to assumptions made in the valuation of the awards pursuant to the 2018 Multi-Year EIP, please refer to footnote 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)
As described in “Compensation Discussion and Analysis- Components of Executive Compensation” above, The Compensation Committee has adopted a policy that allows the NEOs to elect to receive payouts, if any, under the 2018 Annual CIP in LTIP Units or cash. For 2018, each NEO had elected to receive 100% of any payouts earned under the Annual CIP in LTIP Units and, accordingly, the amounts earned under the 2018 Annual CIP are included in the “Stock Awards” column.

(3)	Includes insurance premiums paid by the Company for medical, dental and life insurance benefits.

As described in “Compensation Discussion and Analysis- Components of Executive Compensation” above, the Company does not grant equity awards under the 2018 Annual CIP, the 2018 Annual EIP or the 2018 Multi-Year EIP until the applicable performance period has been completed and the actual level of performance achieved has been determined. The performance period under the 2018 Annual CIP and the 2018 Annual EIP began on January 1, 2018 and was completed on December 31, 2018. In March of 2019, the Compensation Committee determined that the named executive officers had achieved a certain level of performance and the Company awarded an aggregate of 258,343 LTIP Units under the 2018 Annual EIP and an aggregate of 239,918 LTIP Units under the 2018 Annual CIP to the NEOs. The performance period under the 2018 Multi-Year EIP began on January 1, 2018 and will not be completed until December 31, 2020. The Compensation Committee intends to determine the actual level of performance under the 2018 Multi-Year EIP during the first quarter of 2021. Estimated future payouts for the absolute TSR and relative TSR components under the Company’s 2018 Multi-Year EIP appear under the column “Estimated Future Payouts Under Equity Incentive Plan Awards” in the Grants of Plan-Based Awards Table for 2018.
The 2012 Equity Incentive Plan, as amended (“the 2012 Plan”), allows for LTIP Units as a type of award available. The LTIP Units granted are subject to the same time-based vesting conditions that apply to restricted stock awards. Initially, all LTIP Units will not have full parity with HHLP’s common units with respect to liquidating distributions. Upon the occurrence of certain “book-up” events described in the partnership agreement, LTIP Units can, over time, achieve full parity with our operating partnership’s common units for all purposes, and therefore accrete to an economic value equivalent to one common share. If such parity is reached, vested LTIP Units may be redeemed for cash in an amount equal to the then fair market value of an equal number of Hersha common shares or converted into an equal number of Hersha common shares, as determined by Hersha at its election.
Grants of Plan-Based Awards Table for 2018
The following table presents information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2018. For more information regarding grants of plan-based awards, see “Compensation Discussion and Analysis” above.

			Estimated Possible Payouts Under			Estimated Future Payouts Under			Grant Date Fair Value of Stock Awards (4) ($)
	Type of Award (1)	Grant Date	Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards(3)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Name			($)	($)	($)	($)	($)	($)
Hasu P. Shah	Annual EIP	3/9/2018				382,500	446,250	510,000	460,278
	2018 MYEIP	3/9/2018				225,000	281,250	337,500	212,970
	2016 MYEIP	3/16/2016				56,250	75,000	93,750	75,348

Jay H. Shah	Annual CIP	3/9/2018	(2)	(2)	(2)	962,500	1,443,750	1,925,000	1,544,274
	Annual EIP	3/9/2018				1,347,500	1,540,000	1,732,500	1,582,902
	2018 MYEIP	3/9/2018				600,000	750,000	900,000	567,923
	2016 MYEIP	3/16/2016				150,000	200,000	250,000	200,898

Neil H. Shah	Annual CIP	3/9/2018	(2)	(2)	(2)	937,500	1,406,250	1,875,000	1,504,170
	Annual EIP	3/9/2018				1,312,500	1,500,000	1,687,500	1,541,790
	2018 MYEIP	3/9/2018				600,000	750,000	900,000	567,923
	2016 MYEIP	3/16/2016				150,000	200,000	250,000	200,898

Ashish R. Parikh	Annual CIP	3/9/2018	(2)	(2)	(2)	459,375	765,625	1,071,875	829,170
	Annual EIP	3/9/2018				490,000	735,000	857,500	712,476
	2018 MYEIP	3/9/2018				225,000	281,250	337,500	212,970
	2016 MYEIP	3/16/2016				56,250	75,000	93,750	75,348

Michael R. Gillespie	Annual CIP	3/9/2018	(2)	(2)	(2)	209,375	418,750	523,438	440,910
	Annual EIP	3/9/2018				251,250	335,000	418,750	352,728
	2018 MYEIP	3/9/2018				75,000	93,750	112,500	70,990
	2016 MYEIP	3/16/2016				17,813	23,750	29,688	23,868

(1)	Type of award:

•	Annual CIP-Annual CIP for 2018

•	Annual EIP-Annual EIP for 2018

•	2018 MYEIP - Multi-Year EIP for 2018

•	2016 MYEIP - Multi-Year EIP for 2016

(2)
The Compensation Committee has adopted a policy that allows the NEOs to elect to receive payouts, if any, under the 2018 Annual CIP in LTIP Units or cash. For payments elected in LTIP Units, the NEO receives a 25% premium. For 2018, each NEO had elected to receive 100% of any payouts earned under the Annual CIP in LTIP Units and, accordingly, the amounts earned under the 2018 Annual CIP are included in the “Stock Awards” columns. The following table represents the range of potential cash payouts to be made to the named executive officers other than Mr. Hasu Shah pursuant to the Company’s Annual CIP if each NEO elected to receive 100% cash:

	Threshold	Target	Maximum
Name	($)	($)	($)

Jay H. Shah	770,000	1,155,000	1,540,000
Neil H. Shah	750,000	1,125,000	1,500,000
Ashish R. Parikh	367,500	612,500	857,500
Michael R. Gillespie	167,500	335,000	418,750

(3)
Awards pursuant to the 2018 Annual CIP and the 2018 Annual EIP are denominated in dollars, but are payable in common shares, LTIP Units, or a combination of common shares and LTIP Units based on the volume-weighted average price of the common shares for the 20 trading days prior to and including December 31, 2018, as reported by the NYSE, or $17.95 per share. On March 21, 2019, the Company issued to the NEOs an aggregate of 258,343 LTIP Units pursuant to the 2018 Annual EIP and an aggregate of 239,918 LTIP Units pursuant to the 2018 Annual CIP. The LTIP Units were issued pursuant to the Company’s 2012 Equity Incentive Plan. LTIP Units issued pursuant to the 2018 Annual EIP are subject to time-based forfeiture restrictions which lapse over the following schedule: 25% upon issuance and 25% on December 31, 2019, 2020 and 2021. LTIP Units issued pursuant to the 2018 Annual CIP are subject to time-based forfeiture restrictions which lapse on December 31, 2020.

Awards pursuant to the Company’s 2018 Multi-Year EIP are denominated in dollars, but are payable in common shares, LTIP Units, or a combination of common shares and LTIP Units based on the volume-weighted average price of the common shares for the 20 trading days prior to and including December 31, 2017, as reported by the NYSE, or $17.53 per share.
Awards pursuant to the 2016 Multi-Year EIP are denominated in dollars, but are payable in common shares, LTIP Units, or a combination of common shares and LTIP Units based on the volume-weighted average price of the common shares for the 20 trading days prior to and including December 31, 2015, as reported by the NYSE, or $22.40 per share. On March 21, 2019, the Company issued an aggregate of 32,020 LTIP Units to the NEOs pursuant to the Relative RevPAR performance component of the 2016 Multi-Year EIP. The LTIP Units were issued pursuant to the Company’s 2012 Equity Incentive Plan and are subject to time-based forfeiture restrictions which lapse over the following schedule: 50% upon issuance and 50% on December 31, 2019.

(4)
For the 2018 Annual EIP and the 2018 Annual CIP, amount represents the aggregate fair value of the common shares and restricted common shares on the date of issuance, or $18.00 per share, at the actual level of performance. For the 2018 Multi-Year EIP awards, amount represents the aggregate grant date fair value of the right to receive common shares following the three-year performance period. Fair value of these awards has been computed in accordance with FASB ASC Topic 718. For the 2016 Multi-Year EIP, amount represents the aggregate fair value of the common shares and restricted common shares on the date of issuance, or $18.00 per share, at the actual level of performance.

.

Outstanding Equity Awards at Fiscal Year-End Table for 2018
The following table presents information concerning outstanding equity awards as of the end of the fiscal year ended December 31, 2018:

		Stock Awards
		Time Vested Awards		Equity Incentive Plan Awards
NEO	Award Type	Number of Shares That Have Not Vested (#) (1)	Market Value of Shares That Have Not Vested ($)(2)	Number of Unearned Shares That Have Not Vested (#)		Payout Value of Unearned Shares That Have Not Vested ($)

Hasu P. Shah	Time Vest	17,383	$304,898
	Annual EIP			25,571	(3)	$448,515	(4)
	2018 MYEIP			17,114	(5)	$300,171	(6)
	2017 MYEIP			14,065	(5)	$246,695	(6)
	2016 MYEIP			10,045	(5)	$176,183	(6)

Jay H. Shah	Time Vest	157,794	$2,767,707
	Annual CIP			85,793	(3)	$1,504,809	(4)
	Annual EIP			87,939	(3)	$1,542,450	(4)
	2018 MYEIP			45,636	(5)	$800,456	(6)
	2017 MYEIP			37,506	(5)	$657,853	(6)
	2016 MYEIP			26,786	(5)	$469,821	(6)

Neil H. Shah	Time Vest	152,511	$2,675,043
	Annual CIP			83,565	(3)	$1,465,730	(4)
	Annual EIP			85,655	(3)	$1,502,389	(4)
	2018 MYEIP			45,636	(5)	$800,456	(6)
	2017 MYEIP			37,506	(5)	$657,853	(6)
	2016 MYEIP			26,786	(5)	$469,821	(6)

Ashish R. Parikh	Time Vest	82,216	$1,442,069
	Annual CIP			46,065	(3)	$807,980	(4)
	Annual EIP			39,582	(3)	$694,268	(4)
	2018 MYEIP			17,114	(5)	$300,171	(6)
	2017 MYEIP			14,065	(5)	$246,695	(6)
	2016 MYEIP			10,045	(5)	$176,183	(6)

Michael R. Gillespie	Time Vest	40,999	$719,122
	Annual CIP			24,495	(3)	$429,642	(4)
	Annual EIP			19,596	(3)	$343,714	(4)
	2018 MYEIP			5,705	(5)	$100,057	(6)
	2017 MYEIP			4,688	(5)	$82,232	(6)
	2016 MYEIP			3,181	(5)	$55,791	(6)

(1)	Represents LTIP Units issued to the NEOs on March 28, 2017, and March 28, 2018 and vest as follows:

	March 28, 2017	March 28, 2018	March 28, 2018
Vesting Date	2016 Annual EIP	2017 Annual EIP	2017 Annual CIP	Total

December 31, 2019	30,685	72,110	275,998	378,793
December 31, 2020	—	72,110	—	72,110

	30,685	144,220	275,998	450,903

(2)	Calculated by multiplying the number of unvested LTIP Units as of December 31, 2018 by $17.54, which was the closing market price of the Company’s common shares on that date.

(3)
Represents the number of common shares and/or LTIP Units issuable pursuant to the 2018 Annual EIP and the 2018 Annual CIP based on achieving actual performance goals established by the Compensation Committee. On March 21, 2019, the Company granted a total of 258,343 LTIP Units to the named executive officers pursuant to 2018 Annual EIP of which 25%, or 64,583 LTIP Units, vested immediately upon issuance. The remaining LTIP Units issued are restricted and vest 25%, or 64,587, on December 31, 2019, 25%, or 64,586, on December 31, 2020, and 25%, or 64,587, on December 31, 2021. On March 21, 2019, the Company also granted a total of 239,918 LTIP Units to the named executive officers pursuant to 2018 Annual CIP. All shares issued pursuant to the 2018 Annual CIP are restricted and vest on December 31, 2020.

(4)
Calculated by multiplying the number of common shares and restricted common shares and/or LTIP Units issuable pursuant to the 2018 Annual EIP and the 2018 Annual CIP based on achieving actual performance goals established by the Compensation Committee by $17.54, which was the closing market price of the Company’s common shares on December 31, 2018. As discussed elsewhere in this proxy statement, the LTIP Units were issued on March 21, 2019. Actual closing market price of the Company’s common shares on March 21, 2019, the date the LTIP Units were issued under the 2018 Annual EIP and the 2018 Annual CIP, was $18.00 per share.

(5)
Represents the number of common shares and/or LTIP Units issuable pursuant to the 2018 Multi-Year EIP, the 2017 Multi-Year EIP, and the 2016 Multi-Year EIP based on achieving threshold performance goals established by the Compensation Committee. The common shares and/or LTIP Units will be issued, if earned, pursuant to the 2018 Multi-Year EIP, the 2017 Multi-Year EIP and the 2016 Multi-Year EIP in the first quarter of 2021, in the first quarter of 2020 and in the first quarter of 2019, respectively.

On March 21, 2019, the Company granted a total of 32,020 LTIP Units to the named executive officers pursuant to 2016 Multi-Year EIP program of which 50%, or 16,009 LTIP Units, vested immediately upon issuance. The remaining 16,011 LTIP Units issued are restricted and vest on December 31, 2019.

(6)
Calculated by multiplying the number of common shares and/or LTIP Units issuable pursuant to the 2018 Multi-Year EIP, the 2017 Multi-Year EIP and the 2016 Multi-Year EIP based on achieving threshold performance goals established by the Compensation Committee by $17.54, which was the closing market price of the Company’s common shares on December 31, 2018. The aggregate grant date fair value of the right to receive equity awards under the 2018 Multi-Year EIP, calculated in accordance with FASB ASC 718, was $212,970 for Mr. Hasu Shah, $567,923 for Mr. Jay Shah, $567,923 for Mr. Neil Shah, $212,970 for Mr. Parikh and $70,990 for Mr. Gillespie. The aggregate grant date fair value of the right to receive equity awards under the 2017 Multi-Year EIP, calculated in accordance with FASB ASC 718, was $146,363 for Mr. Hasu Shah, $390,303 for Mr. Jay Shah, $390,303 for Mr. Neil Shah, $146,363 for Mr. Parikh and $48,788 for Mr. Gillespie. The aggregate grant date fair value of the right to receive equity awards under the 2016 Multi-Year EIP, calculated in accordance with FASB ASC 718, was $145,029 for Mr. Hasu Shah, $386,742 for Mr. Jay Shah, $386,742 for Mr. Neil Shah, $145,029 for Mr. Parikh and $45,926 for Mr. Gillespie.

Option Exercises and Stock Vested Table for 2018
The following table presents information concerning restricted common shares and performance share awards that vested or were earned for each of the named executive officers during the fiscal year ended December 31, 2018:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Hasu P. Shah	25,629	$452,767	(2)
Jay H. Shah	84,198	$1,487,328	(3)
Neil H. Shah	82,212	$1,452,197	(4)
Ashish R. Parikh	36,493	$645,070	(5)
Michael R. Gillespie	16,888	$298,548	(6)

(1)
Represents the aggregate dollar amount realized upon the vesting of restricted common shares and LTIP Units. This amount has been calculated by multiplying the number of vested common shares or LTIP Units, including vested common shares or LTIP Units issued upon the settlement of performance awards that have been earned, by the closing price of the Company’s common shares on the NYSE on the vesting date.

(2)	Represents the vesting of 8,742 LTIP Units on March 28, 2018, and 16,887 LTIP Units on December 31, 2018.

(3)	Represents the vesting of 28,366 LTIP Units on March 28, 2018, and 55,832 LTIP Units on December 31, 2018.

(4)	Represents the vesting of 27,563 LTIP Units on March 28, 2018, and 54,649 LTIP Units on December 31, 2018.

(5)	Represents the vesting of 13,466 LTIP Units on March 28, 2018, and 23,027 LTIP Units on December 31, 2018.

(6)	Represents the vesting of 6,304 LTIP Units on March 28, 2018, and 10,584 LTIP Units on December 31, 2018.

Agreements with Executive Officers and Potential Payments Upon Termination or Change-in-Control
As described above under the heading “Compensation Discussion & Analysis - Contractual Arrangements,” the Company has entered into employment agreements with Hasu P. Shah (Chairman of the Board), Jay H. Shah (Chief Executive Officer), Neil H. Shah (President and Chief Operating Officer), Ashish R. Parikh (Chief Financial Officer) and Michael R. Gillespie (Chief Accounting Officer). Each agreement was for an initial term through December 31, 2014. The employment agreements have renewed for additional successive one-year terms, the latest of which expire on December 31, 2019. The employment agreements will continue to renew for successive one year periods unless terminated by either party.
Each employment agreement provides for the payment of a minimum annual base salary to the executive officer, subject to any increase approved by the Board of Trustees. In addition, each executive officer is eligible to receive other incentive compensation, which may include common shares and LTIP Units in accordance with rules and criteria established by the Compensation Committee and approved by the Board of Trustees. Each of the employment agreements also contains certain confidentiality, non-competition and non-recruitment provisions.
Each of the employment agreements provides for cash payments and the provision of other benefits to the executive officer upon the occurrence of certain triggers. These triggers include the executive officer’s voluntary termination, the executive officer’s termination without cause (other than a termination without cause during the 12-month period following a change of control), the executive officer’s termination with cause, the executive officer’s death or disability and the executive officer’s termination without cause or resignation for good reason within 12 months of a change of control. In addition, unvested LTIP Units issued on or after December 23, 2014 will be subject to accelerated vesting under certain conditions (termination without cause, termination due to death or disability or in the event of a change of control, as defined in the 2012 Plan), provided the executive officer has remained in the continuous employ of the Company until the date of such termination or the date of the change in control.

The following tables set forth the total cost that the Company would have incurred and the payments the named executive officers would have received if they were terminated as of December 31, 2018 under the terms of the employment agreements, assuming such agreements were in place as of December 31, 2018:
Voluntary Termination/Termination With Cause

	Cash Payment ($) (1)	Continued Medical and Dental Benefits ($)	Number of Shares to Vest Upon Termination (#)	Value of Shares to Vest Upon Termination ($)	Total Cost of Termination ($)
Hasu P. Shah	$—	$—	N/A	N/A	$—
Jay H. Shah	$—	$—	N/A	N/A	$—
Neil H. Shah	$—	$—	N/A	N/A	$—
Ashish R. Parikh	$—	$—	N/A	N/A	$—
Michael R. Gillespie	$—	$—	N/A	N/A	$—

(1)
Each employment agreement provides that if the executive officer ceases being an employee of the Company on account of the executive officer’s voluntary termination or the executive officer’s termination with cause, the executive officer will not be entitled to any compensation after the effective date of the voluntary termination or termination with cause (except base salary and vacation accrued but unpaid on the effective date of such event).

Death or Disability
໿

	Cash Payment ($) (1)	Continued Medical and Dental Benefits ($)	Number of Shares to Vest Upon Termination (#) (2)	Value of Shares to Vest Upon Termination ($) (3)	Total Cost of Termination ($)
Hasu P. Shah	$21,250	$—	84,177	$1,476,462	$1,497,712
Jay H. Shah	$64,167	$—	441,454	$7,743,097	$7,807,263
Neil H. Shah	$62,500	$—	431,659	$7,571,292	$7,633,792
Ashish R. Parikh	$40,833	$—	209,086	$3,667,366	$3,708,199
Michael R. Gillespie	$27,917	$—	98,664	$1,730,559	$1,758,475

(1)
Each employment agreement provides that in the event of the death or disability of the executive officer, the Company will continue to pay the executive officer or his heirs, devisees, executors, legatees or personal representatives, as appropriate, the executive officer’s base salary then in effect through the month following the month in which such event occurs plus vacation accrued but unpaid as of the termination date.

(2)
Represents the sum of the number of unvested LTIP Units (including the LTIP Units granted on March 21, 2019 pursuant to the 2018 Annual EIP, the 2018 Annual CIP and the 2016 Multi-Year EIP and the common shares and/or LTIP Units issuable pursuant to the 2018 Multi-Year EIP and 2017 Multi-Year EIP). The amount presented excludes the number of common shares and/or LTIP Units issuable pursuant to the 2019 STIP and the 2019 LTIP as those programs were not in existence as of December 31, 2018.

(3)	Calculated by multiplying the number of shares to vest upon termination by $17.54, which was the closing market price of the Company’s common shares on December 31, 2018.

Termination without Cause

	Cash Payment ($) (1)	Continued Medical and Dental Benefits ($)	Number of Shares to Vest Upon Termination (#) (2)	Value of Shares to Vest Upon Termination ($) (3)	Total Cost of Termination ($)
Hasu P. Shah	$255,000	$—	84,177	$1,476,462	$1,731,462
Jay H. Shah	$770,000	$—	441,454	$7,743,097	$8,513,097
Neil H. Shah	$750,000	$—	431,659	$7,571,292	$8,321,292
Ashish R. Parikh	$490,000	$—	209,086	$3,667,366	$4,157,366
Michael R. Gillespie	$335,000	$—	98,664	$1,730,559	$2,065,559

(1)
Each employment agreement provides that upon a termination without cause (other than a termination without cause during the 12-month period following a change of control), the Company will make a lump sum payment to the executive officer within ten days after such termination equal to the sum of: (1) the executive officer’s accrued but unused vacation to the date of termination, plus (2) the amount of the executive officer’s monthly base salary then in effect for the lesser of 12 months or the number of months (including a fractional month) remaining in the term of the employment agreement.

(2)
Represents the sum of the number of unvested LTIP Units (including the LTIP Units granted on March 21, 2019 pursuant to the 2018 Annual EIP, the 2018 Annual CIP and the 2016 Multi-Year EIP and the common shares and/or LTIP Units issuable pursuant to the 2018 Multi-Year EIP and 2017 Multi-Year EIP). The amount presented excludes the number of common shares and/or LTIP Units issuable pursuant to the 2019 STIP and the 2019 LTIP as those programs were not in existence as of December 31, 2018.

(3)	Calculated by multiplying the number of shares to vest upon termination by $17.54, which was the closing market price of the Company’s common shares on December 31, 2018.

Termination without Cause / Resignation for Good Reason (Following a Change in Control)

	Cash Payment ($) (1)	Continued Medical and Dental Benefits ($) (1)	Number of Shares to Vest Upon Termination (#)(2)	Value of Shares to Vest Upon Termination ($) (1)(3)	Total Cost of Termination ($)(4)
Hasu P. Shah	$1,407,031	$5,246	58,606	$1,027,947	$2,440,224
Jay H. Shah	$11,518,826	$2,008	353,515	$6,200,647	$17,721,481
Neil H. Shah	$11,219,642	$34,253	346,004	$6,068,904	$17,322,798
Ashish R. Parikh	$4,083,537	$34,253	169,504	$2,973,098	$7,090,887
Michael R. Gillespie	$1,097,464	$34,253	79,068	$1,386,845	$2,518,561

(1)
Each employment agreement provides that upon a termination without cause or a resignation for good reason within 12 months following a change of control, the Company will fully vest the executive officer in any outstanding awards made pursuant to the Company’s 2012 Plan or any other equity compensation plan adopted by the Company. The 2016 Multi-Year EIP, the 2017 Multi-Year EIP and the 2018 Multi-Year EIP provides for the right to receive common shares and/or LTIP Units based on the performance level achieved to date upon termination without cause or a resignation for good reason within 12 months following a change of control. In addition, the Company will pay to the executive officer, in a lump sum, the following:

•	the executive officer’s base salary and expenses reimbursable, each through the date of the termination;

•
a severance payment equal to a multiple of the sum of: (i) the executive officer’s then annual base salary, (ii) the maximum annual bonus that the executive officer could earn for the year that includes the date of termination (or if no maximum bonus amount has been set, the executive officer’s target bonus for that year) and (iii) the fair market value (determined as of the date of the change of control) of the share award(s) or other equity-based awards received by the executive officer for the year that includes the date of termination (or if no such awards were made in that year, the next preceding year in which the effected executive officer received such an award). For purposes of calculating the severance payment, the following multiples apply: Hasu P. Shah-2x; Jay H Shah-2.99x; Neil H. Shah-2.99x; Ashish R. Parikh-2x; and Michael R. Gillespie-1x; and

•	the premiums paid for the executive officer’s medical and dental insurance benefits for a period of 18 months after termination.
The severance payment was calculated for each named executive officer by taking the sum of (i) each executive’s 2018 annual base salary, (ii) the maximum annual cash bonus for 2018 under the 2018 Annual CIP, and (iii) the fair value of the maximum number of common shares and/or LTIP Units issuable under the 2018 Annual EIP (which were issued in March 2019 in the form of LTIP Units), and multiplying that sum by each named executive officer’s defined multiple. The fair value of the number of common shares and/or LTIP Units issuable under the 2018 Annual EIP was based on a per share value of $17.54, which was the closing market price of the Company’s common shares on December 31, 2018.

(2)
Represents the sum of the number of unvested LTIP Units (excluding the LTIP Units granted on March 21, 2019 pursuant to the 2018 Annual EIP which are factored into the change of control cash payment described in footnote 1 to this table), the LTIP Units granted on March 21, 2019 pursuant to the 2016 Multi-Year EIP, the number of common shares and/or LTIP Units issuable pursuant to the 2017 Multi-Year EIP and the number of common shares and/or LTIP Units issuable pursuant to the 2018 Multi-Year EIP. The amount presented also excludes the number of common shares and/or LTIP Units issuable pursuant to the 2019 STIP and the 2019 LTIP as those programs were not in existence as of December 31, 2018.

(3)	Calculated by multiplying the number of shares to vest upon termination by $17.54, which was the closing market price of the Company’s common shares as of December 31, 2018.

(4)
The benefits payable to the named executive officers on account of a change in control, including on account of a termination without cause or resignation with good reason, within 12 months after a change in control, could constitute excess parachute payments under Section 280G the Code. A named executive officer who receives excess parachute payments would be liable for the 20% excise tax on a portion of the parachute payments, and the Company would not be permitted to claim a federal income tax deduction for a portion of the parachute payments. The amended and restated employment agreements between the Company and each of the named executive officers provides that the Company will not indemnify the executive for any parachute payment excise tax liability. However, the total cash amounts payable to a named executive officer may be reduced if and only to the extent that a reduction will allow the named executive officer to receive a greater net after tax amount than executive would receive absent such reduction.

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K promulgated by the SEC, the Company is providing the following information about the ratio of the median employee’s total annual compensation to the total annual compensation of the Company’s Chief Executive Officer for the year ended December 31, 2018:

•	Median employee total annual compensation (excluding the Chief Executive Officer)-$115,257

•	Chief Executive Officer total annual compensation (as reported in the “Summary Compensation Table” presented above)-$4,671,443

•	Ratio of Chief Executive Officer to median employee total annual compensation-41:1
In determining the median employee, the Company prepared a list of all employees as of December 31, 2018 and reviewed the amount of salary, wages and equity awards of all such employees as reflected in the Company’s payroll records reported to the Internal Revenue Service on Form W-2 for 2018. The Company had 54 employees as of December 31, 2018. The Company identified the median employee using this compensation measure, which was consistently applied to all employees included in the calculation. Since all employees are located in the United States, the Company did not make any cost-of-living adjustments in identifying the median employee. Once the median employee was identified, the Company combined all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K promulgated by the SEC, resulting in median employee total annual compensation of $115,257. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

PROPOSAL TWO - ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company provide shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.
At our 2018 annual meeting of shareholders, we asked our shareholders to vote, on an advisory basis, on the frequency of future advisory votes on executive compensation, as disclosed in our 2018 proxy statement, commonly referred to as a “say-when-on-pay” advisory vote. Our shareholders overwhelmingly approved holding an advisory vote on executive compensation annually, with approximately 86% of the votes cast voting in favor of an annual advisory vote on executive compensation. The Board took into consideration the results of the say-when-on-pay advisory vote and determined that advisory votes on executive compensation will be submitted to our shareholders every year until the next required advisory vote on the frequency of shareholder votes on executive compensation. However, through our ongoing engagement with shareholders, the Board will continue to consider any shareholder concerns and feedback in the future.
This vote is advisory, which means that the vote on executive compensation is not binding on the Company, the Board of Trustees or any of its committees. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of the Company’s named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
As described in greater detail under the heading “Compensation Discussion and Analysis,” the Company seeks to maintain an executive compensation program that is directly tied to maximizing long-term shareholder value. To achieve this goal, the three primary tenants of the Company’s executive compensation philosophy are:

•	align compensation structure with business growth strategies;

•	pay for performance; and

•	pay competitively to attract, motivate and retain talented executives.
To better understand our investors views on executive compensation, we reached out to holders of more than 75% of our common shares. Our Compensation Committee Chairman held individual discussions with a majority of those we reached out to and we received feedback from shareholders who collectively owned approximately 40% of our outstanding common shares. The Chairman of our Compensation Committee directly connected with these investors to discuss our executive pay and its alignment with performance, and to solicit feedback on our compensation program and practices.
To ensure that the re-design of the Company’s executive compensation program is structured according to the Company’s executive compensation philosophy and investor feedback, the Compensation Committee retained FPL as its independent compensation consultant to assist the committee in studying the Company’s executive compensation structure as well as those of the Company’s peer companies.

In response to feedback received from investor outreach, the Compensation Committee implemented significant changes to our 2019 executive compensation program that are responsive to feedback received.

WHAT WE HEARD		HOW WE RESPONDED

The amount of pay tied to annual performance goals should have a smaller degree of emphasis, and consequently, the multi-year component of the LTIP should have a higher degree of emphasis.	à
We decreased the amount of compensation tied to the annual LTIP (eliminated this component) and made a larger portion of each executive’s overall compensation opportunity (9% of CEO's and 6% of all other NEO's) tied to longer-term performance within the Multi-Year LTIP. 32% of CEO and 23% of all other NEO compensation is determined over a three year performance period.

Having duplicative metrics that are used to evaluate multiple components of pay should be avoided.	à	We eliminated any overlap of metrics across our annual incentive and multi-year incentive programs.

Individual/subjective performance goals should be limited in usage.	à	We eliminated individual/subjective goals.

More clarity is desired around individual performance achievements and performance targets that represent a decline between years.	à
We enhanced our disclosure around individual accomplishments, and where applicable going forward, will also provide additional context around the setting of performance targets to the extent such reflects a decline between years (none for 2018).

At the outset of 2018, and prior to our last shareholder meeting and advisory vote on executive compensation, the Compensation Committee designed the executive compensation program for 2018. The 2018 executive program was substantially the same as the executive programs that enjoyed overwhelming shareholder support in the years prior to 2018. The 2018 compensation program sought to compensate the named executive officers at approximately the median (50th percentile) of the peer group companies, and to achieve the compensation goals describe above. The 2018 program included the following attributes:

•	Performance based cash bonus plan tied 80% to achievement of key financial metrics related to earnings and balance sheet strength, and 20% to each executive’s specific performance goals.

•	One year and multi-year long term incentive plans that were both performance and service based with target awards tied to the median of the peer group companies.

•	Based awards under the multi-year long term incentive plan 75% on total shareholder return (TSR):

•	37.5% of which is based on the Company’s absolute TSR over a three year performance period and

•	37.5% of which is focused on the Company’s TSR over a three year performance period relative to the peer group.

•	The remaining 25% of the awards under the multi-year long term incentive plan is based on the Company’s growth in RevPAR over a three year performance period relative to the peer group.

•	Set base salary for all NEOs except for one below the median salary for the comparable position in the peer group companies.
At the beginning of 2018, the Compensation Committee believed this was the right compensation structure to incentivize the NEOs to drive performance and shareholder return for the Company.
Management undertook several initiatives in 2018 to execute its strategic plan and continue the Company’s transformation. The following highlights accomplishments for 2018:

•
Total Return to Shareholders Outperforms Peers - In 2018, our shareholders reaped the benefits of these initiatives, enjoying a 7.3% total return which outperformed the average total return of our peers (which was negative 19.3%) by more than 2,600 basis points

•
RevPAR Growth Outpaces Peer Median - Median RevPAR growth for the peer group in 2018 was 1.0% versus 1.7% for Hersha’s comparable portfolio of hotels. Looking back 3 years, Hersha’s annualized RevPAR growth was 4.8%, 310 basis points higher than the peer median of 1.7%. We have been able to achieve our above-average RevPAR basis despite allocating approximately $160 million to renovations during this timeframe.

•
Portfolio Cluster Strategy Outperforms Competitor Landscape - In 2018, our strategy of clustering our portfolio led to notable outperformance in a majority of our core markets on an ADR and Occupancy-driven basis. Additionally, over 17 of the past 20 quarters, our Manhattan portfolio has outperformed the market in RevPAR growth.

•
24-Month Capital Recycling Campaign Complete - In 2018, Hersha completed its 24-month capital recycling campaign, during which, the Company sold approximately $925 million of mature, stabilized hotels and successfully deferred $270 million of taxable gains with $857 million of accretive acquisitions. The sales were executed efficiently for an average 14.6x EBITDA multiple or 6.2% cap rate and we were able to achieve an unlevered 13.7% internal rate of return (“IRR”) on these assets during our hold period.

•
Refinancing of New York City Joint Venture with Cindat Capital Management - The Company lowered its weighted average cost of borrowing within our existing joint venture with Cindat Capital Management, refinancing the debt on seven assets in Manhattan and recovering our initial $43.2 million in preferred interest investment in the venture. We initially sold this portfolio for $571 million in April 2016, generating a 16.8% unlevered IRR on our investment. In total we recouped approximately $485 million from the sale and subsequent financings and still retain a 30% interest in our seven-asset joint venture.

As described in more detail under “Compensation Discussion and Analysis,” the Company achieved certain performance metrics set by the Compensation Committee, and each NEO achieved his personal performance objectives. As a result, 83% of the actual total compensation paid to our CEO and 79% of the actual total compensation paid to our other NEOs for 2018 was performance based. Additionally, all performance based compensation, more than 81% of the actual total compensation paid to the NEOs for 2018, was in the form of equity awards.
For these reasons and others, the Board of Trustees believes the Company’s executive compensation program is meeting the objectives of the program-the NEOs are driving the Company’s key performance metrics. Accordingly, the Board of Trustees unanimously recommends that you vote “FOR” the following resolution on executive compensation:
RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.
The Board of Trustees unanimously recommends a vote “FOR” the approval of the compensation of the company’s named executive officers as disclosed in this proxy statement.

PROPOSAL THREE - APPROVAL OF AMENDMENT TO 2012 EQUITY INCENTIVE PLAN
Background to the Proposal
The Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”) was first approved by shareholders on May 26, 2011. The Board of Trustees has amended the 2012 Plan from time to time and the 2012 Plan was most recently approved by shareholders on May 22, 2014.
The 2012 Plan authorizes the grant of options to purchase common shares and the grant of stock appreciation rights, stock awards, performance shares and incentive awards (collectively, “Awards”). After giving effect to the June 22, 2015 1-for-4 reverse stock split, the 2012 Plan authorizes the issuance of 4,125,000 common shares pursuant to Awards and provides that no individual may be issued more than 1,250,000 common shares under the 2012 Plan. As of March 31, 2019, 347,408 common shares remain available for issuance pursuant to Awards granted under the 2012 Plan.
The Board of Trustees believes that the 2012 Plan has benefited the Company and promoted the incentive and retention objectives of the 2012 Plan. The Board of Trustees believes that the 2012 Plan has assisted the Company in recruiting and retaining the services of individuals with ability and initiative by enabling such individuals to participate in the future success of the Company. The Board of Trustees also believes that Awards have encouraged those individuals to associate their interests with the interests of the Company and its shareholders.
On April 16, 2019 the Board of Trustees amended the 2012 Plan (the “Amendment”), subject to the approval of shareholders, in order to continue the Company’s ability to grant Awards under the 2012 Plan. As more fully described below and if approved by shareholders, the Amendment will:

1.	Increase the aggregate number of common shares that may be issued under the 2012 Plan by 2,250,000 shares (thereby increasing the aggregate share authorization to 6,375,000 shares).

2.	Extend the expiration date of the 2012 Plan from May 22, 2024 to April 16, 2029.

3.	Update the effective date of the 2012 Plan
If the Amendment is not approved by shareholders and the remaining common share authorization under the 2012 Plan is exhausted, then the Company will no longer be able to use equity awards as part of its incentive compensation program. In order to provide appropriate and competitive incentive compensation opportunities, the Company will be limited to granting incentive awards that are payable in cash.
The material features of the 2012 Plan, taking the Amendment into account, are summarized below. This summary does not describe all of the changes to the 2012 Plan that will be made by the Amendment, such as a number of technical and non-material changes to the 2012 Plan. A copy of the 2012 Plan, as amended by the Amendment, is included as Appendix A to this proxy statement. This summary is qualified in its entirety by reference to the text of the 2012 Plan, as amended by the Amendment.
The Board of Trustees recommends a vote “FOR” the Amendment to the 2012 Plan.
Summary of the 2012 Plan, as Amended by the Amendment
The summary of the 2012 Plan appearing below is qualified in its entirety by the actual terms of the 2012 Plan. As used in this summary, the term “Award" means an option, stock appreciation right, stock award, performance share award or incentive award granted under the 2012 Plan.

Administration
The 2012 Plan will be administered by the Compensation Committee of the Board of Trustees. The Compensation Committee will have authority to grant stock awards, performance shares, incentive awards, options and stock appreciation rights and to settle LTIP awards, each as described under “-Awards” below, upon such terms (not inconsistent with the 2012 Plan) as the Compensation Committee may consider appropriate.  The Compensation Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Compensation Committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.  As used in this summary, the term “administrator” means the Compensation Committee or its delegate.
Eligibility
Any employee of the Company, the Operating Partnership or an affiliate (as defined in the 2012 Plan), any member of the Board of Trustees and any person who provides services to the Company, the Operating Partnership or an affiliate, including employees of Hersha Hospitality Management Limited Partnership, is eligible to participate in the 2012 Plan if the Compensation Committee, in its discretion, determines that the individual has contributed significantly or can be expected to contribute significantly to the profits or growth of the company and its subsidiaries, including the Operating Partnership.
Share Authorization
The 2012 Plan currently provides that the maximum number of common shares that may be issued pursuant to Awards is 4,125,000 shares and the maximum number of common shares that may be issued to any individual is 1,250,000 shares. If approved by shareholders, the Amendment will increase the aggregate share authorization by 2,250,000 shares so that a total of 6,375,000 common shares may be issued under the 2012 Plan.
The maximum aggregate number of common shares that may be issued under the 2012 Plan, the maximum aggregate number of common shares that may be issued as stock awards and in settlement of performance shares, dividend equivalents and LTIP awards and the maximum aggregate number of common shares that may be issued to any participant will be subject to adjustment as the Board of Trustees determines is appropriate in the event of a stock dividend, stock split, reclassification of common shares or similar events.
If an Award is terminated or forfeited, in whole or in part, the number of common shares subject to the terminated or forfeited part of the Award will be reallocated and will again be available for other Awards that may be granted under the 2012 Plan.
If stock appreciation rights are exercised and settled, in whole or in part, with common shares, then the maximum aggregate number of common shares that may be issued under the 2012 Plan will be reduced by the number of stock appreciation rights exercised rather than the number of common shares issued in settlement of the stock appreciation rights.
If common shares are surrendered, exchanged, withheld or otherwise used to pay the exercise price of an option or to satisfy tax withholding obligations, the number of common shares surrendered, exchanged, withheld or otherwise used for that purpose will not be available or reallocated to other Awards that may be granted under the 2012 Plan.
Awards
Options.  The administrator will select the participants who are granted options and, consistent with the terms of the 2012 Plan, will prescribe the terms of each option. The option price cannot be less than the fair market value of the common shares on the date the option is granted and, except in the case of stock splits, stock dividends and similar changes in capitalization, the option price cannot be reduced after an option is granted without the approval of shareholders. The option price may be paid in cash or, with the administrator’s consent, by surrendering common shares, or by a combination of cash and common shares. Options may be exercised in accordance with requirements set by the administrator. The maximum period in which an option may be exercised will be fixed by the administrator but cannot exceed ten years. Options generally will be nontransferable except in the event of the participant's death but the administrator may allow the transfer of options (other than incentive stock options) to members of the participant's immediate family, a family trust or a family partnership.  No participant will have any rights as a shareholder with respect to the common shares subject to an option until the date that the option is exercised.
Stock Awards.  The administrator also will select the participants who are granted stock awards and, consistent with the terms of the 2012 Plan, will establish the terms of each stock award. A stock award may be subject to vesting requirements or transfer restrictions or both as determined by the administrator. Those conditions may include, for example, a requirement that the participant complete a specified period of service or that certain objectives be achieved. The objectives may be based on performance goals that are stated with reference to, among others, funds from operations, adjusted funds from operations, return on equity, total earnings, earnings per share, earnings growth, EBITDA, adjusted EBITDA, hotel EBITDA, return on capital, fair market value per common share, volume-weighted average price per common share, appreciation in value of the common shares, revenue per available room, peer shareholder returns or total shareholder return, as the administrator may designate.  A participant will have all the rights of a shareholder with respect to a stock award except that (i) if the stock award will vest and become transferable upon achieving performance objectives, any dividends paid on the common shares subject to the stock award will be accumulated and paid when and to the extent that the stock award vests and becomes transferable, (ii) the participant may not sell or transfer the shares granted pursuant to a stock award prior to the date the common shares become vested and transferable, (iii) the Company will retain custody of the certificate evidencing the common shares until the stock award is vested and transferable and (iv) the participant will give the Company his stock power, endorsed in blank, with respect to each stock award.
Performance Shares.  The 2012 Plan also authorizes the grant of performance shares, which represent the right to receive a future payment, based on the value of the common shares, if certain conditions are met. The administrator will select the participants who are granted performance share awards and will establish the terms of each award. The conditions established for earning a performance share award may include a requirement that certain objectives be achieved. The objectives may be based on performance goals that are stated with reference to one or more performance criteria, including, but not limited to, funds from operations, adjusted funds from operations, EBITDA, adjusted EBITDA, hotel EBITDA, return on equity, total earnings, earnings per share, earnings growth, return on capital, fair market value per common share, volume-weighted average price per common share, appreciation in value of the common shares, peer shareholder returns, revenue per available room or total shareholder return as the administrator may designate. Performance shares may be granted with dividend equivalent rights, i.e., the right to receive cash, shares or other property in amounts equal to the cash, shares or other property declared as dividends on common shares. The amount of dividend equivalents will be accumulated and paid when and to the extent that the performance shares are earned and payable. To the extent that a performance share award and any dividend equivalents are earned, they may be settled in cash, by the issuance of common shares or a combination of cash and common shares. No participant will have any rights as a shareholder with respect to performance shares or dividend equivalents until and to the extent that the performance shares are earned and settled in common shares.
Stock Appreciation Rights.  The administrator also will select the participants who receive stock appreciation rights under the 2012 Plan.  A stock appreciation right entitles the participant to receive a payment of up to the amount by which the fair market value of a common share on the date of exercise of the stock appreciation right exceeds the fair market value of a common share on the date the stock appreciation right was granted.  A stock appreciation right will be exercisable at such times and subject to such conditions as may be established by the administrator. The amount payable upon the exercise of a stock appreciation right may be settled in cash, by the issuance of common shares or a combination of cash and common shares. No participant will have any rights as a shareholder with respect to stock appreciation rights until the date that the stock appreciation rights are exercised and then only to the extent that they are settled in common shares.  For purposes of the individual participant grant limit an option and corresponding stock appreciation right will be treated as a single award.
Incentive Awards.  The 2012 Plan also permits the grant of incentive awards to participants selected by the administrator. An incentive award is a cash bonus that is payable if certain objectives are achieved. The objectives will be prescribed by the administrator and may be based on performance goals that are stated with reference to one or more performance criteria, including, but not limited to, funds from operations, adjusted funds from operations, return on equity, total earnings, earnings per share, earnings growth, EBITDA, adjusted EBITDA, hotel EBITDA, return on capital, fair market value of the common shares, volume-weighted average price per common share, appreciation in the value of the common shares, peer shareholder returns, revenue per available room or total shareholder return, as the administrator may designate. The period in which performance is measured will be at least one year. No participant may receive an incentive award payment under the 2012 Plan in any calendar year that exceeds the product of (i) $100,000 times (ii) the number of whole months in the performance period.
Amendment and Termination
The Amendment will extend the term of the 2012 Plan from May 22, 2024 until April 16, 2029, which will be the last date that Awards may be granted under the 2012 Plan. The Board of Trustees may amend or terminate the 2012 Plan at any time, but an amendment will not become effective without the approval of the Company’s shareholders if it (i) materially increases the number of common shares that may be issued under the 2012 Plan (other than changes to reflect certain corporate transactions and changes in capitalization), (ii) materially modifies the requirements for eligibility to participate in the 2012 Plan, (iii) provides for repricing of options or stock appreciation rights, including by effecting an exchange of outstanding options or stock appreciation rights for new awards when the exercise price or initial value, respectively, exceeds the fair market value thereof (other than changes to reflect certain corporate transactions and changes in capitalization) or (iv) materially increases the benefits accruing to participants under the 2012 Plan. In addition, any amendment of the 2012 Plan will be contingent on the approval of the Company’s shareholders if such approval is required by law or the rules of any exchange on which the common stock is listed. No amendment or termination of the 2012 Plan will affect a participant’s rights under outstanding Awards without the participant’s consent.

Repricing
In no event may the administrator reprice, or grant options or stock appreciation rights in replacement of outstanding options or stock appreciation rights previously granted, or cancel an outstanding option or stock appreciation rights, in exchange for cash or other awards when the exercise price or initial value, respectively, exceed the fair market value thereof, unless such replacement or adjustment is subject to and approved by the Company's shareholders.
Change in Control
Upon a change in control, the 2012 Plan provides that Compensation Committee is authorized, in its discretion and without the need for a participant’s consent, to take one or more or a combination of the following actions:

•	provide that an outstanding Award shall be assumed by, or replaced with a substitute award granted by, the surviving entity following the change in control;

•
as to any Award that is not assumed by, or replaced with a substitute award granted by, the surviving entity following a change in control, cause (i) outstanding options and stock appreciation rights to become fully exercisable, (ii) outstanding stock awards to become transferable and nonforfeitable and (iii) outstanding performance share awards, dividend equivalents and incentive awards to become earned and nonforfeitable in their entirety; or

•
as to any Award that is not assumed by, or replaced with a substitute award granted by, the surviving entity following a change in control, provide that each Award shall be cancelled in exchange for a payment.

Assumed or substituted awards following a change in control will be of the same type as the original Awards.  Assumed or substituted awards will have a value, as of the date of the change in control, that is substantially equal to the value of the original Awards (or the difference between the fair market value and the option price or initial value in the case of options and stock appreciation rights) as the Compensation Committee determines is equitably required and such other terms and conditions as may be prescribed by the Compensation Committee.
Any payment to cancel an Award upon a change in control may be in cash, common shares or other securities or consideration received by shareholders in the change in control transaction.  The amount of the payment will be an amount that is substantially equal to (i) the amount by which the price per share received by shareholders in the change in control transaction exceeds the option price or initial value in the case of options and stock appreciation rights, or (ii) the price per share received by shareholders for each common share subject to a stock award or performance share or (iii) the maximum amount payable under the terms of an incentive award.  If the option price or initial value exceeds the price per share received by shareholders in the change in control transaction, the option or stock appreciation right may be cancelled without any payment to the participant.
Under the 2012 Plan, the term “change in control” is generally defined to include (i) the acquisition of at least 50% of the Company’s voting securities by any person or a group acting together; (ii) the transfer of at least 40% of the company’s total assets; or (iii) a change in the membership of the Board during any twelve month period such that the continuing trustees (as defined in the 2012 Plan) cease for any reason to constitute a majority of the Board.
The Internal Revenue Code has special rules that apply to “parachute payments,” i.e., compensation that is payable on account of a change in control. If the parachute payments exceed a safe harbor amount prescribed by the Internal Revenue Code, then the recipient is liable for a 20% excise tax on a portion of the parachute payments, and the Company is not allowed to claim a federal income tax deduction for a portion of the parachute payments.
The 2012 Plan provides for a reduction in benefits if those benefits, either alone or together with parachute payments under other plans and agreements, exceed the safe harbor amount. In that event, the participant’s total parachute payments will be reduced to the safe harbor amount, i.e., the maximum amount that may be paid without an excise tax liability or loss of deduction. However, the benefits will not be reduced, and the participant will receive all of the parachute payments, if the participant will receive a greater after-tax benefit, taking into account the excise tax payable by the participant, by receiving all of the parachute payments.
Federal Income Tax Consequences
Counsel has advised the Company regarding the federal income tax consequences of the 2012 Plan. No income is recognized by a participant at the time an option or stock appreciation right is granted. If the option is an incentive stock option, no income will be recognized upon the participant’s exercise of the option. Income is recognized by a participant when he disposes of common shares acquired under an incentive stock option. The exercise of an option that is not an incentive stock option and the exercise of a stock appreciation right generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the common shares’ fair market value and the option price or the amount paid in settlement of the SARs.

Income is recognized on account of the grant of a stock award when the common shares first become transferable or are no longer subject to a substantial risk of forfeiture. At that time the participant recognizes income equal to the fair market value of the common shares.
No income is recognized upon the grant of a performance share award or an incentive award. Income will be recognized on the date that payment is made under the performance share award or incentive award.
The employer (either the Company or a subsidiary) will be entitled to claim a federal income tax deduction on account of the exercise of an option that is not an incentive stock option or stock appreciation right or the vesting of a stock award or the settlement of a performance share award or an incentive award. The amount of the deduction is equal to the ordinary income recognized by the participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an incentive stock option. The employer may claim a federal income tax deduction on account of certain dispositions of common shares acquired under an incentive stock option.
New Plan Benefits
Except for any common shares that may be issued in settlement of the Awards listed in the table above under “Grants of Plan-Based Awards Table for 2018” previously approved by the Compensation Committee, each as described above and under “Compensation Discussion and Analysis,” the Company is unable to estimate or describe the Awards that may be granted under the 2012 Plan, as amended (if the amendment is approved by the shareholders) because the Compensation Committee, in its sole discretion, will determine the Awards that may be granted during the term of the 2012 Plan.
The Board of Trustees unanimously recommends a vote “FOR” the Amendment to the 2012 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Related Party Transactions
The Acquisition Committee of the Board of Trustees, which was comprised of four independent trustees at December 31, 2018, considers questions of possible conflicts of interest with regard to related party transactions and attempts to ensure that proper safeguards are in place and are being followed when the Company enters into related party transactions. This policy is set forth in the Acquisition Committee’s written charter, which is available on the Company’s website. A majority of the members of the Acquisition Committee must approve the terms of each acquisition from or loan to a related party; however, this requirement is not expressly set forth in the Acquisition Committee’s written charter.
The Board of Trustees has a policy regarding the approval of any “related person transaction,” which is defined as any transaction or series of transactions in which the Company or any of its subsidiaries is to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined in Item 404 of Regulation S-K promulgated by the SEC) has a direct or indirect material interest. Related person transactions must be approved by a majority of the Company’s independent trustees; however, if the related person transaction involves an acquisition from or development loan to a related person, the transaction will be referred to the Acquisition Committee for its approval as described above. The Board of Trustee’s policy requires any independent trustee with a direct or indirect interest in the transaction to excuse himself from any consideration of the related person transaction in which he has an interest.
Transactions with Trustees and Officers
In connection with the Company’s initial public offering, the Company entered into an option agreement with the following members of the Company’s management team: Hasu Shah, Jay Shah, Neil Shah, and David Desfor. Pursuant to this agreement, the Company had the option to purchase any hotel owned or developed by these individuals or their affiliates that was within fifteen miles of any of the Company’s hotels or any hotel subsequently acquired by the Company for two years after such acquisition or development. In September 2003, the parties to this agreement amended the option agreement so that (a) the right of first refusal now applies to all hotels owned or developed by the parties, regardless of proximity to the Company’s hotels, and (b) the right of first refusal applies to each party until one year after such party ceases to be an officer or trustee. The option agreement, as amended, terminates with respect to each of the affiliates covered by the agreement one year after each such affiliate ceases to be a trustee, officer, partner of employee of the Company. Since January 1, 2010, the Company did not acquire, or agree to acquire, hotels from entities controlled by related persons. As of the date of this proxy statement, the Company does not have any plans to acquire any hotels from affiliates of the Company pursuant to the option agreement or otherwise.
Management Agreements with HHMLP
The Company’s wholly owned taxable REIT subsidiary (“TRS”), 44 New England, engages eligible independent contractors, including Hersha Hospitality Management LP (“HHMLP”), as the property managers for hotels it leases from the Company pursuant to management agreements. The Company’s management agreements with HHMLP generally provide for five-year terms and are subject to early termination upon the occurrence of defaults and certain other events described therein. As required under the REIT qualification rules, HHMLP must qualify as an “eligible independent contractor” during the term of the management agreements. Under the management agreements, HHMLP generally pays the operating expenses of the Company’s hotels from hotel revenue. All operating expenses or other expenses incurred by HHMLP in performing its authorized duties are reimbursed or borne by the Company’s TRS to the extent the operating expenses or other expenses are incurred within the limits of the applicable approved hotel operating budget. HHMLP is not obligated to advance any of its own funds for operating expenses of a hotel or to incur any liability in connection with operating a hotel. Management agreements with other unaffiliated hotel management companies have similar terms.
As of December 31, 2018, HHMLP managed 39 of the properties leased to the Company’s TRS and seven hotels that are owned by an entity for which we hold an interest through our investment in an unconsolidated joint venture. For its services, HHMLP receives a base management fee, and if a hotel exceeds certain thresholds, an incentive management fee. The base management fee for a hotel is due monthly and is equal to 3% of gross revenues associated with each hotel managed for the related month. The incentive management fee, if any, for a hotel is due annually in arrears on the ninetieth day following the end of each fiscal year and is based upon the financial performance of the hotel. For the year ended December 31, 2018 the Company paid incentive management fees of $98 thousand to HHMLP. For the year ended December 31, 2018, base management fees incurred totaled $13.3 million. Hasu P. Shah, Jay H. Shah, Neil H. Shah, and David L. Desfor, executive officers and/or trustees of the Company, collectively own a 80.0% interest in HHMLP.

Accounting and Information Technology Services Provided by HHMLP
HHMLP provides accounting and information technology services for the Company. Monthly fees for accounting services are between $2,000 and $3,000 per wholly owned property. Monthly information technology fees are between $1,000 and $2,000 per wholly owned property and for the corporate headquarters. For the year ended December 31, 2018, the Company incurred accounting fees of $1.2 million and information technology fees of $0.4 million.
Capital Expenditure Services Provided by HHMLP
HHMLP charges a 5% fee on all capitalized expenditures and pending renovation projects at the properties as compensation for procurement services related to capital expenditures and for project management of renovation projects. For the year ended December 31, 2018, the Company incurred fees of approximately $2.5 million, which were paid to HHMLP.
Restaurant Lease Agreements with Independent Restaurant Group
The Company enters into lease agreements with a number of restaurant management companies for the lease restaurants located within our hotels. Subsequent to December 31, 2018, the Company entered into lease agreements with Independent Restaurant Group (“IRG”) for restaurants at two of its hotel properties. Jay H. Shah and Neil H. Shah, executive officers and/or trustees of the Company, collectively own a 70.0% interest in IRG. The Company’s restaurant lease agreements with IRG generally provide for five-year terms and the payment of base rents and percentage rents, which are based on IRG’s revenue in excess of defined thresholds. Aggregate minimum rents due under the two leases range between $323 thousand and $450 thousand per annum over the initial five-year term. Percentage rents range between 5% and 15% of IRG’s revenues in excess of defined thresholds. The base rents are due monthly and percentages rents owed, if any, are due quarterly. The restaurant leases are subject to early termination upon the occurrence of defaults and certain other events described therein. Restaurant lease agreements with other unaffiliated restaurant management companies have similar terms.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Trustees is composed of five trustees, all of whom are independent under the standards of the NYSE and the SEC, and the Audit Committee operates under a written charter adopted by the Board of Trustees. The Audit Committee reviews audit fees and recommends to the Board of Trustees the selection of the Company’s independent accountants. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the Public Company Accounting Oversight Board (the “PCAOB”) standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report thereon to the Board of Trustees. In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm for the 2018 fiscal year.
Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and KPMG LLP.
The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the requirements of the PCAOB.
The Audit Committee also has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB relating to KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP that firm’s independence.
Based upon the Audit Committee’s review and discussions with management and KPMG LLP referred to above, the Audit Committee recommended that the Board of Trustees include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.
THE AUDIT COMMITTEE,

John M. Sabin (Chair)
Jackson Hsieh
Thomas J. Hutchison III
Donald J. Landry
Dianna F. Morgan
April 18, 2019

INFORMATION ABOUT THE COMPANY’S INDEPENDENT AUDITORS
KPMG LLP served as the Company’s independent auditors for the 2018 fiscal year. The Company anticipates that two representatives from KPMG LLP will attend the annual meeting and these persons will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
The fiscal year 2018 was the first year KPMG LLP’s lead engagement partner served on the Company’s audit. In its role of overseeing the relationship with the Company’s independent auditor, the Audit Committee played an active role in working with KPMG LLP to select the lead engagement partner with an appropriate level of relevant public company experience in the Company’s industry. This included interviewing potential candidates and verifying references to substantiate the partner’s relevant public company and industry experience.
The Audit Committee reviews with management and KPMG LLP the results of the independent accountants’ review of the unaudited financial statements that are included in the Company’s quarterly reports on Form 10-Q. The Audit Committee also reviews the fees charged by the Company’s independent accountants.

KPMG LLP was Hersha’s independent registered public accounting firm for the 2018 and 2017 fiscal years and billed, or expects to bill, the following fees for fiscal 2018 and fiscal 2017:

•
Audit Fees. For professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and other services provided in connection with statutory and regulatory filings, and an audit of internal control over financial reporting, KPMG LLP billed the Company $655,000 with respect to 2018 and $660,900 with respect to 2017. For professional services rendered by KPMG LLP provided in connection with comfort letters and SEC registration statements, KPMG LLP billed the Company $60,000 with respect to 2018 and $77,500 with respect to 2017.

•	Tax Fees. In 2018 and 2017, KPMG LLP rendered professional services related to tax compliance, tax advice and tax planning and billed the Company $160,000 and $110,000, respectively.

•
Audit Related and All Other Fees. In both 2018 and 2017, KPMG LLP billed the Company $1,780 for an annual subscription to their online accounting research software. Except for this subscription, KPMG LLP did not render or charge the Company for any other services not included in audit fees or tax fees as disclosed above with respect to 2018 or 2017.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy that it must pre-approve all audit and permissible non-audit services provided by the independent auditor prior to engagement of the auditor for each such service, and all such services provided in 2018 and 2017 were pre-approved by the Audit Committee. Except as disclosed above, there were no other non-audit services provided by KPMG LLP in 2018 or 2017.
PROPOSAL FOUR - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
KPMG LLP currently serves as the Company’s independent registered public accounting firm, and that firm conducted the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2018. The Audit Committee has appointed KPMG LLP to serve as its independent registered public accounting firm to conduct an audit of the Company’s consolidated financial statements as of and for the year ending December 31, 2019 and the Company’s system of internal controls over financial reporting.
Selection of the Company’s independent registered public accounting firm is not required to be submitted to a vote of shareholders for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Trustees is submitting this matter to shareholders as a matter of good corporate practice. If shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company.
Unless you direct otherwise, proxies will be voted for the proposal.
The Board of Trustees unanimously recommends a vote “FOR” this proposal.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2020 ANNUAL MEETING
Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2020 annual meeting of shareholders must present such proposal to the Company at its principal office in Harrisburg, Pennsylvania not later than December 20, 2019, in order for the proposal to be considered for inclusion in the Company’s proxy statement. The Company will not consider proposals received after December 20, 2019 for inclusion in the Company’s proxy materials for the Company’s 2020 annual meeting of shareholders.
The Company’s Bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, but not included in the Company’s proxy statement, the shareholder must give timely notice in writing not earlier than November 20, 2019 nor later than December 20, 2019; provided, however, that in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days, notice must be received not earlier than the 150th day prior to the first anniversary of the date of the preceding year’s annual meeting and not later than the close of business on the later of the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting and the 10th day following the day on which the Company first publicly announces the date of the annual meeting. As to each matter, the notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and the business proposed to be brought before the annual meeting.
The Company’s Bylaws provide that a shareholder of record, both at the time of the giving of the required notice set forth in this sentence and at the time of the 2020 annual meeting, entitled to vote at the annual meeting may nominate persons for election to the Board of Trustees by mailing written notice to the Corporate Secretary of the Company not more than 150 days nor less than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days, notice must be received not earlier than the 150th day prior to the first anniversary of the date of the preceding year’s annual meeting and not later than the close of business on the later of the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting and the 10th day following the day on which the Company first publicly announces the date of the annual meeting. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and each person whom the shareholder wishes to nominate for election as a trustee. The notice must be accompanied by the written consent of each proposed nominee to serve as one of the Company’s trustees, if elected.
OTHER MATTERS
The Board of Trustees knows of no other business to be brought before the annual meeting. If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.
ANNUAL REPORT ON FORM 10-K
The Company will furnish to each beneficial owner of common shares entitled to vote at the annual meeting, upon written request to Ashish Parikh, the Company’s Chief Financial Officer, at 44 Hersha Drive, Harrisburg, Pennsylvania 17102, Telephone (717) 236-4400, a copy of the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2018, including the financial statements and financial statement schedules filed by the Company with the SEC.
By Order of the Board of Trustees,

/s/ David L. Desfor

David L. Desfor
Corporate Secretary
April 18, 2019

HERSHA HOSPITALITY TRUST
44 HERSHA DRIVE
HARRISBURG, PA 17102

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Trustees recommends you vote FOR the following:

1. Election of Trustees

Nominees

	For	Against	Abstain
1a. Hasu P. Shah	☐	☐	☐
1b. Jackson Hsieh	☐	☐	☐
1c. Dianna F. Morgan	☐	☐	☐
1d. John M. Sabin	☐	☐	☐

The Board of Trustees recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2. The approval, on an advisory basis, of the compensation of the named executive officers	☐	☐	☐
3. The approval of an amendment to the 2012 Equity Incentive Plan	☐	☐	☐
4. The ratification of KPMG LLP as the Company's independent auditors for the year ending December 31, 2019	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting or any postponements or adjournments thereof and for the election of a person to serve as a trustee if any of the nominees above declines or is unable to serve.

Please sign name exactly as it appears on the share certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000417885_1 R1.0.1.18

AMENDED AND RESTATED
HERSHA HOSPITALITY TRUST
2012 EQUITY INCENTIVE PLAN

Amended As Of
April 16, 2019

ARTICLE I
DEFINITIONS
1.01.    ACQUIRING PERSON
Acquiring Person means that a Person, considered alone or together with all Persons acting as a group (as defined in Treas. Reg. § 1.409A-3(i)(5)(v)(B)), acquires more than fifty percent (50%) of the value of the Company’s then outstanding securities or more than fifty percent (50%) of the Company’s then outstanding securities entitled to vote generally in the election of the Board.
1.02.    ADMINISTRATOR
Administrator means the Committee and any delegate of the Committee that is appointed in accordance with Article III.
1.03.    AFFILIATE
Affiliate means any “subsidiary” corporation (as such term is defined in Section 424 of the Code) of the Company. The term Affiliate includes any corporation that becomes an Affiliate after the adoption of this Plan.
1.04.    AGREEMENT
Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award granted to such Participant.
1.05.    AWARD
Award means an Option, SAR, Stock Award, Incentive Award, LTIP Award or an award of Performance Shares granted under the Plan.
1.06.    BOARD
Board means the Board of Trustees of the Company.
1.07.    CHANGE IN CONTROL
Change in Control means (i) a Person is or becomes an Acquiring Person; (ii) a Person, considered alone or together with all Persons acting as a group (as defined in Treas. Reg. § 1.409A - 3(i)(5)(v)(B)), acquires forty percent (40%) or more of the Company’s total assets on a consolidated basis, as reported in the Company’s consolidated financial statements filed with the Securities and Exchange Commission other than a transfer or transfers described in Treas. Reg. § 1.409A - 3(i)(5)(vii)(B); or (iii) a change in the membership of the Board during any twelve month period such that the Continuing Trustees cease for any reason to constitute a majority of the Board.
1.08.    CODE
Code means the Internal Revenue Code of 1986, and any amendments thereto.

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1.09.    COMMITTEE
Committee means the Compensation Committee of the Board.
1.10.    COMMON STOCK
Common Stock means the Priority Class A common shares of beneficial interest of the Company, par value $0.01 per share.
1.11.    COMPANY
Company means Hersha Hospitality Trust, a Maryland real estate investment trust.
1.12.    CONTINUING TRUSTEE
Continuing Trustee means any member of the Board, while a member of the Board and (i) who was a member of the Board on the effective date of the Plan or (ii) whose nomination for or election to the Board was recommended or approved by a majority of the Continuing Trustees.
1.13.    CONTROL CHANGE DATE
Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.
1.14.    CORRESPONDING SAR
Corresponding SAR means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.
1.15.    DIVIDEND EQUIVALENT
Dividend Equivalent means the right, subject to the terms and conditions prescribed by the Administrator, of a Participant to receive (or have credited) cash, shares or other property in amounts equivalent to the cash, shares or other property dividends declared on shares of Common Stock with respect to specified Performance Shares, as determined by the Administrator, in its sole discretion. Dividend Equivalents (if any) shall be distributed only when, and to the extent that, the underlying Performance Share award is earned and the Administrator may provide that Dividend Equivalents (if any) shall be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested.
1.16.    EXCHANGE ACT
Exchange Act means the Securities Exchange Act of 1934, as amended.
1.17.    FAIR MARKET VALUE
Fair Market Value means, on any given date, the reported “closing” price of a share of Common Stock on the New York Stock Exchange. If, on any given date, no share of Common Stock is traded on the New York Stock Exchange, then Fair Market Value shall be determined with reference to the next preceding day that the Common Stock was so traded.

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1.18.    INCENTIVE AWARD
Incentive Award means an award which, subject to such terms and conditions as may be prescribed by the Administrator, entitles the Participant to receive a cash payment from the Company or an Affiliate.
1.19.    INITIAL VALUE
Initial Value means, with respect to a Corresponding SAR, the option price per share of the related Option and, with respect to a SAR granted independently of an Option, the Fair Market Value of one share of Common stock on the date of grant. Except as provided in Article XIII, the Initial Value of an outstanding SAR cannot be reduced by amendment, cancellation and regrant or otherwise without the approval of shareholders. In addition, without the approval of shareholders, no payment shall be made in cancellation of a SAR if, on the date of cancellation, the Initial Value exceeds Fair Market Value.
1.20.    HHMLP
HHMLP means Hersha Hospitality Management Limited Partnership, a Virginia limited partnership.
1.21.    LTIP AWARD
LTIP Award means the grant of an LTIP Unit (as defined in the Operating Partnership’s partnership agreement). An LTIP Award granted under this Plan represents the right to receive the benefits, payments or other rights in respect of an LTIP Unit set forth in that partnership agreement, subject to the terms and conditions of the applicable Agreement and that partnership agreement.
1.22.    MULTI-YEAR AWARD
Multi-year Award means an annual or multi-year long-term incentive plan award approved by the Committee that may be settled after the year in which it is awarded in cash, Common Stock or a combination thereof.
1.23.    OPERATING PARTNERSHIP
Operating Partnership means Hersha Hospitality Limited Partnership, a Virginia limited partnership, and the Company’s operating partnership subsidiary.
1.24.    OPTION
Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.
1.25.    PARTICIPANT
Participant means any person who is selected by the Administrator to receive an Award pursuant to the Plan in accordance with Article IV and the other provisions of the Plan, including, but not limited to, (i) any employee of the Company, the Operating Partnership or an Affiliate, (ii) a member of the Board or (iii) any person that provides services to the Company, the Operating Partnership or an Affiliate, including an employee of HHMLP, and who satisfies the requirements of Article IV.

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1.26.    PERFORMANCE SHARES
Performance Shares means an award, in the amount determined by the Administrator, stated with reference to a specified number of shares of Common Stock, that in accordance with the terms of an Agreement entitles the holder to receive a cash payment or shares of Common Stock or a combination thereof.
1.27.    PERSON
Person means any human being, firm, corporation, partnership, or other entity. “Person” also includes any human being, firm, corporation, partnership, or other entity as defined in sections 13(d)(3) and 14(d)(2) of the Exchange Act. The term “Person” does not include the Company or any Related Entity, and the term Person does not include any employee-benefit plan maintained by the Company or any Related Entity, and any person or entity organized, appointed, or established by the Company or any Related Entity for or pursuant to the terms of any such employee-benefit plan, unless the Board determines that such an employee-benefit plan or such person or entity is a “Person”.
1.28.    PLAN
Plan means the Amended and Restated Hersha Hospitality Trust 2012 Equity Incentive Plan, as amended from time to time.
1.29.    RELATED ENTITY
Related Entity means any entity that is part of a controlled group of corporations or is under common control with the Company within the meaning of Sections 1563(a), 414(b) or 414(c) of the Code.
1.30.    SAR
SAR means a stock appreciation right that in accordance with the terms of an Agreement entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the amount determined by the Administrator and specified in an Agreement, which shall not exceed the excess of the Fair Market Value on the date of exercise over the Initial Value. In the absence of such a determination, the holder shall be entitled to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Initial Value. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.
1.31.    STOCK AWARD
Stock Award means shares of Common Stock awarded to a Participant under Article VIII.
1.32.    VWAP
VWAP means the volume-weighted average per-share trading price of the Common Stock for a number of trading days, as specified by the Administrator, in its discretion.

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ARTICLE II
PURPOSES
The Plan is intended to assist the Company, the Operating Partnership and their Affiliates in recruiting and retaining individuals who provide services to the Company, the Operating Partnership or an Affiliate with ability and initiative by enabling such persons to participate in the future success of the Company and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the grant of both Options qualifying under Section 422 of the Code (“incentive stock options”) and Options not so qualifying, and the grant of SARs, Stock Awards, Performance Shares and Incentive Awards in accordance with the Plan and procedures that may be established by the Administrator. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Company from the sale of shares of Common Stock pursuant to this Plan shall be used for general corporate purposes.
ARTICLE III
ADMINISTRATION
The Plan shall be administered by the Administrator. The Administrator shall have authority to grant Stock Awards, Performance Shares, Incentive Awards, Options, SARs and LTIP Awards and to settle Multi-year Awards upon such terms (not inconsistent with the provisions of this Plan), as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan), on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of a Stock Award, an award of Performance Shares, an LTIP Award or an Incentive Award. Notwithstanding any such conditions, the Administrator may, in its discretion accelerate the time at which any Option or SAR may be exercised, or the time at which a Stock Award or LTIP Award may become transferable or nonforfeitable or the time at which an Incentive Award, an award of Performance Shares or Multi-year Award may be settled. In addition, the Administrator shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator in connection with the administration of this Plan shall be final and conclusive. Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement, Option, SAR, Stock Award, Incentive Award, award of Performance Shares, LTIP Award or Multi-year Award. All expenses of administering this Plan shall be borne by the Company.
The Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan and the Committee’s prior delegation.

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ARTICLE IV
ELIGIBILITY
Any employee of the Company, the Operating Partnership or an Affiliate, any member of the Board and any person that provides services to the Company, the Operating Partnership or an Affiliate, including, but not limited to, any employee of HHMLP, is eligible to participate in this Plan. Persons that provide services to the Company, the Operating Partnership or an Affiliate are eligible to participate in the Plan if the Committee, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company and its subsidiaries, including the Operating Partnership. Options and SARs may only be granted to employees of the Company, the Operating Partnership or an Affiliate or other individuals who provide direct services to the Company or an Affiliate such as members of the Board. An individual who is employed by HHMLP, who does not provide direct services to the Company, the Operating Partnership or an Affiliate but who provides services to the Company, the Operating Partnership or an Affiliate indirectly by virtue of employment by HHMLP may be granted Stock Awards, Performance Shares, LTIP Awards or Incentive Awards that are exempt from Code section 409A under the short-term deferral exception (but may not be granted Options, SARs or other Awards).
ARTICLE V
COMMON STOCK SUBJECT TO PLAN
5.01.    COMMON STOCK ISSUED
Upon the award of Common Stock pursuant to a Stock Award or in settlement of an award of Performance Shares, Dividend Equivalents or a Multi-year Award, the Company may issue Common Stock from its authorized but unissued Common Stock. Upon the exercise of any Option or SAR, the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.
5.02.    AGGREGATE LIMIT; INDIVIDUAL PARTICIPANT LIMIT
The maximum aggregate number of LTIP Awards and the maximum aggregate number of shares of Common Stock that may be issued under this Plan pursuant to the exercise of Options and SARs and the grant of Stock Awards and in settlement of Performance Shares, Dividend Equivalents and Multi-year Awards, after giving effect to the June 22, 2015 1-for-4 reverse share split, shall be increased from 4,125,000 to 6,375,000 shares or units, as applicable (such additional shares and units in excess of the 4,125,000 shares, the “New Shares”). The maximum aggregate number of New Shares of Common Stock and LTIP Awards that may be issued under this Plan to any Participant, after giving effect to the June 22, 2015 1-for-4 reverse share split, is 1,250,000 shares or units, as applicable. The maximum aggregate number of shares of Common Stock and LTIP Awards that may be issued under this Plan and the maximum aggregate number of shares of Common Stock and LTIP Awards that may be issued to any Participant shall be subject to adjustment as provided in Article XIII. The grant of an LTIP Award shall reduce the maximum aggregate number of shares of Common Stock that may be issued under this Plan on a one-for-one basis, i.e., each LTIP Award shall be treated as an award of the number of shares of Common Stock equal to the number of LTIP Units covered by the LTIP Award.
If an SAR is exercised and settled, in whole or in part, with shares of Common Stock, then the maximum aggregate number of shares of Common Stock that may be issued under this Plan shall be

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reduced by the number of SARs exercised rather than the number of shares of Common Stock issued in settlement of the SAR.
If Common Stock is surrendered, exchanged, withheld or otherwise used to pay the exercise price of an Option or to satisfy tax withholding obligations, the number of shares surrendered, exchanged, withheld or otherwise used for that purpose shall not be available or reallocated to other Awards that may be granted under this Plan.

5.03.    REALLOCATION OF SHARES
If an Option is terminated, in whole or in part, for any reason other than its exercise or the exercise of a Corresponding SAR that is settled with shares of Common Stock, the number of shares allocated to the Option or portion thereof may be reallocated to other Awards to be granted under this Plan. If an SAR is terminated, in whole or in part, for any reason other than its exercise that is settled with shares of Common Stock or the exercise of a related Option, the number of shares of Common Stock allocated to the SAR or portion thereof may be reallocated to other Awards to be granted under this Plan. If an award of Performance Shares is terminated, in whole or in part, for any reason other than its settlement with shares of Common Stock, the number of shares allocated to the Performance Share award or portion thereof may be reallocated to other Awards to be granted under this Plan. If a Stock Award is forfeited, in whole or in part, for any reason, the number of shares of Common Stock allocated to the Stock Award or portion thereof may be reallocated to other Awards to be granted under this Plan. If an LTIP Award is forfeited, in whole or in part, for any reason, the maximum aggregate number of LTIP Awards and the maximum aggregate number of shares of Common Stock available for issuance under this Plan shall be increased by the number of LTIP Units forfeited under the LTIP Award.
ARTICLE VI
OPTIONS
6.01.    AWARD
In accordance with, and subject to, the provisions of Article IV, the Administrator will designate each individual to whom an Option is to be granted and will specify the number of shares of Common Stock covered by such awards. In accordance with Article IV, Options may be granted only to employees of the Company, the Operating Partnership or an Affiliate or other individuals who provide direct services to the Company or an Affiliate.
6.02.    OPTION PRICE
The price per share for shares of Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant, but shall not be less than the Fair Market Value on the date the Option is granted. Except as provided in Article XIII, the price per share of an outstanding Option cannot be reduced, by amendment or cancellation and regrant or otherwise without the approval of shareholders. In addition, without the approval of shareholders, no payment shall be made in cancellation of an Option if, on the date of cancellation, the price per share of the Option exceeds Fair Market Value.
6.03.    MAXIMUM OPTION PERIOD
The maximum period in which an Option may be exercised shall be determined by the Administrator on the date of grant, except that no Option shall be exercisable after the expiration of ten years from the date such Option was granted. The terms of any Option may provide that it is exercisable for a period less than such maximum period.

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6.04.    NONTRANSFERABILITY
Except as provided in Section 6.05, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any transfer of an Option, the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 6.05, during the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.
6.05.    TRANSFERABLE OPTIONS
Section 6.04 to the contrary notwithstanding, if the Agreement provides, an Option that is not an incentive stock option may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an Option transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option except by will or the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities.
6.06.    EMPLOYMENT OR SERVICE
For purposes of determining the applicability of Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Option provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.
6.07.    EXERCISE
Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that incentive stock options (granted under this Plan and all plans of the Company and its Affiliates) may not be first exercisable in a calendar year for shares of Common Stock having a Fair Market Value (determined as of the date an Option is granted) exceeding $100,000. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option. The exercise of an Option shall result in the termination of any Corresponding SAR to the extent of the number of shares with respect to which the Option is exercised.
6.08.    PAYMENT
Subject to rules established by the Administrator and unless otherwise provided in an Agreement, payment of all or part of the Option price may be made in cash, a cash equivalent acceptable to the

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Administrator, or with shares of Common Stock. If shares of Common Stock are used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined on date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised.
6.09.    SHAREHOLDER RIGHTS
No Participant shall have any rights as a shareholder with respect to shares subject to his Option until the date of exercise of such Option.
6.10.    DISPOSITION OF SHARES
A Participant shall notify the Company of any sale or other disposition of shares acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of shares to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.
ARTICLE VII
SARS
7.01.    AWARD
In accordance with, and subject to, the provisions of Article IV, the Administrator will designate each individual to whom SARs are to be granted and will specify the number of shares of Common Stock covered by such awards. In accordance with Article IV, SARs may be granted only to employees of the Company, the Operating Partnership or an Affiliate or other individuals who provide direct services to the Company or an Affiliate. For purposes of the individual Participant grant limit of Section 5.02, an Option and Corresponding SAR shall be treated as a single Award. In addition no Participant may be granted Corresponding SARs (under all incentive stock option plans of the Company and its Affiliates) that are related to incentive stock options which are first exercisable in any calendar year for shares of Common Stock having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds $100,000.
7.02.    MAXIMUM SAR PERIOD
The term of each SAR shall be determined by the Administrator on the date of grant, except that no SAR shall have a term of more than ten years from the date such SAR was granted. The terms of any SAR may provide that it has a term that is less than such maximum period.
7.03.    NONTRANSFERABILITY
Except as provided in Section 7.04, each SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, a Corresponding SAR and the related Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 7.04, during the lifetime of the Participant to whom the SAR is granted, the SAR may be exercised only by the Participant. No right or interest of a Participant in any SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

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7.04.    TRANSFERABLE SARS
Section 7.03 to the contrary notwithstanding, if the Agreement provides, an SAR, other than a Corresponding SAR that is related to an incentive stock option, may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an SAR transferred pursuant to this Section shall be bound by the same terms and conditions that governed the SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the SAR except by will or the laws of descent and distribution. In the event of any transfer of a Corresponding SAR (by the Participant or his transferee), the Corresponding SAR and the related Option must be transferred to the same person or person or entity or entities.
7.05.    EXERCISE
Subject to the provisions of this Plan and the applicable Agreement, an SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that a Corresponding SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable. An SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of an SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the SAR. The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.
7.06.    EMPLOYMENT OR SERVICE
If the terms of any SAR provide that it may be exercised only during employment or continued service within a specified period of time after termination of employment or continued service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment.
7.07.    SETTLEMENT
At the Administrator’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, shares of Common Stock, or a combination of cash and Common Stock. No fractional share will be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.
7.08.    SHAREHOLDER RIGHTS
No Participant shall, as a result of receiving an SAR, have any rights as a shareholder of the Company or any Affiliate until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of Common Stock.

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ARTICLE VIII
STOCK AWARDS
8.01.    AWARD
In accordance with, and subject to, the provisions of Article IV, the Administrator will designate each individual to whom a Stock Award is to be made and will specify the number of shares covered by such Stock Award.
8.02.    VESTING
The Administrator, on the date of the grant, may prescribe that a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. By way of example and not of limitation, the Committee may prescribe that Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted subject to the attainment of objectives stated with reference to the performance criteria listed in Section 8.03. If the Committee prescribes that a Stock Award shall become nonforfeitable and transferable only upon the attainment of performance objectives stated with respect to one or more performance criteria, the shares subject to the Stock Award shall become nonforfeitable and transferable only to the extent that the Committee certifies that such objective have been achieved.
8.03.    PERFORMANCE OBJECTIVES
In accordance with Section 8.02, the Administrator may prescribe that Stock Awards will become vested or transferable or both based on objectives stated with respect to one or more performance criteria including, but not limited to, funds from operations, adjusted funds from operations, earnings before income taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, hotel EBITDA, return on equity, total earnings, earnings per share, earnings growth, return on capital, Fair Market Value, VWAP, Common Stock price appreciation, peer shareholder returns, revenue per available room or total shareholder return. Performance criteria may be stated with reference to the Company, the Operating Partnership or any of their respective consolidated and unconsolidated subsidiaries.
8.04.    EMPLOYMENT OR SERVICE
In the event that the terms of any Stock Award provide that shares may become transferable and nonforfeitable thereunder only after completion of a specified period of employment or service, the Administrator may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.
8.05.    SHAREHOLDER RIGHTS
Prior to their forfeiture (in accordance with the applicable Agreement and while the shares of Common Stock granted pursuant to the Stock Award may be forfeited or are nontransferable), a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that during such period (i) dividends paid on shares of Common Stock subject to a Stock Award that will become nonforfeitable and transferable only upon achieving performance objectives will be accumulated and paid (without interest) when and to the extent that the shares granted under the Stock Award become nonforfeitable and transferable, (ii) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares granted pursuant to a Stock Award, (iii) the Company shall retain custody of the certificates evidencing shares

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granted pursuant to a Stock Award, and (iv) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares granted under the Stock Award are transferable and are no longer forfeitable.
ARTICLE IX
PERFORMANCE SHARE AWARDS
9.01.    AWARD
In accordance with, and subject to, the provisions of Article IV, the Administrator will designate each individual to whom an award of Performance Shares is to be made and will specify the number of shares covered by such awards. The Administrator also will specify whether Dividend Equivalents are granted in conjunction with an award of Performance Shares.
9.02.    EARNING THE AWARD
The Administrator, on the date of the grant of an award, may prescribe that the Performance Shares, or portion thereof, will be earned, and the Participant will be entitled to receive payment pursuant to the award of Performance Shares, only upon the satisfaction of performance objectives and such other criteria as may be prescribed by the Administrator. The Administrator may prescribe that Performance Shares will be earned based on objectives stated with respect to one or more performance criteria including, but not limited to, return on equity, total earnings, earnings growth, earnings per share, return on capital, Fair Market Value, Common Stock price appreciation, funds from operations, adjusted funds from operations, EBITDA, adjusted EBITDA, hotel EBITDA, VWAP, peer shareholder returns, revenue per available room or total shareholder return. Performance criteria may be stated with reference to the Company, the Operating Partnership or any of their respective consolidated and unconsolidated subsidiaries. No payments will be made with respect to Performance Shares unless, and then only to the extent that, the Administrator certifies that the requirements for earning the Performance Shares have been satisfied.
9.03.    PAYMENT
In the discretion of the Administrator, the amount payable when an award of Performance Shares or an award of Performance Shares and Dividend Equivalents is earned may be settled in cash, by the issuance of shares of Common Stock, or a combination thereof. A fractional share of Common Stock shall not be deliverable when an award of Performance Shares or Dividend Equivalents is earned, but a cash payment will be made in lieu thereof.
9.04.    SHAREHOLDER RIGHTS
No Participant shall, as a result of receiving an award of Performance Shares or Dividend Equivalents, have any rights as a shareholder until and to the extent that the award of Performance Shares is earned and settled in shares of Common Stock. After an award of Performance Shares or Dividend Equivalents is earned and settled in shares, a Participant will have all the rights of a shareholder as described in Section 8.06.
9.05.    NONTRANSFERABILITY
Except as provided in Section 9.06, Performance Shares and Dividend Equivalents granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or

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interest of a Participant in any Performance Shares or Dividend Equivalents shall be liable for, or subject to, any lien, obligation, or liability of such Participant.
9.06.    TRANSFERABLE PERFORMANCE SHARES
Section 9.05 to the contrary notwithstanding, if the Agreement provides, an award of Performance Shares and any related Dividend Equivalents may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of Performance Shares and Dividend Equivalents transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Performance Shares during the period that they were held by the Participant; provided, however that such transferee may not transfer Performance Shares and Dividend Equivalents except by will or the laws of descent and distribution.
9.07.    EMPLOYMENT OR SERVICE
In the event that the terms of any Performance Share award provide that no payment will be made unless the Participant completes a stated period of employment or service, the Administrator may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.
ARTICLE X
INCENTIVE AWARDS
10.01.    AWARD
In accordance with, and subject to, the provisions of Article IV, the Administrator will designate each individual to whom an Incentive Award is to be made. All Incentive Awards shall be finally determined exclusively by the Administrator under the procedures established by the Administrator; provided, however, that no Participant may receive an Incentive Award payment in any calendar year that exceeds the product of (i) the number of whole months in the performance period times (ii) $100,000.
10.02.    TERMS AND CONDITIONS
The Administrator, at the time an Incentive Award is made, shall specify the terms and conditions which govern the award. Such terms and conditions shall prescribe that the Incentive Award shall be earned only upon, and to the extent that, performance objectives are satisfied during a performance period of at least one year after the grant of the Incentive Award. The performance objectives may be stated with respect to one or more performance criteria including, but not limited to, return on equity, total earnings, earnings growth, earnings per share, return on capital, Fair Market Value, Common Stock price appreciation, funds from operations, adjusted funds from operations, EBITDA, adjusted EBITDA, hotel EBITDA, VWAP, peer shareholder returns, revenue per available room or total shareholder return. Performance criteria may be stated with reference to the Company, the Operating Partnership or any of their respective consolidated or unconsolidated subsidiaries. Such terms and conditions also may include other limitations on the payment of Incentive Awards including, by way of example and not of limitation, requirements that the Participant complete a specified period of employment or service with the Company or an Affiliate. The Administrator, at the time an Incentive Award is made, shall also specify when amounts shall be payable under the Incentive Award and whether amounts shall be payable in the event of the Participant’s death, disability, or retirement.

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10.03.    NONTRANSFERABILITY
Except as provided in Section 10.04, Incentive Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.
10.04.    TRANSFERABLE INCENTIVE AWARDS
Section 10.03 to the contrary notwithstanding, if provided in an Agreement, an Incentive Award may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or to a partnership in which such family members are the only partners, on such terms and conditions as may be permitted by Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an Incentive Award transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Incentive Award during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Incentive Award except by will or the laws of descent and distribution.
10.05.    EMPLOYMENT OR SERVICE
If the terms of an Incentive Award provide that a payment will be made thereunder only if the Participant completes a stated period of employment or service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.
10.06.    SHAREHOLDER RIGHTS
No Participant shall, as a result of receiving an Incentive Award, have any rights as a shareholder of the Company or any Affiliate on account of such award.
ARTICLE XI
LTIP AWARDS
11.01.    AWARD
In accordance with the provisions of Article IV, the Company (acting through the Committee) in the Company’s capacity as general partner of the Operating Partnership, will designate each individual to whom an LTIP Award is to be made and will specify the number of LTIP Units covered by such awards; provided, however, that the grant of an LTIP Award must satisfy the requirements of the partnership agreement of the Operating Partnership as in effect on the date of grant.
11.02.    TERMS AND CONDITIONS
The Committee (acting on behalf of the Company in its capacity as general partner of the Operating Partnership), at the time an LTIP Award is made, shall specify the terms and conditions which govern the award. The terms and conditions of an LTIP Award may prescribe that a Participant’s rights in the LTIP Award shall be forfeitable, nontransferable or otherwise restricted for a period of time or subject to such other conditions as may be determined by the Committee, in its discretion and set forth in the Agreement. LTIP Awards may be granted to Participants, either alone or in addition to other Awards granted under the Plan.

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11.03.    PAYMENT OR SETTLEMENT
Any shares of Common Stock that are issued on account of the eventual conversion of LTIP Units into shares of Common Stock in accordance with the terms of the partnership agreement of the Operating Partnership shall not reduce the maximum aggregate number of shares of Common Stock available for issuance under this Plan.
11.04.    EMPLOYEE STATUS
If the terms of any LTIP Award provides that it may be earned or exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.
11.05.    SHAREHOLDER RIGHTS
A Participant, as a result of receiving an LTIP Award, shall not have any rights as a shareholder until, and then only to the extent that, shares of Common Stock are issued on account of the eventual conversion of LTIP Units into Common Stock in accordance with the terms of the partnership agreement of the Operating Partnership.
ARTICLE XII
CHANGE IN CONTROL
12.01.    ASSUMPTION UPON CHANGE IN CONTROL
In the event of a Change in Control, the Committee, in its discretion and without the need for a Participant’s consent, may provide that an outstanding Award shall be assumed by, or a substitute award granted by, the surviving entity following the Change in Control transaction. Such assumed or substituted award shall be of the same type of award as the original Award being assumed or substituted. The assumed or substituted award shall have a value, as of the Control Change Date, that is substantially equal to the value of the original Award (or the difference between the Fair Market Value and the option price or Initial Value in the case of Options and SARs) as the Committee determines is equitably required and such other terms and conditions as may be prescribed by the Committee.
12.02.    VESTING UPON CHANGE IN CONTROL
Upon a Change in Control and as to any Award that is not assumed by, or a substitute award granted by, the surviving entity following the Change in Control transaction in accordance with Section 12.01, the Committee is authorized to cause (i) outstanding Options and SARs to become fully exercisable thereafter, (ii) outstanding Stock Awards and LTIP Awards to become transferable and nonforfeitable thereafter and (iii) outstanding Performance Shares and Incentive Awards to become earned and nonforfeitable in their entirety. The Committee, in its discretion and without the need for a Participant’s consent, may provide that an Option or SAR shall terminate on the Control Change Date to the extent that it was exercisable during the five day period preceding the Control Change Date but is not exercised on or before the Control Change Date.

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12.03.    CASH-OUT UPON CHANGE IN CONTROL
In the event of a Change in Control and as to any Award that is not assumed by, or a substitute award granted by, the surviving entity following the Change in Control transaction in accordance with Section 12.01, the Committee, in its discretion and without the need for a Participant’s consent, may provide that each Award shall be cancelled in exchange for a payment. The payment may be in cash, shares of Common Stock or other securities or consideration received by shareholders of the Company in the Change in Control transaction. The amount of the payment shall be an amount that is substantially equal to (i) the amount by which the price per share of Common Stock or other securities received by shareholders of the Company in the Change in Control transaction exceeds the option price or Initial Value in the case of an Option and SAR, or (ii) the price per share received by shareholders for each share of Common Stock or LTIP unit subject to a Stock Award. LTIP Award or Performance Share or (iii) the maximum amount payable under the terms of an Incentive Award. If the option price or Initial Value exceeds the price per share received by shareholders of the Company in the Change in Control transaction, the Option or SAR may be cancelled under this Section 12.03 without any payment to the Participant.
12.04.    LIMITATION ON BENEFITS
The benefits that a Participant may be entitled to receive under this Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Plan, are referred to as “Payments”), may constitute Parachute Payments that are subject to Code Sections 280G and 4999. As provided in this Section 12.04, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount than a Participant would receive absent a reduction.
The Accounting Firm will first determine the amount of any Parachute Payments that are payable to a Participant. The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.
The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Code Section 4999 (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.
The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount. If the Participant will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any noncash benefits under this Plan or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Participant) and then by reducing the amount of any cash benefits under this Plan or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Participant). The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.
As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 12.04, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Section 12.04, (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Section 12.04, (“Underpayments”). If the Accounting Firm determines, based on

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either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, that Overpayment will be treated for all purposes as a loan ab initio that the Participant must repay to the Company together with interest at the applicable Federal rate under Code Section 7872; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.
For purposes of this Section 12.04, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Control Change Date. For purposes of this Section 12.04, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 12.04, the term “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.
ARTICLE XIII
ADJUSTMENT UPON CHANGE IN COMMON STOCK
The maximum aggregate number of shares of Common Stock and LTIP Awards that may be issued under the Plan, the terms of outstanding Awards and the individual Participant limit on the number of LTIP Awards and the number of shares of Common Stock for which Awards may be granted shall be adjusted as the Board shall determine to be equitably required in the event that: (i) the Company (a) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (b) engages in a transaction to which Section 424 of the Code applies; or (ii) there occurs any other event which, in the judgment of the Board necessitates such action. Any determination made under this Article XIII by the Board shall be final and conclusive.
The issuance by the Company of stock of any class, or securities convertible into stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of stock or obligations of the Company convertible into such stock or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares and LTIP Awards that may be issued under the Plan; the per Participant limit on the number of LTIP Awards and shares for which Awards may be granted; or the terms of outstanding Awards.
The Committee may make Awards in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company, the Operating Partnership or an Affiliate in connection with a transaction described in the first paragraph of this Article XIII. Notwithstanding any provision of the Plan (other than

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the limitation of Section 5.02), the terms of such substituted Awards shall be as the Committee, in its discretion, determines is appropriate.
ARTICLE XIV
COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES
No Option or SAR shall be exercisable, no shares of Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any stock certificate issued to evidence shares of Common Stock when a Stock Award is granted, a Performance Share is settled or for which an Option or SAR is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Stock Award, LTIP Award or Performance Share shall be granted, no shares of Common Stock shall be issued, no certificate for shares of Common Stock shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.
ARTICLE XV
GENERAL PROVISIONS
15.01.    EFFECT ON EMPLOYMENT AND SERVICE
Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof), shall confer upon any individual or entity any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any individual or entity at any time with or without assigning a reason therefor.
15.02.    UNFUNDED PLAN
This Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.
15.03.    RULES OF CONSTRUCTION
Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

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ARTICLE XVI
AMENDMENT
The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if the amendment (i) materially increases the aggregate number of shares of Common Stock that may be issued under the Plan (other than an adjustment pursuant to Article XIII), (ii) materially modifies the requirements as to eligibility for participation in the Plan, (iii) provides for the repricing of Options or SARs, including by effecting an exchange of outstanding Options or SARs for new awards when the exercise price or Initial Value, respectively, exceeds the Fair Market Value thereof or (iv) materially increases the benefits accruing to Participants under the Plan. In addition, an amendment of the Plan will be contingent on approval of the Company’s shareholders if such approval is required by law or the rules of any exchange on which the Common Stock is listed. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Award outstanding at the time such amendment is made.
ARTICLE XVII
DURATION OF PLAN
No Award may be granted under this Plan and no LTIP Award may be settled pursuant to this Plan, as amended, after April 16, 2029. Awards granted before that date shall remain valid in accordance with their terms.
ARTICLE XVIII
EFFECTIVE DATE OF PLAN
This Plan shall be effective when it is approved by the Company’s shareholders.

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